Filed Pursuant to Rule 424(b)(3) Registration No. 333-267936

PROSPECTUS

RUMBLE INC.

8,050,000 Shares of Class A Common Stock Underlying Warrants
333,568,989 Shares of Class A Common Stock by the Selling Holders
550,000 Warrants to Purchase Class A Common Stock by the Selling Holders

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This prospectus relates to (a) the issuance by us of up to 8,050,000 shares of our common stock, par value $0.0001 per share (“Class A Common Stock”), upon the exercise of warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (“Warrants”) and (b) the resale from time to time by the selling securityholders named in this prospectus (each a “Selling Holder” and collectively, the “Selling Holders”) of (i) up to 333,568,989 shares of Class A Common Stock, consisting of 333,018,989 shares of Class A Common Stock and 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants and (ii) 550,000 Warrants. With respect to the 333,568,989 shares of Class A Common Stock held by the Selling Holders, we are registering the resale of (i) 8,300,000 shares of Class A Common Stock that were issued on a private placement basis at a price of $10.00 per share in the PIPE Investment in connection with our Business Combination pursuant to customary registration rights that we granted to our PIPE Investors, (ii) 227,891,189 shares of Class A Common Stock that were previously issued and registered on Form S-4 in connection with our Business Combination (as well as the resale of 86,752,800 shares underlying options to be registered on Form S-8) pursuant to the Registration Rights Agreement (as further described herein), which provides for, among other things, customary resale underwritten demand and related “piggyback rights” for certain Selling Holders and which shares of Class A Common Stock (including those shares of Class A Common Stock underlying options) were received by existing shareholders of Rumble Canada (as defined below) in exchange for their securities in Rumble Canada as part of the consummation of the Business Combination, (iii) 10,075,000 shares of Class A Common Stock held by the Sponsor and its related parties pursuant to the Registration Rights Agreement and/or certain registration rights granted in connection with CF VI’s initial public offering, which are comprised of (A) 1,875,000 shares of Class A Common Stock issued to the Sponsor pursuant to the Forward Purchase Contract at an effective price of $8.00 per share, (B) 7,500,000 shares of Class A Common Stock issued to the Sponsor and former independent directors of CF VI in exchange for the 7,500,000 shares of Class B Common Stock issued to them in connection with the formation of CF VI at a price of $0.003 per share, and (C) 700,000 shares of Class A Common Stock issued to the Sponsor in connection with a private placement at a price of $10.00 per share, and (iv) 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants at an exercise price of $11.50 per Warrant.

As described above, the Selling Holders acquired the shares of Class A Common Stock covered by this prospectus at prices ranging from $0.003 per share to $10.00 per share of Class A Common Stock. By comparison, the offering price to public shareholders in the CF VI initial public offering was $10.00 per unit, which consisted of one share and one-fourth of one Warrant. Consequently, certain Selling Holders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price per share of Class A Common Stock is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. For example, a Selling Holder who sells 1,000,000 shares of Class A Common Stock (which it originally acquired as “founder shares” for $0.003 per share) at a price per share of $8.99 (the closing price of the Class A Common Stock on April 12, 2023) will earn a realized profit of $8,987,000.00, while a public stockholder who sells the same number of shares of Class A Common Stock (which it originally acquired for $10.00 per share in the initial public offering) will realize a loss of $1,010,000.00.

Certain Selling Holders, including Rumble Chairman and CEO Christopher Pavlovski and other company insiders, are subject to contractual lock-up restrictions that prohibit them from selling stock at this time. The shares of Class A Common Stock held by the Sponsor (other than the 1,500,000 shares of Class A Common Stock constituting the Forward Purchase Shares and the 1,159,000 shares of Class A Common Stock that were acquired by the Sponsor in the PIPE Investment) are also subject to contractual lock-up restrictions. See the section entitled “Plan of Distribution.” However, because the current market price of our Class A Common Stock, which was $8.99 per share at the closing on April 12, 2023, is higher than certain of the prices the Selling Holders paid for their shares of Class A Common Stock (ranging from $0.003 per share to $10.00 per share), there is more likelihood that Selling Holders holding shares of Class A Common Stock that were acquired below the current market price will sell their shares of Class A Common Stock after the registration statement that includes this prospectus is declared effective (subject, in the case of certain Selling Holders, to compliance with the contractual lock-up restrictions referred to above). Such sales, or the prospect of such sales, may have a material negative impact on the market price of our Class A Common Stock. After the effectiveness of the registration statement that includes this prospectus, (i) 25,447,437 shares of Class A Common Stock registered on the registration statement that includes this prospectus and that were purchased by Selling Holders will be able to be sold immediately pursuant to such registration statement without any contractual lock-up restrictions and (ii) an additional 315,621,552 shares of Class A Common Stock registered on the registration statement that includes this prospectus and that were purchased by Selling Holders will be able to be sold pursuant to such registration statement once the contractual lock-up restrictions that apply to such Selling Holders expire. It should be noted that the share numbers in the immediately preceding sentence are given on a fully diluted basis (inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA).

This prospectus provides you with a general description of such securities and the general manner in which the Selling Holders may offer or sell the securities. More specific terms of any securities that the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

On September 16, 2022, we consummated the business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of December 1, 2021 (as amended, the “BCA”), by and between CF Acquisition Corp. VI, a Delaware corporation (“CF VI”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Rumble Canada”). In connection with the consummation of the Business Combination, CF VI changed its name from CF Acquisition Corp. VI to Rumble Inc. and Rumble Canada changed its name from Rumble Inc. to Rumble Canada Inc.

We will bear all costs, expenses and fees in connection with the registration of the securities offered pursuant to this prospectus and will not receive any proceeds from the sale of the securities offered pursuant to this prospectus. The Selling Holders will bear all commissions and discounts, if any, attributable to their sales of the securities offered pursuant to this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively. On April 12, 2023, the closing sale prices of our Class A Common Stock and Warrants were $8.99 and $2.02, respectively. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Class A Common Stock and Warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale of the securities offered pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants offered hereby (to the extent such Warrants are exercised for cash).

Neither we nor the Selling Holders (as defined below) have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or an additional post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On September 16, 2022, we consummated the business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of December 1, 2021 (as amended, the “BCA”), by and between CF Acquisition Corp. VI, a Delaware corporation (“CF VI”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Rumble Canada”). In connection with the consummation of the Business Combination, CF VI changed its name from CF Acquisition Corp. VI to Rumble Inc. and Rumble Canada changed its name from Rumble Inc. to Rumble Canada Inc. In connection with the Business Combination, we filed a definitive proxy statement/prospectus with the SEC on August 12, 2022 (the “Proxy Statement/Prospectus”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Proxy Statement/Prospectus.

Unless the section herein specifies otherwise, references to the “Company,” “we,” “us” or “our” are to, (a) prior to the closing of the Business Combination, either (i) CF VI or (ii) Rumble Canada, as the context may require, and (b) following the closing of the Business Combination, Rumble Inc., a Delaware corporation. Unless the section herein specifies otherwise, references to “Rumble” are to (x) prior to the closing of the Business Combination, Rumble Canada and (y) following the closing of the Business Combination, Rumble Inc., a Delaware corporation. References to “ExchangeCo” are to 1000045728 Ontario Inc., a corporation formed under the laws of the Province of Ontario, Canada, and an indirect, wholly owned subsidiary of Rumble, and references to “ExchangeCo Shares” are to the exchangeable shares of ExchangeCo.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot provide assurance that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Investors should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projects of future results of operations or financial condition; or

•        state other “forward-looking” information.

We believe it is important to communicate our expectations to our securityholders. However, there may be events in the future that management is not able to predict accurately or over which we have no control. The risk factors and cautionary language contained in this prospectus provide examples of risks, uncertainties, and events that may cause actual results to differ materially from the expectations described in such forward-looking statements, including among other things:

•        our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, our ability to grow and manage growth profitably, maintain relationships with customers, compete within our industry and retain key employees;

•        the possibility that we may be adversely impacted by economic, business, and/or competitive factors;

•        our limited operating history makes it difficult to evaluate our business and prospects;

•        our inability to effectively manage future growth and achieve operational efficiencies;

•        our recent and rapid growth may not be indicative of future performance;

•        we may not continue to grow or maintain our active user base, and may not be able to achieve or maintain profitability;

•        spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators;

•        we collect, store, and process large amounts of user video content and personal information of our users and subscribers. If our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, our business and operating results could be harmed, and we could face governmental investigations and legal claims from users and subscribers;

•        we may fail to comply with applicable privacy laws;

•        we are subject to cybersecurity risks and interruptions or failures in our information technology systems and as we grow and gains recognition, we likely need to expend additional resources to enhance our protection from such risks. Notwithstanding our efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss;

•        we may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations;

•        we may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230 of the Communications Decency Act of 1996 (“Section 230”);

•        we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law;

•        our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that we do not control;

•        our business depends on continued and unimpeded access to our content and services on the internet. If we or those who engage with our content experience disruptions in internet service, or if internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers;

•        we face significant market competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed;

•        changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue;

•        we depend on third-party vendors, including Internet service providers, advertising networks, and data centers, to provide core services;

•        hosting and delivery costs may increase unexpectedly;

•        we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements often involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are typically based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations and liquidity;

•        we may be unable to develop or maintain effective internal controls;

•        potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions;

•        we may fail to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•        we may be adversely impacted by other economic, business, and/or competitive factors;

•        changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new tax legislation, or exposure to additional tax liabilities may adversely impact our financial results;

•        compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada, or industry practices may adversely affect our business;

•        compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada, or industry practices may adversely affect our business; and

•        other risks and uncertainties indicated in this prospectus, including those under “Risk Factors” herein, and other filings that we have made or will make with the SEC.

Forward-looking statements are based on information available as of the date of this prospectus and involve a number of judgments and assumptions, known and unknown risks and uncertainties and other factors, many of which are outside the control of Rumble and its management team. Accordingly, forward-looking statements should not be relied upon as representing Rumble’s views as of any subsequent date. Rumble does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

Before you invest in our securities, you should be aware that the occurrence of one or more of the events described in the “Risk Factors” section and elsewhere in this prospectus may adversely affect us.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the heading “Risk Factors.”

Company Overview

Unless the section herein specifies otherwise, references to the “Company,” “we,” “us” or “our” are to, (a) prior to the closing of the Business Combination, either (i) CF VI or (ii) Rumble Canada, as the context may require, and (b) following the closing of the Business Combination, Rumble Inc., a Delaware corporation. Unless the section herein specifies otherwise, references to “Rumble” are to (x) prior to the closing of the Business Combination, Rumble Canada and (y) following the closing of the Business Combination, Rumble Inc., a Delaware corporation.

Our Story

Rumble was founded in 2013, back when the concept of ‘preferencing’ on the internet was simple — it was big vs. small. At that time, it was clear that big tech social video platforms were beginning to preference large creators, influencers, and brands, while leaving the small creator behind and thus, creating a market opportunity. At that time, Rumble was founded based on the premise of providing small creators with the tools and distribution that they needed to succeed.

Fast forward to 2020, when a new, and much more nuanced world of ‘preferencing’ was evolving online, which included sophisticated algorithms used by the big tech incumbents for amplification and censorship. In contrast, Rumble never took the approach of black box algorithms to drive profit and, most importantly, we never moved the goal posts on content policies. This consistency and transparency, along with tailwinds from the 2020 U.S. election season, led to dramatic growth in our user base from 1.2 million monthly active users (“MAUs”) in Q2 2020 to 21 million MAUs in Q4 2020.

Soon after this, the preferencing and censorship enforced by big tech social platforms continued to expand into many other areas of content, including but not limited to the crypto-finance community and pop culture. As a result, more creators and their audiences found a new home on Rumble. These have included top creators, such as Dan Bongino, Russell Brand, Kim Iversen, Steve Will Do It, Dave Rubin, Kimberly Guilfoyle, Glenn Greenwald, Matt Kohrs, and Dana White, just to name a few. As a result, our user base has grown from 21 million MAUs in Q4 2020 to 80 million MAUs in Q4 2022, almost quadrupling in two years.

During this period of accelerated growth, Rumble announced a business combination with CF VI, a special purpose acquisition company, on December 1, 2021. The Business Combination was successfully completed on September 16, 2022, and our Class A Common Stock began trading on Nasdaq under the symbol RUM. The Business Combination and related PIPE investment provided Rumble with gross proceeds of approximately $400 million, prior to transaction expenses. This capital infusion helps Rumble compete with its big tech competitors. Ultimately, 99.9% of CF VI shareholders elected not to redeem their shares, which we believe was a strong expression of support for Rumble’s mission, its growth story to date and its future potential.

For further discussion of our key performance indicators, including definitions and explanations of the ways that management uses these metrics in managing the performance of the business, please refer to the section titled “Key Business Metrics” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Growth Strategy

We are focused on the following areas in an effort to drive our growth:

Content Acquisition

Our user base and user engagement growth are directly driven by the content available on our platform. We have on-boarded several top content creators onto our platform over the last year which has enabled our significant consumption growth. Our goal is to attract even more top creators to our platform, further accelerating our platform’s growth, and we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform. These incentives have included and may continue to include equity grants or cash payments, including arrangements under which we may agree to pay fixed compensation to content creators (in certain cases, for multiple years) irrespective of whether the actual revenue or user growth generated by the content creator on our platform meets our original modeled financial projections for that creator.

Video Product Development

Our vision is to offer the best monetization toolkit for creators on the internet. To fulfill this vision, we plan to develop a seamless integration across Rumble, Locals Technology Inc. (“Locals”) and RAC. In doing so, we strive to unlock full monetization potential across programmatic advertising, host-read ads / sponsorships, tipping, subscription and pay-per-view. We anticipate that realization of this vision will greatly accelerate creator onboarding to the platform, providing incremental value to users and advertisers, and ultimately drive platform consumption and revenue. While we continue to develop new functionality on each component of the platform, we focus on integration that will drive value to users, creators, and advertisers.

Cloud Product Development

While our Cloud infrastructure services offerings are still in early stages of development, our tentative roadmap includes: video player (player and encoding), networking, storage, and cloud services (secure, sizable compute capacity). We expect Rumble Cloud to enter the beta stage in 2023, during which we will continue to refine our go to market approach and product in preparation for an expected commercial release in 2024.

International Expansion

Historically, we have focused on growing our U.S. and Canadian user base; any historic consumption from international countries has been purely opportunistic. We anticipate boosting our international expansion once the video product and associated integrations are ready for scale across multiple languages and markets. We believe that there is a significant opportunity for a global expansion of our content, user base and revenue.

Marketing and Advertising

Users and Creators

With the significant organic growth that we experienced to date, most of our marketing efforts have been focused on amplifying earned media and accelerating the word-of-mouth momentum through creator advocacy. As a result, we have been able to build our user base and brand with relatively minimal marketing costs. In the future, we will look to build our brand across multiple audiences, driving user growth and video consumption through (1) content creator partnerships and advocacy, including by offering incentives, including economic incentives, to content creators to join our platform, (2) continued earned media strategies, and (3) increased marketing spend, primarily through digital paid media channels. Like many other major social media companies, we rely on paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activity that results from such advertising is genuine.

Advertisers

We currently use several third-party advertisement networks and exchanges to fill our advertisement inventory. By developing our own network, we will be in position to drive our value proposition and expand our advertiser base. In January 2022, we announced the deployment of an alpha version of RAC, our own advertising marketplace. Several advertisers have begun using the new system, and eventually, we plan for all ads on the Rumble platform to be served through this marketplace. We further expect to drive significant and differentiated value to advertisers through the development of this independent advertising marketplace.

Human Capital

We believe that our employees are our most significant resource. As of December 31, 2022, we had 70 full-time employees, of whom 24 were based in Canada and 46 were based in the United States. None of our employees are covered by collective bargaining agreements. We believe we have good relationships with our employees. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing, and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain, and motivate key employees and directors through the granting of stock-based compensation awards.

Competition

We compete primarily with companies (many of which are much larger and more well capitalized than us) that also provide video and streaming platforms to content creators, including YouTube, Roku, TikTok, Snapchat and Facebook. We compete with these companies to attract, engage and retain users and subscribers.

Government Regulation

We are subject to domestic and foreign laws that affect companies conducting business on the Internet generally, including laws relating to the liability of providers of online services for their operations and the activities of their users.

Because we host user-uploaded content, we may be subject to laws concerning such content. In the U.S., we rely, to a significant degree, on laws that limit the liability of online providers for user-uploaded content, including the Digital Millennium Copyright Act of 1998 (DMCA) and Section 230. Countries outside the U.S. generally do not provide as robust protections for online providers and may instead regulate such entities to a higher degree. For example, in certain countries, online providers may be liable for hosting certain types of content or may be required to remove such content within a short period of time upon notice. We or our customers may also be subject to laws that regulate streaming services or online platforms, such as the EU’s Audiovisual Media Services Directive or EU Regulation 2019/1150, which regulates platform-to-business relations.

Because we receive, store and use a substantial amount of information received from or generated by our users, we are also impacted by laws and regulations governing privacy and data security in the U.S. and worldwide. Examples of such regimes include Section 5 of the Federal Trade Commission Act, the EU’s General Data Protection Regulation (GDPR), and the California Consumer Privacy Act (CCPA). These laws generally regulate the collection, storage, transfer and use of personal information.

Because our platform facilitates online payments, including subscription fees and tipping, we are subject to a variety of laws governing online transactions, payment card transactions and the automatic renewal of online agreements. In the U.S., these matters are regulated by, among other things, the federal Restore Online Shoppers Confidence Act (ROSCA) and various state laws.

As a U.S.-based company with Canadian operations, we are subject to a variety of foreign laws governing our foreign operations, as well as Canadian and U.S. laws that restrict trade and certain practices.

Product Development

With relatively limited access to capital for most of the company’s history, our product and engineering teams have worked in an environment based on efficiency and speed with a stringent focus on end-user value. With new access to capital upon consummation of the Business Combination and the ability to scale, it will be critical to maintain this culture as we look to bring new innovations to our users and creators.

Infrastructure

Guided by our overarching philosophy to technology, our business plan contemplates spending considerable resources and investment on the underlying infrastructure that supports our products, such as building out and networking multiple points of presence (PoPs) and optimizing at a scale of billions of minutes of video consumption on our platform every month to millions of users, which requires significant investments in IT equipment, servers, bandwidth and data centers and data hosting/storage. Rumble has made initial investments in 2022 and, as our business continues to grow and scale, we expect such investments to grow proportionately over time.

Intellectual Property

Our intellectual property includes trademarks, such as RUMBLE in the United States and Canada, pending international trademarks for RUMBLE, and a pending U.S. trademark application for LOCALS; the domain names rumble.com and locals.com; copyrights in our source code, website, apps and creative assets; and trade secrets. In addition, our platforms are powered by a proprietary technology platform. We rely on, and expect to continue to rely on, a combination of work for hire, assignment, and confidentiality agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, and trade secret laws to protect our brands, proprietary technology, and other intellectual property rights. We intend to continue to file additional applications with respect to our intellectual property rights.

Acquisitions

In October 2021, we bolstered our value proposition for content creators by acquiring Locals, a solution for (1) creators looking to monetize their content through subscription, and (2) for users to gain access to premium content from their favorite content creators. The acquisition was designed to accelerate our subscription revenue model and brought approximately 86,000 subscribers to our platform. Prior to our acquisition of Locals, we did not offer a consumer-facing subscription service.

Facilities

We are headquartered in Longboat Key, Florida, and maintain offices in both the United States and Canada. A number of our U.S. employees work remotely. All of our facilities are leased. We believe that our current facilities are adequate to meet our current needs. We intend to procure additional space in the future as we continue to add employees and expand geographically. We also believe that, if we require additional space, we will be able to lease additional facilities on commercially reasonable terms.

Significant Events and Transactions

As previously announced, on December 1, 2021, CF VI, and Rumble Canada entered into the Business Combination. On September 16, 2022, CF VI and Rumble Canada consummated the business combination contemplated by the BCA. In connection with the consummation of the Business Combination, CF VI changed its name from CF Acquisition Corp. VI to Rumble Inc. and Rumble Canada changed its name from Rumble Inc. to Rumble Canada Inc.

Corporate Information

Rumble Inc. is a Delaware corporation. Our principal executive offices are located at 444 Gulf of Mexico Drive, Longboat Key, Florida, 34228, and our telephone number is (941) 210-0196. Our principal website address is https://rumble.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•        presenting only two years of audited financial statements and only two years of selected financial data;

•        an exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002(the “Sarbanes-Oxley Act”);

•        reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements, and registration statements; and

•        exemptions from the requirements of holding nonbinding advisory votes on executive compensation or golden parachute arrangements.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and therefore, we will not be subject to the same new or revised accounting standards at the same time as other public companies that are not emerging growth companies or those that have opted out of using such extended transition period, which may make comparison of our financial statements with such other public companies more difficult. We may take advantage of these reporting exemptions until we no longer qualify as an emerging growth company or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of the CF VI initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced reporting burdens.

Controlled Company Exemption

Chris Pavlovski, our CEO and Chairman, owns 85% of our outstanding voting power for the election of directors. As a result, we are a “controlled company” within the meaning of applicable Nasdaq rules and, consequently, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements. Please see the section entitled “Management — Controlled Company”.

Risk Factor Summary

The following summarizes risks and uncertainties that could adversely affect our business, cash flows, financial condition and results of operations. You should read this summary together with the detailed description of each risk factor contained in the “Risk Factors” section of this prospectus. Such risks and uncertainties include, but are not limited to:

•        weakened global economic conditions, including the effects of heightened inflation, may affect our business and operating results;

•        our limited operating history makes it difficult to evaluate our business and prospects;

•        we may not continue to grow or maintain our active user base, and may not be able to achieve or maintain profitability;

•        we may fail to maintain adequate operational and financial resources;

•        we may be unsuccessful in attracting new users to our mobile and connected TV offerings;

•        our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that we do not control;

•        our business depends on continued and unimpeded access to our content and services on the internet. If we or those who engage with our content experience disruptions in internet service, or if internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers;

•        we face significant market competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed;

•        changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue;

•        we derive a material portion of our revenue from advertising and its relationships with a small number of key advertising networks and advertisers, the loss of which could materially harm our results of operations;

•        we depend on third-party vendors, including internet service providers, advertising networks, and data centers, to provide core services;

•        new technologies have been developed that are able to block certain online advertisements or impair our ability to serve advertising, which could harm our operating results;

•        if our users do not continue to contribute content or their contributions are not perceived as valuable to other users, we may experience a decline in user growth, retention, and engagement on Rumble, Locals or RAC, which could result in the loss of advertisers and revenue;

•        we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements often involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are typically based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations and liquidity;

•        we are subject to cybersecurity risks and interruptions or failures in our information technology systems and as we grow and gain recognition, we will likely need to expend additional resources to enhance our protection from such risks. Notwithstanding our efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss;

•        spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators;

•        our management team has limited experience managing a public company;

•        we collect, store, and process large amounts of user video content and personal information of our users and subscribers. If our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, our business and operating results could be harmed, and we could face legal claims from users and subscribers;

•        we may fail to comply with applicable privacy laws;

•        we may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations;

•        we may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230;

•        the incentives that we offer to certain content creators may lead to liability based on the actions of those creators;

•        changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities may adversely impact our financial results;

•        compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada, or industry practices may adversely affect our business;

•        we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law;

•        our Chief Executive Officer (“CEO”) will have control over key decision making as a result of his control of a majority of the voting power of our outstanding capital stock;

•        our CEO may be incentivized to focus on the short-term share price as a result of his interest in shares placed in escrow and subject to forfeiture pursuant to the terms of the Business Combination Agreement;

•        we have incurred and will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations; and

•        substantial future sales of our Class A Common Stock by the selling holders named in this prospectus, including by holders subject to lock-up agreements after the expiration of those agreements, could cause the market price of our Class A Common Stock to decline.

THE OFFERING

Issuer	Rumble Inc.
Shares of Class A Common Stock offered by us	8,050,000 shares of Class A Common Stock that are issuable upon the exercise of 8,050,000 Warrants by the holders thereof.
Shares of Class A Common Stock offered by the Selling Holders

Up to 333,568,989 shares of Class A Common Stock, consisting of 333,018,989 shares of Class A Common Stock and 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants. The 333,568,989 shares which are being offered for resale pursuant to this prospectus include 86,752,800 shares underlying options.

Warrants offered by the Selling Holders	550,000 Warrants.
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Shares of Class A Common Stock Outstanding

280,229,977 shares of Class A Common Stock were issued and outstanding (inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA) as of September 16, 2022. For purposes of the foregoing calculation, the issued and outstanding Class A Common Stock also includes 1,100,000 shares of Class A Common Stock issuable upon vesting of restricted stock units granted to Christopher Pavlovski, the Chief Executive Officer of Rumble.

Use of Proceeds

We will not receive any proceeds from the sale of the securities offered pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants offered hereby (to the extent such Warrants are exercised for cash). We intend to use any such proceeds for general corporate purposes, although we believe we can fund our operations with cash on hand.

Liquidity

This offering involves the potential sale of up to 341,068,989 shares of our Class A Common Stock, which represents approximately 90.9% of our total outstanding shares of Class A Common Stock on a fully diluted basis (inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Holders will be permitted (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Holders, as described under “Plan of Distribution”) to sell the shares registered hereby. The resale, or anticipated or potential resale, of a substantial number of shares of our Class A Common Stock may have a material negative impact on the market price of our Class A Common Stock and could make it more difficult for our shareholders to sell their shares of Class A Common Stock at such times and at such prices as they deem desirable.

Market for our Securities

Our Class A Common Stock and Warrants are currently traded on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively. On April 12, 2023, the closing prices of our Class A Common Stock and Warrants were $8.99 per share and $2.02 per Warrant, respectively.

Risk Factors	Investing in our Class A Common Stock and Warrants involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” beginning on page 10 of this prospectus.

RISK FACTORS

An investment in the securities offered pursuant to this prospectus involves a high degree of risk. You should carefully consider the following risk factors, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” together with all of the other information included in this prospectus or any accompanying prospectus supplement, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect our ability to realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, cash flows, financial condition and results of operations. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, cash flows, financial condition and results of operations. The following discussion should be read in conjunction with our condensed consolidated financial statements and our notes to the consolidated financial statements, which are included elsewhere in this prospectus.

Risks Relating to Our Business

Weakened global economic conditions, including the effects of heightened inflation, may affect our business and operating results.

Our overall performance depends in part on worldwide economic conditions. Global financial developments and downturns seemingly unrelated to us or our industry may negatively affect us. The U.S. and other key international economies have been affected from time to time by falling demand for a variety of goods and services, restricted credit, reduced liquidity, reduced corporate profitability, weak economic growth, volatility in credit, equity and foreign exchange markets, bankruptcies, inflation and overall uncertainty with respect to the economy. Weak economic conditions or the perception thereof, or significant uncertainty regarding the stability of financial markets related to stock market volatility, inflation, recession, changes in governmental fiscal, monetary and tax policies, among others, could adversely impact our business and operating results.

More recently, inflation rates in the U.S. have been higher than in previous years, which may result in reduced consumer confidence and discretionary spending, decreased demand by advertisers for our products and services, increases in our labor and other operating costs, constrained credit and liquidity, reduced government spending and volatility in financial markets. The Federal Reserve has raised, and may again raise, interest rates in response to concerns over inflation risk. Increases in interest rates on credit and debt that would increase the cost of any borrowing that we may make from time to time and could impact our ability to access the capital markets. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks. In an inflationary environment, we may be unable to increase our revenues at or above the rate at which our costs increase, which could negatively impact our operating margins and could have a material adverse effect on our business and operating results. In such an environment, in which we also face significant competition from larger and well-capitalized competitors, we may experience rising costs to secure the services of top content creators. We also may experience lower than expected advertising sales and potential adverse impacts on our competitive position if there is a decrease in consumer spending.

Our limited operating history makes it difficult to evaluate our business and prospects.

We have a limited operating history, which makes it difficult to evaluate our businesses and prospects or forecast our future results. We are subject to the same risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•        our ability to maintain and grow traffic, content uploads, and engagement;

•        changes made to social media and other platforms, or changes in the patterns of use of those channels by users;

•        our ability to attract and retain advertisers in a particular period;

•        the number of ads shown to our traffic;

•        the pricing of our advertising products;

•        the diversification and growth of revenue sources beyond current advertising products;

•        the development and introduction of new content, products, or services by us or our competitors;

•        increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        our reliance on key vendor relationships, including our relationship with Cosmic Inc. and Kosmik Development Skopje doo (“Cosmic”) to provide content moderation and software development services, and dependence on a small number of customer relationships;

•        legislation in Canada, the European Union, or other jurisdictions that forces us to change our content moderation policies and practices or make our platforms unavailable in those jurisdictions;

•        our ability to maintain gross margins and operating margins; and

•        system failures or breaches of security or privacy.

We may not continue to grow or maintain our active user base, may not be able to achieve or maintain profitability and may not be able to scale our systems, technology, or infrastructure effectively or grow our business at the same or similar rate as other comparable companies.

While our key performance metrics, including MAUs and minutes watched per month, have grown in recent periods, this growth rate may not be sustainable and should not be considered indicative of future levels of active viewers and future performance. In addition, Rumble may not realize sufficient revenue to achieve or, if achieved, maintain profitability. As we grow our business, our revenue growth rates may slow or reverse in future periods due to several reasons, which may include slowing demand for our service, increasing competition, a decrease in the growth of our overall market, an inability to scale our systems, technology or infrastructure effectively, and the failure to capitalize on growth opportunities or the maturation of our business. We may incur losses in the future for several reasons, including insufficient growth in the level of engagement, a failure to retain its existing level of engagement, increasing competition, the failure to continue to attract content creators with large followings, the payment of fixed payment obligations to content creators who join our platform that turn out to be unprofitable over the term of the applicable contract as a result of actual performance that does not meet our original modeled financial projections for that creator, as well as other risks described in these “Risk Factors,” and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown factors. We expect to continue to make investments in the development and expansion of our business, which may not result in increased or sufficient revenue or growth, including relative to other comparable companies, as a result of which we may not be able to achieve or maintain profitability.

If we fail to maintain adequate operational and financial resources, particularly if we continue to grow rapidly, we may be unable to execute our business plan or maintain high levels of service and customer satisfaction.

We have experienced, and expect to continue to experience, rapid growth, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. Our organizational structure is becoming more complex as we scale our operational, financial, and management controls, as well as our reporting systems and procedures, and expand internationally. As we continue to grow, we face challenges of integrating, developing, training, and motivating a rapidly growing employee base in our various offices in multiple jurisdictions and navigating a complex multinational regulatory landscape. If we fail to manage our anticipated growth and change in a manner that preserves the functionality of our platforms and solutions, the quality of our products and services may suffer, which could negatively affect our brand and reputation and harm our ability to attract customers.

To manage growth in our operations and personnel, we will need to continue to grow and improve our operational, financial, and management controls and our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. Our expansion has placed, and our expected future growth will continue to place, a significant drain on our management, customer experience, research and development, sales and marketing, administrative, financial, and other resources.

We anticipate that significant additional investments will be required to scale our operations and increase productivity, to address the needs of our customers, to further develop and enhance our products and services, to expand into new geographic areas and to scale with our overall growth. If additional investments are required due to significant growth, this will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term.

Users are increasingly using mobile devices and connected TV apps to access content within digital media and adjacent businesses, and if we are unsuccessful in attracting new users to our mobile and connected TV offerings and expanding the capabilities of our content and other offerings with respect to our mobile and connected TV platforms, our business could be adversely affected.

Our future success depends in part on the continued growth in the use of our mobile apps and platforms by our users. The use of mobile technology may not continue to grow at historical rates, users may not continue to use mobile technology to access digital media and adjacent businesses, and monetization rates for content on mobile devices and connected TV apps may be lower than monetization rates on traditional desktop platforms. Further, mobile devices may not be accepted as a viable long-term platform for several reasons, including actual or perceived lack of security of information and possible disruptions of service or connectivity. In addition, traffic on our mobile platforms may not continue to grow if we do not continue to innovate and introduce enhanced products on such platforms, or if users believe that our competitors offer superior mobile products. The growth of traffic on our mobile products may also slow or decline if our mobile applications are no longer compatible with operating systems such as iOS, Android, Windows or the devices they support. If use of our mobile platforms does not continue to grow, our business and operating results could be harmed.

Our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that we do not control.

We make our content available across a variety of operating systems and through websites. We are dependent on the compatibility of our content with popular devices, streaming tools, desktop and mobile operating systems, connected TV systems, web browsers that we do not control, such as Mac OS, Windows, Android, iOS, Chrome and Firefox, and mobile application stores, such as Apple’s App Store and the Google Play Store. Any changes in such systems, devices or web browsers that degrade the functionality of our content or give preferential treatment to competitive content could adversely affect usage of our content.

A significant portion of our traffic accesses our content and services through mobile devices and, as a result, our ability to grow traffic, engagement and advertising revenue is increasingly dependent on our ability to generate revenue from content viewed and engaged with on mobile devices. A key element of our strategy is focusing on mobile apps and connected TV apps, and we expect to continue to devote significant resources to the creation and support of developing new and innovative mobile and connected TV products, services and apps. We are dependent on the interoperability of our content and our apps with popular mobile operating systems, streaming tools, networks and standards that we do not control, such as the Android and iOS operating systems. We also depend on the availability of the Rumble app on mobile app stores, such as Apple’s App Store and the Google Play Store, and if our access to such stores is limited or terminated, regardless of the legitimacy of the stated reasons, our ability to reach users through our mobile app will be negatively impacted. We may not be successful in maintaining or developing relationships with key participants in the mobile and connected TV industries or in developing content that operates effectively with these technologies, systems, tools, networks, or standards. Any changes in such systems, or changes in our relationships with mobile operating system partners, handset and connected TV manufacturers, or mobile carriers, or in their terms of service or policies that reduce or eliminate our ability to distribute and monetize our content, impair access to our content by blocking access through mobile devices, make it hard to readily discover, install, update or access our content and apps on mobile devices and connected TVs, limit the effectiveness of advertisements, give preferential treatment to competitive, or their own, content or apps, limit our ability to measure the effectiveness of branded content, or charge fees related to the distribution of our content or apps could adversely affect the consumption and monetization of our content on mobile devices. Additionally, if the number of platforms for which we develop our product expands, it will result in an increase in our operating expenses. In the event that it is more difficult to access our content or use our apps and services, particularly on mobile devices and connected

TVs, or if our users choose not to access our content or use our apps on their mobile devices and connected TVs or choose to use mobile products or connected TVs that do not offer access to our content or our apps, or if the preferences of our traffic require us to increase the number of platforms on which our product is made available to our traffic, our traffic growth, engagement, ad targeting and monetization could be harmed and our business and operating results could be adversely affected.

Our business depends on continued and unimpeded access to our content and services on the internet. If we or those who engage with our content experience disruptions in internet service, or if internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers.

Our products and services depend on the ability of users to access our content and services on the internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for our products or offerings, increase our operating costs, require us to alter the manner in which we conduct our business and/or otherwise adversely affect our business. We could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business. For example, paid prioritization could enable internet service providers, or ISPs, to impose higher fees and otherwise adversely impact our business. Internationally, government regulation concerning the internet, and in particular, network neutrality, may be developing or may not exist at all. Within such an environment, without network neutrality regulations, we could experience discriminatory or anti-competitive practices that could impede both our and our customers’ domestic and international growth, increase our costs or adversely affect our business.

We face significant market competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed.

Competition for traffic and engagement with our content, products and services is intense. We compete against many companies to attract and engage traffic, including companies that have greater financial resources and larger user bases, and companies that offer a variety of internet and mobile device-based content, products and services. As a result, our competitors may acquire and engage traffic at the expense of the growth or engagement of our traffic, which would negatively affect our business. We believe that our ability to compete effectively for traffic depends upon many factors both within and beyond our control, including:

•        the popularity, usefulness and reliability of our content compared to that of our competitors;

•        the timing and market acceptance of our content;

•        the continued expansion and adoption of our content;

•        our ability, and the ability of our competitors, to develop new content and enhancements to existing content;

•        our ability, and the ability of our competitors, to attract, develop and retain influencers and creative talent;

•        the frequency, relative prominence and appeal of the advertising displayed by us or our competitors;

•        public perceptions about the predominance of certain political viewpoints on our platform, regardless of whether those perceptions are accurate;

•        changes mandated by, or that we elect to make to address, legislation, regulatory constraints or litigation, including settlements and consent decrees, some of which may have a disproportionate impact on us;

•        our ability to attract, retain and motivate talented employees;

•        the costs of developing and procuring new content, relative to those of our competitors;

•        acquisitions or consolidation within our industry, which may result in more formidable competitors; and

•        our reputation and brand strength relative to our competitors.

We also face significant competition for advertiser spend. We compete against online and mobile businesses and traditional media outlets, such as television, radio and print, for advertising budgets. In determining whether to buy advertising, our advertisers will consider the demand for our content, demographics of our traffic, advertising rates, results observed by advertisers, and alternative advertising options. The increasing number of digital media options available, through social networking tools and news aggregation websites, has expanded consumer choice significantly, resulting in traffic fragmentation and increased competition for advertising. In addition, some of our larger competitors have substantially broader content, product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising budgets. We will need to continue to innovate and improve the monetization capabilities of our websites and our mobile products in order to remain competitive. We believe that our ability to compete effectively for advertiser spend depends upon many factors both within and beyond our control, including:

•        the size and composition of our user base relative to those of our competitors;

•        our ad targeting capabilities, and those of our competitors;

•        our ability, and the ability of our competitors, to adapt our respective models to the increasing power and significance of influencers to the advertising community;

•        the timing and market acceptance of our advertising content and advertising products, and those of our competitors;

•        our marketing and selling efforts, and those of our competitors;

•        public perceptions about the predominance of certain political viewpoints on our platform, regardless of whether those perceptions are accurate;

•        the pricing for our advertising products and services relative to those of our competitors;

•        the return our advertisers receive from our advertising products and services, and those of our competitors; and

•        our reputation and the strength of our brand relative to our competitors.

Changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue.

We may introduce significant changes to our existing content. The success of our new content depends substantially on consumer tastes and preferences that change in often unpredictable ways. If this new content fails to engage traffic and advertisers, we may fail to generate sufficient revenue or operating profit to justify our investments, and our business and operating results could be adversely affected. In addition, we have launched and expect to continue to launch strategic initiatives, which do not directly generate revenue but which we believe will enhance our attractiveness to traffic and advertisers. In the future, we may invest in new content, products, services, and initiatives to generate revenue, but there is no guarantee these approaches will be successful or that the costs associated with these efforts will not exceed the revenue generated. If our strategic initiatives do not enhance our ability to monetize our existing content or enable us to develop new approaches to monetization, we may not be able to maintain or grow our revenue or recover any associated development costs and our operating results could be adversely affected.

We derive a material portion of our revenue from advertisers and their relationships with a small number of key advertising networks and other advertisers, the loss of which could materially harm our results of operations.

A material portion of our revenue is generated from a small number of advertisers. External advertising networks and other advertising partners, including publishers that are a part of our advertising network and key sponsors of host-read advertisements, may not continue to do business with us, or they may reduce the prices they are willing to pay to advertise with us, if we do not deliver ads in an effective manner, or if they do not believe that their investment in advertising with Rumble will generate a competitive return relative to alternatives. If our relationship with any third-party advertiser terminates for any reason, or if the commercial terms of our relationships are changed or do not continue to be renewed on favorable terms, we would need to secure and integrate new advertising partners or expand the use of our own advertising platform, which could negatively impact its revenues and profitability.

We depend on third-party vendors, including internet service providers and data centers, to provide core services.

Although we are building our own technical infrastructure, we depend on third-party vendors, including internet service providers and data centers to, among other things, provide customer support, develop software, host videos uploaded by our users, transcode videos (compressing a video file and converting it into a standard format optimized for streaming), stream videos to viewers, and process payments. These vendors provide certain critical services to our technical infrastructure that are time-consuming and costly for us to develop independently. Outages in those services would materially affect our video services and our ability to provide cloud services. Outages may expose us to having to offer credits to subscribers, loss of subscribers, and reputational damage. We are unlikely to be able to fully offset these losses with any credits we might receive from our vendors.

Technologies that enable blocking of certain online advertisements or impair our ability to serve advertising, which could harm our operating results.

Newly developed technologies could block or obscure the display of or targeting of our content. For example, in June 2020, Apple announced plans to require applications using its mobile operating systems to obtain an end-user’s permission to track them or access their device’s advertising identifier for advertising and advertising measurement purposes, as well as other restrictions that could adversely affect our ability to serve advertising, which could harm our operating results. Additionally, some providers of consumer mobile devices and web browsers have implemented, or announced plans to implement, means to make it easier for internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly less effective and have a significant impact on our ability to monetize our user base.

Our future business activities in the cloud services space may revolve around a small number of key third-party service providers and a small number of customer relationships, the disruption of which could harm our operating results.

In order to build our cloud services offerings, we have entered into agreements with certain third-party service providers. The success of our future business activities in the cloud services space may depend upon such existing third-party providers, some of whom may compete with us in other lines of business. If our existing third-party service agreements terminate for any reason, or if the commercial terms of such agreements are changed or do not continue to be renewed on favorable terms, we would need to enter into new third-party service agreements, which could negatively impact our revenues, ability to attract future cloud services customers, public reputation, and profitability.

In addition, our initial cloud service offerings revolve around a small number of customer relationships, including our relationship with the Trump Media & Technology Group. If we fail to deliver our product to the desired specifications of these initial customers, or if these initial customers terminate their cloud services agreements for any reason, future customers may doubt our ability to offer cloud services, which would negatively impact our revenues, public reputation, and profitability.

The loss of key personnel, or failure to attract and retain other highly qualified personnel in the future, could harm our business.

Our success depends upon our ability to attract and retain our senior officers and to attract and retain additional qualified personnel in the future. The loss of services of members of our senior management team and the uncertain transition of new members of our senior management team may strain our ability to execute our strategic initiatives, or make it more difficult to retain customers, attract or maintain our capital support, or meet other needs of our business. We may incur significant costs to attract and retain qualified personnel, and we may lose new employees to our competitors before we realize the benefit of our investment in recruiting them. If we fail to attract new personnel or if we suffer increases in costs or business operations interruptions as a result of a labor dispute, or fail to retain and motivate our current personnel, we might not be able to operate our business effectively or efficiently, serve our customers properly or maintain the quality of our content and services. We do not maintain key person life insurance policies with respect to our employees.

If our users do not continue to contribute content or their contributions are not perceived as valuable to other users, we may experience a decline in user growth, retention, and engagement on Rumble, Locals or RAC, which could result in the loss of advertisers and revenue.

Our success depends on our ability to provide Rumble users with engaging content, which in part depends on the content contributed by our users. If users, including influential users, do not continue to contribute engaging content to Rumble, our user growth, retention, and engagement may decline. That, in turn, may impair our ability to maintain good relationships with our advertisers or to attract new advertisers, which may seriously harm our business and operating results.

The loss of a material portion of our existing content creators, or our failure to recruit new providers, may materially harm our business and results of operations.

We rely on our existing content creators, and on the recruiting of new content creators. The loss of a material portion of our existing content creators could result in material harm to our business and results of operations. In the recent past, our ability to recruit and maintain content creators may have been in part due to trends in American politics, where certain commentators have sought a neutral internet platform. A change in such trends, including possible changes to competing platforms’ moderation policies that make those platforms more hospitable to a diverse range of viewpoints, could result in the loss of existing content creators or a failure to recruit new providers, which may materially harm our business and results of operations. Additionally, as we expand into international markets, we may fail to recruit new content creators in those markets, limiting our appeal to international audiences.

We have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements often involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are typically based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations and liquidity.

Our user base and user engagement growth are directly driven by the content available on our platform. We recently on-boarded several top content creators onto our platform which has enabled our significant consumption growth. Our goal is to attract even more top creators to our platform, further accelerating our platform’s growth, and we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform. These incentives have included and may continue to include equity grants or cash payments, including arrangements under which we may agree to pay fixed compensation to a content creator (in certain cases, for multiple years) irrespective of whether the actual revenue or user growth generated by the applicable content creator on our platform meets our original modeled financial projections for that creator. To the extent our revenue and/or user growth assumptions associated with any such creator does not meet our expectations, our financial performance, results of operations and liquidity may be negative impacted, since the failure to achieve these expectations is not expected to reduce our fixed payment obligations to any such creator.

Our recent and rapid growth may not be indicative of future performance.

The growth we experienced between late 2020 and 2022 may be partly or largely attributable to increased demand for online video due to social distancing undertaken in response to the COVID-19 pandemic and interest in news and politics during the U.S. election cycles in 2020 and 2022. If, when the COVID-19 pandemic ends or if there is less interest in news and politics during future election cycles, then the growth rates that we achieved between late 2020 and early 2022 may not be indicative of growth rates in future periods.

We have made, and may in the future make, acquisitions, and such acquisitions could disrupt our operations, and may have an adverse effect on our operating results.

In order to expand our business, we have made acquisitions and may continue making similar acquisitions and possibly larger acquisitions as part of our growth strategy. The success of our future growth strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Acquisitions are inherently risky, and any acquisitions we complete may not be successful. Our past acquisitions and any mergers and acquisitions that we may undertake in the future involve numerous risks, including, but not limited to, the following:

•        difficulties in integrating and managing the operations, personnel, systems, technologies, and products of the companies we acquire;

•        diversion of our management’s attention from normal daily operations of our business;

•        our inability to maintain the key business relationships and the reputations of the acquired businesses;

•        uncertainty of entry into markets in which we have limited or no prior experience;

•        costs related to acquired operations and continuing support and development of acquired products;

•        businesses that we acquire may have greater-than-expected liabilities for which we become responsible;

•        potential impairment of goodwill and intangible assets related to the acquired businesses;

•        adverse tax consequences associated with acquisitions;

•        changes accounting for our acquisitions under U.S. generally accepted accounting principles (“U.S. GAAP”), including arrangements that we assume from an acquisition;

•        potential negative perceptions of our acquisitions by customers, financial markets or investors;

•        failure to obtain required approvals from governmental authorities under antitrust laws on a timely basis, if at all, which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected goals of an acquisition;

•        potential loss of key employees of the companies we acquire;

•        potential security vulnerabilities in acquired products that expose us to additional security risks or delay our ability to integrate the product into our service offerings;

•        difficulties in applying security standards for acquired technology consistent with our other services;

•        ineffective or inadequate controls, procedures and policies at the acquired company;

•        inadequate protection of acquired intellectual property rights; and

•        potential failure to achieve the expected benefits on a timely basis or at all.

Additionally, acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves or require us to incur additional debt under our credit agreements or otherwise. We may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will experience ownership dilution. The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or substantially concurrent acquisitions.

We are subject to cybersecurity risks and interruptions or failures in our information technology systems. Notwithstanding our efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

We rely on sophisticated information technology systems and infrastructure to support our business. At the same time, cyber incidents, including deliberate attacks, are prevalent and have increased, including due to the possibility that the ongoing military conflict in Ukraine could result in increased cyber-attacks or cybersecurity incidents by state actors or others. Our technologies, systems and networks and those of our vendors, suppliers and other business partners may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of business operations. In addition, certain cyber incidents, such as surveillance or vulnerabilities in widely used open source software, may remain undetected for an extended period. Our systems for protecting against cybersecurity risks may not be sufficient. Like most major social media platforms, Rumble is routinely targeted by cyberattacks that can result in interruptions to our services. We have observed an increase in such attacks as our reach expands and we expects these attacks to continue in the future. As the sophistication of cyber incidents continues to evolve, we are and will likely continue to be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Additionally, any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, usage errors by employees, computer viruses, cyber-attacks or other security breaches or similar events. The failure of any of our information technology systems may cause disruptions in our operations, which could adversely affect our revenues and profitability, and lead to claims related to the disruption of our services from users of the Rumble platform, advertisers, and customers of our cloud services.

Spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators.

Like other major social media platforms, spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators, including reporting of MAUs by our third-party analytics provider. We also use paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activity that results from such advertising is genuine. Real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business. We continually seek to improve our ability to estimate the total number of spam-generated users and eliminate them from the calculation of our MAUs; however, we will not succeed in identifying and removing all spam.

Our management team has limited experience managing a public company, which exposes us to additional risks, including the risk that we cannot enhance, maintain, and adhere to our internal controls and procedures.

Some members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.

Additionally, as a public company, we are subject to significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company, and we are still in the process of generating a mature system of internal controls and integration across business systems. Inability to establish or maintain appropriate internal financial reporting controls and procedures may result in material misstatements in our consolidated financial statements and failure to meet our reporting obligations on a timely basis, causing harm to our operating results.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm continue to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our securities.

Risks Related to the Legal and Regulatory Environment in Which We Operate

We collect, store, and process large amounts of user video content and personal information of our users and subscribers. If our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, our business and operating results could be harmed, and we could face legal claims from users and subscribers.

We collect, store, and process large amounts of video content (including videos that are not intended for public consumption) and personal information of its users and subscribers. We also share such information, where appropriate, with third parties that help us operate our business. Despite our efforts, we may fail to properly secure our systems and our user and subscriber data. This could be caused by technical issues (bugs), obsolete technology, human error or internal or external malfeasance, undiscovered vulnerabilities, and could lead to unauthorized disclosure of data, unauthorized changes or data losses. For example, we routinely receive reports from security researchers regarding potential vulnerabilities in our applications. We also rely on open-source software for various functions, which may contain undiscovered security flaws and create additional technical vulnerabilities. In addition, despite our ongoing and additional investments in cybersecurity, such improvements and review may not identify abuses of our platforms and misuse of user data. The existence of such vulnerabilities, if undetected or detected but not remediated, could result in unauthorized access to our systems or the data of our users.

A data breach could expose Rumble to regulatory actions and litigation. Depending on the circumstances, Rumble may be required to disclose a suspected breach to regulators, affected individuals, and the public. This could lead to regulatory actions, including the possibility of fines, class action or traditional litigation by affected individuals, reputational harm, costly investigation and remedial efforts, the triggering of indemnification obligations under data-protection agreements with subscribers, vendors, and partners, higher premiums for cybersecurity insurance and other insurance policies, and the inability to obtain cybersecurity insurance or other forms of insurance. We do not presently have cybersecurity insurance to compensate for any losses that may result from any breach of security, and given industry trends generally, we expect that any such cybersecurity insurance coverage will be difficult to obtain in the future. As a result, our results of operations or financial condition may be materially adversely affected if we are unable to secure cybersecurity coverage.

We may fail to comply with applicable privacy laws.

We are subject to data privacy and security laws and regulations that apply to the collection, transmission, storage, use, processing, destruction, retention and security of personal information, including additional laws or regulations relating to health information. Our current privacy policies and practices, which are publicly available at rumble.com/s/privacy, are designed to comply with privacy and data protection laws in the United States and Canada. These policies and practices inform users how Rumble handles their personal information and, as permitted by law, allow users to change or delete the personal information in their user accounts. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and these laws may at times be conflicting. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices, and our efforts to comply with the evolving data protection rules may be unsuccessful. We must devote significant resources to understanding and complying with this changing landscape. Failure to comply with federal, state, provincial and international laws regarding privacy and security of personal information could expose us to penalties under such laws, orders requiring that we change our practices, claims for damages or other liabilities, regulatory investigations and enforcement action (including fines and criminal prosecution of employees), litigation, significant costs for remediation, and damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if we have not violated these laws, government investigations and private lawsuits into these issues typically require the expenditure of significant resources and generate negative publicity, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Additionally, if we are unable to properly protect the privacy and security of personal information, including protected health information, we could be found to have breached our contracts with certain third parties.

There are numerous U.S. and Canadian federal, state, and provincial laws and regulations related to the privacy and security of personal information. Determining whether protected information has been handled in compliance with applicable privacy standards and our contractual obligations can be complex and may be subject to changing interpretation. If we fail to comply with applicable privacy laws, we could face civil and criminal penalties. Failing to take appropriate steps to keep consumers’ personal information secure can also constitute unfair acts or practices in or affecting commerce and be construed as a violation of Section 5(a) of the Federal Trade Commission Act (the “FTCA”), 15 U.S.C. § 45(a). The Federal Trade Commission (“the FTC”) expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. We cannot be sure how these regulations will be interpreted, enforced or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems.

Internationally, laws, regulations and standards in many jurisdictions apply broadly to the collection, transmission, storage, use, processing, destruction, retention and security of personal information. For example, in the European Union, the collection, transmission, storage, use, processing, destruction, retention and security of personal data is governed by the provisions of the General Data Protection Regulation (the “GDPR”) in addition to other applicable laws and regulations. The GDPR, together with national legislation, regulations and guidelines of the European Union Member States governing the collection, transmission, storage, use, processing, destruction, retention and security of personal data, impose strict obligations with respect to, and restrictions on, the collection, use, retention, protection, disclosure, transfer and processing of personal data. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union that are not deemed to have protections for personal information, including the United States. The GDPR authorizes fines for certain violations of up to 4% of the total global annual turnover of the preceding financial year or €20 million, whichever is greater. Such fines are in addition to any civil litigation claims by data subjects. Separately, Brexit has led and could also lead to legislative and regulatory changes and may increase our compliance costs and expose us to two parallel regulatory regimes, each of which authorizes similar fines and other potentially divergent enforcement actions for certain violations. Other jurisdictions outside the European Union are similarly introducing or enhancing privacy and data security laws, rules and regulations, which could increase our compliance costs and the risks associated with noncompliance. We cannot guarantee that we are, or will be, in compliance with all applicable U.S., Canadian, or other international regulations as they are enforced now or as they evolve.

We operate across many domestic and international markets which may subject us to cybersecurity, privacy, data security, data protection, and online content laws with uncertain interpretations.

International laws and regulations relating to cybersecurity, privacy, data security, data protection, and online content often are more restrictive than those in the United States. There is no harmonized approach to these laws and regulations globally. Consequently, as we expand internationally from Canada and the United States, we increase our risk of non-compliance with applicable foreign data protection and online content laws, including laws that expose us to civil or criminal penalties in certain jurisdictions for our content moderation decisions. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. In addition, various federal, state, provincial, and foreign legislative and regulatory bodies, or self-regulatory organizations may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding cybersecurity, privacy, data security, data protection and online content. Aspects of such laws can be unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply. In addition, such laws may have potentially conflicting requirements that would make compliance challenging.

Inadequate technical and legal intellectual property protections could prevent us from defending or securing our proprietary technology and intellectual property.

Our success is dependent, in part, upon protecting our proprietary information and technology. We may be unsuccessful in adequately protecting our intellectual property. No assurance can be given that confidentiality, non-disclosure, or invention assignment agreements with employees, consultants, or other parties will not be breached and will otherwise be effective in controlling access to and distribution of our platform or solutions, or certain aspects of our platform or solutions, and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform or solutions. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected.

Current law may not provide for adequate protection of our platform or data. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of our proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our platform, or certain aspects of our platform, or our data may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our data or certain aspects of our platform, or our data may increase. Competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our proprietary information and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our technology and intellectual property.

To protect our intellectual property rights, we will be required to spend significant resources to monitor and protect these rights, and we may or may not be able to detect infringement by our customers or third parties. Litigation has been and may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our platform or solutions, impair the functionality of our platform or solutions, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies into our platform or solutions, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.

We may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations.

We expect to be subject to legal claims that we have infringed the intellectual property rights of others. To date, we have not fully evaluated the extent to which other parties may bring claims that our technology, including our use of open source software, infringes on the intellectual property rights of others. The availability of damages and royalties and the potential for injunctive relief have increased the costs associated with litigating and settling patent infringement claims. Any claims, whether or not meritorious, could require us to spend significant time, money, and other resources in litigation, pay damages and royalties, develop new intellectual property, modify, design around, or discontinue existing products, services, or features, or acquire licenses to the intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available at all or have acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, prospects, financial condition, operating results and cash flows.

We may face liability for hosting content that allegedly infringes on third-party copyright laws.

If content providers do not have sufficient rights to the video content or other material that they upload or make available to Rumble, or if such video content or other material infringes or is alleged to infringe the intellectual property rights of third parties, we could be subject to claims from those third parties, which could adversely affect our business, results of operations and financial condition. Although our content policies prohibit users from submitting infringing content to Rumble, and require users to indemnify Rumble for claims related to the violations of the rights of third parties arising from the submission of content to Rumble (including with respect to infringements of intellectual property rights), we do not verify that content providers own or have rights to all of the video content or other material that they upload or make available. As a result, we may face potential liability for copyright or other intellectual property infringement, or other claims. Litigation to defend these claims could be costly and have an adverse effect on our business, results of operations and financial condition. We can provide no assurance that it is adequately insured to cover claims related to user content or that its indemnification provisions will be adequate to mitigate all liability that may be imposed on us as a result of claims related to user content.

We may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230.

In the United States, Section 230 generally limits our liability for hosting tortious and otherwise illegal content. The immunities conferred by Section 230 could be narrowed or eliminated through amendment, regulatory action or judicial interpretation. In 2018, Congress amended Section 230 to remove immunities for content that promotes or facilitates sex trafficking and prostitution. In 2020, various members of Congress introduced bills to further limit Section 230, and a petition was filed by a Department of Commerce entity with the Federal Communications Commission to commence a rulemaking to further limit Section 230. Additionally, current litigation before the U.S. Supreme Court may limit or alter the protections offered by Section 230.

Laws like Section 230 generally do not exist outside of the United States, and some countries have enacted laws that require online content providers to remove certain pieces of content within short time frames. If we fail to comply with such laws, we could be subject to prosecution or regulatory proceedings. In addition, some countries may decide to ban our service based upon a single piece of content.

We may also face liability when we remove content and accounts that we believe are violating our terms of service. While Rumble believes that Section 230 allows us to restrict or remove certain categories of content, our protections may not always end a lawsuit at an early stage, potentially resulting in costly and time-consuming litigation.

The incentives that we offer to certain content creators may lead to liability based on the actions of those creators.

Our goal is to attract even more top creators to our platform, further accelerating our platform’s growth, and we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, even while the content creators maintain sole editorial control over the content they produce. These incentives have included and may continue to include equity grants or cash payments, including arrangements under which we may agree to pay fixed compensation to a content creator (in certain cases, for multiple years) irrespective of whether the actual revenue or user growth generated by the applicable content creator on our platform meets our original modeled financial projections for that creator.

While we believe that the incentives we offer to certain content creators do not alter our liability protections under Section 230, it is possible that future judicial interpretations of the statute will lead to liability for tortious or unlawful materials uploaded to Rumble by those content creators.

In addition, as part of the incentives we offer to certain content creators, Rumble has the right to sell host-read advertisements. As part of these advertisements, the content creator offers a paid endorsement of various products or services. Although we follow FTC guidelines regarding endorsements and require our creators to do the same, we could face liability if creators fail to follow those guidelines or otherwise engage in misleading or deceptive advertising.

User-generated content could affect the quality of our services and deter current or potential users from using our platforms, and we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law.

Individuals and groups may upload controversial content to our platform. Removing or failing to remove such content may result in negative publicity, which could harm our efforts to attract and retain users and subscribers. We have also faced criticism from users and subscribers for removing content and terminating accounts in compliance with the DMCA. Further, we must continually manage and monitor our content and detect content that violates our terms of service. This content moderation service is provided by Cosmic, a key vendor, and we would experience a significant disruption if Cosmic were no longer able or willing to offer us that service. If a significant amount of content that violates its terms of service were not detected and removed by us in a timely manner, or if a significant amount of information was perceived by users or the media to violate our terms of service, whether or not such perceptions were accurate, our brand, business and reputation could be harmed. This risk increases as the volume of content uploaded by users to Rumble continues to grow. In June 2022, we announced the first phase of an updated content moderation process and released a new set of proposed content policies and removal and appeals process. While we do not currently have a formalized removal and appeals process, the proposed policies are intended to reflect our current practices and procedures and ensure a consistent and transparent process. Because the proposed policies are intended to formalize our informal practices to date, we do not anticipate that these changes (which were initially expected to be implemented by the end of 2022 and are now expected to be implemented by the end of 2023) will have a material impact on our operations, although we may need to hire personnel and incur additional costs to fully implement the final policies and procedures once adopted and there can be no assurance that the implementation of such policies and procedures will be effective or will be viewed favorably by our content creators and other users. In the event our content creators and other users do not agree with such policies and procedures or their implementation, such creators and other users could decrease their usage of Rumble (or cease using Rumble entirely), which could have a material adverse effect on our business or our results of operations. Additionally, there is a risk that users will upload content that predominantly represents certain political viewpoints, leading to public perceptions that Rumble endorses those viewpoints, regardless of whether or not such perceptions are accurate. There can be no guarantee that current or future negative publicity, complaints, allegations, political controversies, investigations or legal proceedings with respect to our content, even if baseless, will not generate adverse publicity that could damage our reputation. Any damage to our reputation could harm our ability to attract and retain users and subscribers.

Changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities may adversely impact our financial results.

We are subject to taxes in multiple jurisdictions. Our provision for income taxes is based on a jurisdictional mix of earnings, statutory tax rates and enacted tax rules, including transfer pricing. There may also be tax costs associated with distributions between our subsidiaries. Due to economic and political conditions, tax rates in various jurisdictions may be subject to significant change. As a result, our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or changes in tax laws or their interpretation. These changes may adversely impact our effective tax rate and harm our financial position and results of operations.

We regularly assess the likelihood of adverse outcomes resulting from examinations by the Internal Revenue Service and other domestic and foreign tax authorities to determine the adequacy of our income tax and other tax reserves. If our reserves are not sufficient to cover these contingencies, such inadequacy could materially adversely affect our business, prospects, financial condition, operating results, and cash flows. In addition, due to the global nature of the internet, various states or foreign countries may attempt to impose additional or new regulation on our business or levy additional or new taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce. New or revised tax regulations or court decisions may subject us or our customers to additional sales, income and other taxes. Any of these events could have a material adverse effect on our business, financial condition, and operating results.

We are currently under or subject to examination for indirect taxes in various states, municipalities and foreign jurisdictions. Management currently believes we have adequate reserves established for these matters. If a material indirect tax liability associated with prior periods were to be recorded, for which there is not a reserve, it could materially affect our financial results for the period in which it is recorded.

Compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada, or industry practices may adversely affect our business.

New laws could restrict our ability to conduct marketing by, for example, restricting the emailing or targeting users or use certain technologies like artificial intelligence. Similarly, private-market participants may deploy technologies or require certain practices that limit our ability to obtain or use certain information about our users and subscribers. For example, Google has indicated that it will ultimately phase out the use of cookies to track users of its search services in future versions of its Chrome web browser, and Apple has updated its iOS mobile operating system to require app developers to obtain opt-in consent before tracking users of its various services. If these types of changes are implemented, our ability to determine how our users and subscribers use our video services and ability to use targeted advertising in a cost-effective manner may be limited. New laws in Canada, including the bill C-11 under consideration in the Canadian Parliament, and laws under consideration in the European Union, and other jurisdictions may also require us to change our content moderation practices, or privacy policies in ways that harm our business or create the risk of fines or other penalties for non-compliance.

We are involved in litigation that is unpredictable and may have an adverse impact on our financial condition, results of operations and cash flows.

We are, and from time to time may become, involved in various legal proceedings arising in the normal course of our business activities, such as copyright infringement and tort claims arising from user-uploaded content, patent infringement claims, breach of contract claims, putative class actions based upon consumer protection or privacy laws and other matters. We cannot predict the outcome of any lawsuit, claim, investigation or proceeding with certainty, or whether any such matter will have a material adverse effect on our consolidated financial position, liquidity, or results of operations. We refer to the disclosure under the heading “Legal Proceedings” for a description of recent and ongoing litigation, which disclosure is incorporated herein by reference.

Risks Related to Ownership of Our Securities

We are an “emerging growth company” within the meaning of the Securities Act of 1933 (the “Securities Act”) and it has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make Rumble’s securities less attractive to investors and may make it more difficult to compare Rumble’s performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act and have taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. Further, the JOBS Act exempts emerging growth companies from the requirement to comply with new or revised financial accounting standards until private companies are required to comply with the same standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies. We have elected not to opt out of such extended transition period, which may make comparison of our financial statements with another public company difficult or impossible because of the potential differences in accounting standards.

As a result of our emerging growth company status and our reliance on certain reporting exemptions, our stockholders may not have access to certain information they may deem important, and investors may find our securities less attractive. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

Our Charter authorizes our Board of Directors (the “Board”) to issue preferred stock, which may delay, defer or prevent a tender offer or a takeover attempt.

The provision of our Amended and Restated Certificate of Incorporation (the “Charter”) that authorizes our Board to issue preferred stock from time to time based on terms approved by the Board may delay, defer or prevent a tender offer or takeover attempt that you might consider to be in your best interest.

Our Charter contains forum limitations for certain disputes between us and our stockholders that could limit the ability of stockholders to bring claims against us or our directors, officers and employees.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery (the “Court of Chancery”) is the sole and exclusive forum for (i) any derivative lawsuit brought on our behalf, (ii) any lawsuit against our current or former directors, officers, employees or stockholders asserting a breach of a fiduciary duty owed by any such person to us or our stockholders, (iii) any lawsuit asserting a claim arising under any provision of the Delaware General Corporation Law, our Charter or bylaws (each, as in effect from time to time), or (iv) any lawsuit governed by the internal affairs doctrine of the State of Delaware. These provisions do not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Our Charter also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Although we believe these exclusive forum provisions benefit our company by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in our Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our CEO has control over key decision making as a result of his control of a majority of the voting power of our outstanding capital stock.

As the beneficial owner of all of the Class D Common Stock, par value $0.0001 per share, of Rumble (the “Class D Common Stock”), Chris Pavlovski, the CEO of Rumble, will initially be able to exercise voting rights with respect to 85% of the voting power of Rumble’s outstanding capital stock. For so long as Mr. Pavlovski continues to beneficially own at least approximately 8.47 million of the issued and outstanding shares of Class D Common Stock (assuming, for this purpose, that the number of outstanding shares of all classes of capital stock of Rumble continues to equal the same number of shares outstanding as of the closing of the Business Combination), Mr. Pavlovski will continue to control the outcome of matters submitted to stockholders of Rumble for approval. Such number represents approximately 8.0% of the shares of Class D Common Stock that Mr. Pavlovski owns. This concentrated control will limit or preclude our your ability to influence corporate matters for the foreseeable future. Further, the Charter will not include a sunset provision for the high vote feature of the Class D Common Stock, meaning this feature will persist indefinitely (unless amended or until all of the shares of Class D Common Stock have been redeemed by Rumble in connection with future transfers (other than “permitted transfers”) of shares of Class A Common Stock or ExchangeCo Shares by Mr. Pavlovski). As a result, Mr. Pavlovski may control or effectively control the voting of Rumble, even if he holds only a small economic interest. Consequently, in the event Mr. Pavlovski liquidates a significant portion of his economic interest in Rumble, Mr. Pavlovski may no longer be incentivized (or incentivized to the same extent) to exercise his voting control, including in connection with the types of decisions further described below, in a manner that will maximize the economic value of Rumble.

Because of the voting ratio between the Class D Common Stock on the one hand, and the Class A Common Stock and Class C Common Stock, par value $0.0001 per share of Rumble (the “Class C Common Stock”), on the other hand, Mr. Pavlovski has the ability to control the outcome of matters submitted to Rumble’s stockholders for approval, including the election of directors, amendments to Rumble’s organizational documents, and any merger, consolidation, or sale of all or substantially all of Rumble’s assets. The Charter provides that Rumble may not issue any shares of Class D Common Stock, so all of the Class D Common Stock are held by Mr. Pavlovski and/or his transferees. In this regard, no shares of Class D Common Stock may be transferred by Mr. Pavlovski unless the transfer is made to a qualified transferee as described in the Charter (a “Qualified Class D Transferee”). As a result, only Mr. Pavlovski has the right to vote and control the Class D Common Stock, meaning that Mr. Pavlovski is not entitled to transfer voting control of the Company to another person or entity not controlled by Mr. Pavlovski through the transfer of Class D Common Stock.

This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of Rumble’s assets that Rumble’s other stockholders support, or conversely this concentrated control could result in the consummation of such a transaction that Rumble’s other stockholders do not support. This concentrated control could also discourage a potential investor from acquiring Rumble’s publicly traded Class A Common Stock, which will have limited voting power relative to the Class D Common Stock that is held by Mr. Pavlovski, and might harm the trading price of Rumble’s Class A Common Stock. In addition, Mr. Pavlovski has the ability to control the management and major strategic investments of Rumble as a result of his position as Rumble’s CEO and his ability to control the election of Rumble’s directors. As a board member and officer, Mr. Pavlovski owes a fiduciary duty to Rumble’s stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of Rumble’s stockholders. As a stockholder, even a controlling stockholder, Mr. Pavlovski is entitled to vote his shares in his own interests, which may not always be in the interests of Rumble’s stockholders generally.

Our CEO may be incentivized to focus on the short-term share price as a result of his interest in shares placed in escrow and subject to forfeiture pursuant to the terms of the BCA.

Mr. Pavlovski, the CEO and controlling shareholder of Rumble, holds shares placed in escrow and subject to forfeiture pursuant to the terms of the BCA. Such shares will vest in the event certain share price thresholds are satisfied, but if such price thresholds are not satisfied in the applicable time periods, such shares will be forfeited and cancelled. Accordingly, Mr. Pavlovski may be incentivized to focus on short-term results which may have a positive effect on Rumble’s share price at the expense of the long-term success of the Company.

Substantial future sales of our Class A Common Stock by the Selling Holders could cause the market price of our Class A Common Stock to decline.

The securities registered pursuant to the Registration Statement represent approximately 90.9% of our total shares of Class A Common Stock outstanding on a fully diluted basis (inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA). Certain Selling Holders, including Rumble Chairman and CEO Chris Pavlovski and other Company insiders, are subject to contractual lock-up restrictions that prohibit them from selling stock at this time. The shares of Class A Common Stock held by another of the Selling Holders, CFAC Holdings VI, LLC (the “Sponsor”) (other than the 1,500,000 shares of Class A Common Stock constituting the Forward Purchase Shares and the 1,159,000 shares of Class A Common Stock that were acquired by the Sponsor in the PIPE investment), are also subject to contractual lock-up restrictions. These lock-up restrictions will continue to apply until the earlier of: (i) the one (1) year anniversary of the closing date of the Business Combination, which is September 16, 2023, (ii) the date on which the last reported sale price of Rumble’s Class A Common Stock exceeds $15.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after the closing of the Business Combination, and (iii) the date on which Rumble consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the closing of the Business Combination which results in all of Rumble’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the foregoing restrictions, collectively, the “12-Month Lock-Up”). An aggregate of 306,516,552 shares of Class A Common Stock held by the former Rumble Canada shareholders who are Selling Holders under the Registration Statement (on an as-converted basis, i.e., inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA) are subject to the 12-Month Lock-Up. An aggregate of 9,105,000 shares of Class A Common Stock held by the Sponsor (which assumes that all of the Warrants owned by the Sponsor are exercised for shares of Class A Common Stock) are subject to the 12-Month Lock-Up.

For Selling Holders who are not subject to contractual lock-up restrictions, once the Registration Statement is effective and until such time that it is no longer effective, the resale of these securities will be permitted pursuant to the Registration Statement. The resale, or expected or potential resale, of a substantial number of our shares of Class A Common Stock in the public market could adversely affect the market price for our Class A Common Stock and make it more difficult for our public stockholders to sell their shares of Class A Common Stock at such times and at such prices that they deem desirable. Furthermore, we expect that because there will be a large number of securities registered pursuant to the Registration Statement, Selling Holders will continue to offer the securities covered by the Registration Statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the Registration Statement may continue for an extended period of time.

Further, the Selling Holders acquired their shares at prices ranging from $0.003 per share to $10.00 per share of Class A Common Stock. Therefore, certain of the Selling Holders may realize a positive rate of return on their investment even if the shares of Class A Common Stock are trading below $10.00 per share. If those Selling Holders decided to sell their shares to realize this return, it could have a material negative impact on the price of our Class A Common Stock. Additionally, certain Selling Holders who are subject to contractual lock-up restrictions may choose to sell their shares once those restrictions expire. See the section entitled “Plan of Distribution.” Such sales, or the prospect of such sales, may have a material negative impact on the market price of our Class A Common Stock.

The Selling Holders can earn a positive return on their investment, even if other shareholders experience a negative rate of return on their investment in the post-Business Combination company.

The Selling Holders acquired the shares of Class A Common Stock covered by this prospectus at prices ranging from $0.003 per share to $10.00 per share of Class A Common Stock. By comparison, the offering price to public shareholders in the CF VI initial public offering was $10.00 per unit, which consisted of one share and one-fourth of one Warrant. Consequently, certain Selling Holders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price per share of Class A Common Stock is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment.

For example, a Selling Holder who sells 1,000,000 shares of Class A Common Stock (which it originally acquired as “founder shares” for $0.003 per share) at a price per share of $8.99 per share (the closing price of the Class A Common Stock on April 12, 2023) will earn a realized profit of $8,987,000.00, while a public stockholder who sells the same number of shares of Class A Common Stock (which it originally acquired for $10.00 per share in the initial public offering) will realize a loss of $1,010,000.00.

In addition, because the current market price of our Class A Common Stock, which was $8.99 per share at the closing on April 12, 2023, is higher than certain of the prices the Selling Holders paid for their shares of Class A Common Stock (ranging from $0.003 per share to $10.00 per share), there is more likelihood that Selling Holders holding shares of Class A Common Stock that were acquired below the current market price will sell their shares of Class A Common Stock after the registration statement that includes this prospectus is declared effective (subject, in the case of certain Selling Holders, to compliance with the contractual lock-up restrictions referred to above). Such sales, or the prospect of such sales, may have a material negative impact on the market price of our Class A Common Stock. After the effectiveness of the registration statement that includes this prospectus, (i) 25,447,437 shares of Class A Common Stock registered on the registration statement that includes this prospectus and that were purchased by Selling Holders will be able to be sold immediately pursuant to such registration statement without any contractual lock-up restrictions and (ii) an additional 315,621,552 shares of Class A Common Stock registered on the registration statement that includes this prospectus and that were purchased by Selling Holders will be able to be sold pursuant to such registration statement once the contractual lock-up restrictions that apply to such Selling Holders expire. It should be noted that the share numbers in the immediately preceding sentence are given on a fully diluted basis (inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA).

For more details about the contractual lock-up restrictions applicable to certain Selling Holders as referred to above, see the section entitled “Plan of Distribution.”

Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general, and the market for technology companies, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many broad market and industry factors. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, the market price for our common stock may be subject to price movements that may not comport with macro, industry or company-specific fundamentals, including, without limitation, the sentiment of retail investors (including as may be expressed on financial trading and other social media sites and online forums), the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our common stock and any related hedging and other trading factors. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We have and will continue to incur significant expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face significant increases in insurance, legal, compliance, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies.

Compliance with public company requirements has and will increase costs and make certain activities more time-consuming. Several of those requirements require us to carry out activities that we have not done previously. In addition, we incurred and will continue to incur additional expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified, we could incur additional costs to rectify those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. Furthermore, if we are unable to satisfy our obligations as a public company, our securities could be subject to delisting, and we could face fines, sanctions and other regulatory actions and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third-parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq delists our shares from trading on its exchange for failure to meet the listing standards and we are not able to list such securities on another national securities exchange, our securities could be quoted on an over-the-counter market. If this were to occur, Rumble and its stockholders could face significant material adverse consequences including a limited availability of market quotations for our securities, reduced liquidity for our securities, a determination that our Class A Common Stock is a “penny stock,” which will require brokers trading the Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market, a limited amount of news and analyst coverage, and a decreased ability to issue additional securities or obtain additional financing in the future.

If securities or industry analysts cease publishing research or reports about Rumble, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about Rumble, our business, market or competitors. If any of the analysts who may cover Rumble change their recommendation regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of common stock would likely decline. If any analyst who may cover Rumble were to cease coverage of Rumble or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company”.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of internal controls over financial reporting, and generally requires in the same report a report by a public company’s independent registered public accounting firm on the effectiveness of its internal controls over financial reporting. We will be required to provide management’s attestation on internal controls beginning with respect to the year ended December 31, 2023, in accordance with applicable SEC guidance.

However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until it is no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following February 23, 2026, the fifth anniversary of CF VI’s initial public offering, (b) in which our annual gross revenue exceeds $1.07 billion, (c) in which our non-convertible debt issued within a three year period exceeds $1 billion, or (d) if the market value of our shares that are held by non-affiliates exceeds $700 million on the last day of its second fiscal quarter.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of its Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

USE OF PROCEEDS

All of the shares of Class A Common Stock and Warrants offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts.

We will not receive any proceeds from the sale of the securities offered pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants offered hereby (to the extent such Warrants are exercised for cash). We intend to use any such proceeds for general corporate purposes, although we believe we can fund our operations with cash on hand.

The Selling Holders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Holders in disposing of their shares of Class A Common Stock and Warrants covered by this prospectus, and we will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

Our Class A Common Stock and Warrants are currently traded on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively. The actual offering price by the Selling Holders of the shares of Class A Common Stock and Warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Holders or as otherwise described in the section entitled “Plan of Distribution.”

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Warrants are currently traded on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively.

On April 12, 2023, the closing prices of our Class A Common Stock and Warrants were $8.99 per share and $2.02 per Warrant, respectively, based on data provided by Bloomberg Finance L.P. As of April 12, 2023, there were 67 holders of record of our Class A Common Stock and 8 holders of record of our Warrants. Such numbers do not include DTC participants or beneficial owners holding shares of Class A Common Stock or Warrants through nominee names.

Dividend Policy

We do not anticipate declaring or paying any cash dividends on our Class A Common Stock in the foreseeable future. It is presently intended that we will retain our earnings for use in business operations and, accordingly, it is not anticipated that our board of directors will declare dividends in the foreseeable future.

BUSINESS

Our Story

Rumble was founded in 2013, back when the concept of ‘preferencing’ on the internet was simple — it was big vs. small. At that time, it was clear that big tech social video platforms were beginning to preference large creators, influencers, and brands, while leaving the small creator behind and thus, creating a market opportunity. At that time, Rumble was founded based on the premise of providing small creators with the tools and distribution that they needed to succeed.

Fast forward to 2020, when a new, and much more nuanced world of ‘preferencing’ was evolving online, which included sophisticated algorithms used by the big tech incumbents for amplification and censorship. In contrast, Rumble never took the approach of black box algorithms to drive profit and, most importantly, we never moved the goal posts on content policies. This consistency and transparency, along with tailwinds from the 2020 U.S. election season, led to dramatic growth in our user base from 1.2 million monthly active users (“MAUs”) in Q2 2020 to 21 million MAUs in Q4 2020.

Soon after this, the preferencing and censorship enforced by big tech social platforms continued to expand into many other areas of content, including but not limited to the crypto-finance community and pop culture. As a result, more creators and their audiences found a new home on Rumble. These have included top creators, such as Dan Bongino, Russell Brand, Kim Iversen, Steve Will Do It, Dave Rubin, Kimberly Guilfoyle, Glenn Greenwald, Matt Kohrs, and Dana White, just to name a few. As a result, our user base has grown from 21 million MAUs in Q4 2020 to 80 million MAUs in Q4 2022, almost quadrupling in two years.

During this period of accelerated growth, Rumble announced a business combination with CF VI, a special purpose acquisition company, on December 1, 2021. The Business Combination was successfully completed on September 16, 2022, and our Class A common stock, par value $0.0001 per share (“Class A Common Stock”) began trading on The Nasdaq Global Market (“Nasdaq”) under the symbol RUM. The Business Combination and related PIPE investment provided Rumble with gross proceeds of approximately $400 million, prior to transaction expenses. This capital infusion helps Rumble compete with its big tech competitors. Ultimately, 99.9% of CF VI shareholders elected not to redeem their shares, which we believe was a strong expression of support for Rumble’s mission, its growth story to date and its future potential.

For further discussion of our key performance indicators, including definitions and explanations of the ways that management uses these metrics in managing the performance of the business, please refer to the section titled “Key Business Metrics” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Portfolio

Rumble has two core businesses:

1)      Video:    consisting of Rumble, our social video platform; Locals, our subscription platform; and Rumble Advertising Center (RAC), our in-house advertising platform; and

2)      Cloud:    a new Infrastructure as a Service (IaaS) venture that we are planning to launch.

Our Video Business

The video business consists of three core products: Rumble, Locals and RAC. The vision of our video business is to provide creators with the best monetization toolkit on the internet. To fulfill this vision, our product roadmap includes the conversion of Rumble, Locals and RAC from three separate products to a single seamlessly integrated platform.

Rumble is a free-to-use video sharing platform operated by our Canadian subsidiary, Rumble Canada, on which users can watch, share, like, comment, and upload videos. Users can subscribe to channels to stay in touch with creators and access video on-demand (“VOD”) and live content streamed by creators.

Locals, which we acquired in October 2021, is a platform on which users can purchase subscriptions to access exclusive content in creator communities. Creators and subscribers can engage through VOD, podcasts, live chat, polls, and community discussions.

Both Rumble and Locals are available via desktop and mobile web, iOS and Android mobile applications (“apps”), as well as connected TV apps including, but not limited to Roku, Apple TV, Fire TV and Android TV.

RAC is an advertising marketplace, similar to Google AdSense, designed to facilitate transactions for advertisers seeking to advertise on Rumble’s platforms as well as publisher platforms with which Rumble has partnerships. In RAC, advertisers can create and set up banner and video campaigns. We also plan on designing RAC to become a marketplace of host-read / sponsorship advertising, which has the potential to provide a significant opportunity for creators to further build their businesses. As of December 31, 2022, RAC was in beta mode during which the system is being tested by a subset of advertisers with a very limited amount of available inventory. The product continues to be enhanced in preparation for an expected commercial launch later in 2023. As we scale and integrate our platforms, we expect to eventually drive significant and differentiated value to advertisers and creators through the development of this independent advertising marketplace. Content creators use Rumble, Locals and RAC to build and monetize their audience through the following:

•        “Build your Audience” — As a free-to-use platform with an average of 80 million MAUs as of December 31, 2022, Rumble is designed to provide creators the ability to grow their audience. Creators can generate revenue on Rumble via programmatic advertisements served by RAC, host-read advertising, or sponsorships managed and facilitated by Rumble sales. Livestreaming creators also can drive revenue via tipping, known as ‘Rumble Rants’, through the live-chat functionality.

•        “Grow your Super Fans” — As creators build and establish their brands on Rumble, they have the ability to bring their ’super fans’ over to Locals, through which creators can provide exclusive content to paying subscribers. Creators can monetize on Locals via subscriptions, tipping, as well as one-time purchases of content through a feature called Content+.

We anticipate further enhancing the value proposition for users, creators, and advertisers as we continue to invest in integrating and enhancing the Rumble, Locals and RAC platforms to provide a seamless experience and fulfill our vision of providing the best monetization toolkit for creators on the internet.

In addition, Rumble also obtains exclusive rights to distribute and license certain content on third party platforms, as well as on Rumble and Locals.

Our Cloud Business

In addition to our video business, we are also planning to launch Rumble Cloud, a new Infrastructure as a Service (IaaS) business. We anticipate early demand for our cloud services from businesses that find themselves at risk of cancellation by the incumbent big tech cloud providers, analogous to the initial market opportunity that we realized in our video business. Offering cloud services is a natural extension of our video business, as we can utilize excess capacity from our existing infrastructure.

Our Constituents and Engagement

We have grown rapidly in the past year with our global MAUs reaching 80 million on average in Q4 2022, an increase of 142% from our 33 million average MAUs achieved in Q4 2021, and with minutes watched per month on our platform increasing from 0.2 billion in Q3 2020 to 11.1 billion in Q4 2022.

Since Q1 2022, we have secured top content creators across a diverse set of content verticals and have onboarded content creators such as:

•        Russell Brand — Comedian, actor, and podcast host

•        Dana White and Power Slap — New sports league founded by the UFC President

•        Steven Crowder — Prominent political commentator and comedian

•        Steve Will Do It — Well-known influencer within the Gen Z demographic

•        Glenn Greenwald — Journalist, author, and lawyer

•        Fresh & Fit — Popular late-night podcast within the Gen Z demographic

•        Dave Rubin — Host of the Rubin Report

•        Matt Kohrs — Cryptocurrency and investing content creator

Our goal is to attract even more top creators to our platform, further accelerating our platform’s growth, and we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform. We view expanding our content library and creator base as paramount to attracting more users and driving engagement on our platform. Hours of uploaded video per day were 10,373 on average in Q4 2022, an increase of 216% from Q4 2021.

As we bring top creators and their content pipeline to our platform, we believe that we can draw more users onto our platform and keep them engaged for longer, in turn offering better monetization opportunities for creators, and allowing us to bring on more creators. This flywheel effect is the key mechanism by which we are approaching growing our video business.

Competitive Strengths

Competitive Overview

We operate in a highly competitive environment, and the market for video content is rapidly evolving. Traditionally, video content had limitations on how it was distributed to consumers, posing challenges for companies aiming to engage consumers across traditional and digital technologies. Today, video content is consumed across all mediums in various formats, which has both increased the opportunities for consumer engagement and altered the competitive dynamic for new and incumbent players.

Further, the market expectation of instant, high-definition delivery and a diversified content offering has altered the strategy and go-to-market approach for even the most successful video platforms.

We compete with traditional video distribution platforms, but also with social media networks, entertainment businesses, video on demand providers, major film and television studios, cable/news television networks, and more. What we believe has differentiated Rumble is our ability to quickly establish and maintain trust with our users, creating an enjoyable and open viewing experience that welcomes content of all genres. We take tremendous pride in operating what we view as the go-to neutral video platform in the market, which we believe has allowed us to maintain our competitive positioning versus incumbent platforms.

A Significant Market Shift

We believe that several market friction points are driving creators and users to seek alternatives to incumbent platforms. Increasingly, household technology names have adopted several principles and behaviors that we believe have opened significant market opportunity for us to establish a lasting relationship with our community.

•        “Arbiters of Truth”:    “Big Tech” has increasingly adopted strict and evolving content moderation policies on user-generated and other published content. Constant shifting of policies has created controversy among creators and users who may believe their content, or content from other creators, is being restricted by biased practices, policies, and algorithms that have been altered to accommodate evolving trends in the digital ecosystem. This has led users and creators to seek reliable, alternative platforms that would not, outside of clearly defined content guidelines, restrict or shield creators’ content from reaching their potential audience.

•        Large Creator Focus:    Additionally, our biggest competitors are increasingly catering to the “large creators” that represent individual and corporate accounts, attracting viewers to the content that large creators choose to feature, and creating increasing barriers for smaller creators to distribute content on those platforms.

Our Competitive Differentiation

We believe that Rumble is uniquely positioned to address the various concerns in the video distribution marketplace. Rumble is one of the few neutral, independent, and scaled video platforms that operates with a consistent and user-friendly moderation policy, employing only reasonable, obvious, and necessary standards of conduct, which are clearly defined. Rumble is unique because we seek to simply distribute the content how and where consumers want it, with no preferential treatment. We have built a differentiated product for both users and creators, which has fueled our recent user growth and, we believe, positions us for further widespread adoption.

Value Proposition for Users

We aim to allow consumers of our content to see content that they desire, with no preferential treatment for “large” creators or algorithms that suppress certain viewpoints. We have attracted and retained a global user base on the simple premise that Rumble offers our community the best experience in the market — which is the single most important component to our strategy. Our open search algorithm allows our community to access our entire content library within the search function. As our content library continues to expand, this value proposition will only continue to expand opportunities and create an even better experience for the Rumble community.

Value Proposition for Creators

Many key elements of our value proposition to users also benefit our creators. We are focused on attracting the best talent to the platform and have built tools to facilitate content production, distribution and monetization. Simply put, if a creator uploads quality content, our goal to make sure that this content is seen. This creates favorable monetization opportunities for the best content on the platform and highlights the value of our offering to content creators of all magnitudes.

Our offering includes a world-class SDRM (social digital rights management) service for our creators, helping them to manage libraries and ensure maximum efficiency on and off the Rumble platform. This feature further enhances our relationship with our creators and allows us to capture, record and enhance our product through data analytics.

As we continue to develop our in-house technology, we expect that our competitive differentiation will extend beyond distribution to infrastructure, offering a similar value proposition to both markets: being a neutral platform built to meet the needs of our community.

Our Growth Strategy

We are focused on the following areas in an effort to drive our growth:

Content Acquisition

Our user base and user engagement growth are directly driven by the content available on our platform. We have on-boarded several top content creators onto our platform over the last year which has enabled our significant consumption growth. Our goal is to attract even more top creators to our platform, further accelerating our platform’s growth, and we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform. These incentives have included and may continue to include equity grants or cash payments, including arrangements under which we may agree to pay fixed compensation to content creators (in certain cases, for multiple years) irrespective of whether the actual revenue or user growth generated by the content creator on our platform meets our original modeled financial projections for that creator.

Video Product Development

Our vision is to offer the best monetization toolkit for creators on the internet. To fulfill this vision, we plan to develop a seamless integration across Rumble, Locals and RAC. In doing so, we strive to unlock full monetization potential across programmatic advertising, host-read ads / sponsorships, tipping, subscription and pay-per-view. We anticipate that realization of this vision will greatly accelerate creator onboarding to the platform, providing incremental value to users and advertisers, and ultimately drive platform consumption and revenue. While we continue to develop new functionality on each component of the platform, we focus on integration that will drive value to users, creators, and advertisers.

Cloud Product Development

While our Cloud infrastructure services offerings are still in early stages of development, our tentative roadmap includes: video player (player and encoding), networking, storage, and cloud services (secure, sizable compute capacity). We expect Rumble Cloud to enter the beta stage in 2023, during which we will continue to refine our go to market approach and product in preparation for an expected commercial release in 2024.

International Expansion

Historically, we have focused on growing our U.S. and Canadian user base; any historic consumption from international countries has been purely opportunistic. We anticipate boosting our international expansion once the video product and associated integrations are ready for scale across multiple languages and markets. We believe that there is a significant opportunity for a global expansion of our content, user base and revenue.

Marketing and Advertising

Users and Creators

With the significant organic growth that we experienced to date, most of our marketing efforts have been focused on amplifying earned media and accelerating the word-of-mouth momentum through creator advocacy. As a result, we have been able to build our user base and brand with relatively minimal marketing costs. In the future, we will look to build our brand across multiple audiences, driving user growth and video consumption through (1) content creator partnerships and advocacy, including by offering incentives, including economic incentives, to content creators to join our platform, (2) continued earned media strategies, and (3) increased marketing spend, primarily through digital paid media channels. Like many other major social media companies, we rely on paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activity that results from such advertising is genuine.

Advertisers

We currently use several third-party advertisement networks and exchanges to fill our advertisement inventory. By developing our own network, we will be in position to drive our value proposition and expand our advertiser base. In January 2022, we announced the deployment of an alpha version of RAC, our own advertising marketplace. Several advertisers have begun using the new system, and eventually, we plan for all ads on the Rumble platform to be served through this marketplace. We further expect to drive significant and differentiated value to advertisers through the development of this independent advertising marketplace.

Human Capital

We believe that our employees are our most significant resource. As of December 31, 2022, we had 70 full-time employees, of whom 24 were based in Canada and 46 were based in the United States. None of our employees are covered by collective bargaining agreements. We believe we have good relationships with our employees. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing, and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain, and motivate key employees and directors through the granting of stock-based compensation awards.

Competition

We compete primarily with companies (many of which are much larger and more well capitalized than us) that also provide video and streaming platforms to content creators, including YouTube, Roku, TikTok, Snapchat and Facebook. We compete with these companies to attract, engage and retain users and subscribers.

Government Regulation

We are subject to domestic and foreign laws that affect companies conducting business on the internet generally, including laws relating to the liability of providers of online services for their operations and the activities of their users.

Because we host user-uploaded content, we may be subject to laws concerning such content. In the U.S., we rely, to a significant degree, on laws that limit the liability of online providers for user-uploaded content, including the Digital Millennium Copyright Act of 1998 (“DMCA”) and Section 230. Countries outside the U.S. generally do not provide as robust protections for online providers and may instead regulate such entities to a higher degree. For example, in certain countries, online providers may be liable for hosting certain types of content or may be required to remove such content within a short period of time upon notice. As we expand internationally, we or our customers may also be subject to laws that regulate streaming services or online platforms, such as the EU’s Audiovisual Media Services Directive or EU Regulation 2019/1150, which regulates platform-to-business relations.

Because we receive, store and use a substantial amount of information received from or generated by our users, we are also impacted by laws and regulations governing privacy and data security in the U.S. and worldwide. Examples of such regimes include Section 5 of the Federal Trade Commission Act, the EU’s General Data Protection Regulation (GDPR), and the California Consumer Privacy Act (CCPA). These laws generally regulate the collection, storage, transfer and use of personal information.

Because our platform facilitates online payments, including subscription fees and tipping, we are subject to a variety of laws governing online transactions, payment card transactions and the automatic renewal of online agreements. In the U.S., these matters are regulated by, among other things, the federal Restore Online Shoppers Confidence Act (ROSCA) and various state laws.

As a U.S.-based company with Canadian operations, we are subject to a variety of foreign laws governing our foreign operations, as well as Canadian and U.S. laws that restrict trade and certain practices.

Product Development

With relatively limited access to capital for most of the Company’s history, our product and engineering teams have worked in an environment based on efficiency and speed with a stringent focus on end-user value. With new access to capital upon consummation of the Business Combination and the ability to scale, it will be critical to maintain this culture as we look to bring new innovations to our users and creators.

Infrastructure

Guided by our overarching philosophy to technology, our business plan contemplates spending considerable resources and investment on the underlying infrastructure that supports our products, such as building out and networking multiple points of presence (PoPs) and optimizing at a scale of billions of minutes of video consumption on our platform every month to millions of users, which requires significant investments in IT equipment, servers, bandwidth and data centers and data hosting/storage. We have made initial investments in 2022 and, as our business continues to grow and scale, we expect such investments to grow proportionately over time.

Intellectual Property

Our intellectual property includes trademarks, such as RUMBLE in the United States and Canada, pending international trademarks for RUMBLE, and a pending U.S. trademark application for LOCALS; the domain names rumble.com and locals.com; copyrights in our source code, website, apps and creative assets; and trade secrets. In addition, our platforms are powered by a proprietary technology platform. We rely on, and expect to continue to rely on, a combination of work for hire, assignment, and confidentiality agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, and trade secret laws to protect our brands, proprietary technology, and other intellectual property rights. We intend to continue to file additional applications with respect to our intellectual property rights.

Acquisitions

In October 2021, we bolstered our value proposition for content creators by acquiring Locals, a solution for (1) creators looking to monetize their content through subscription, and (2) for users to gain access to premium content from their favorite content creators. The acquisition was designed to accelerate our subscription revenue model and brought approximately 86,000 subscribers to our platform. Prior to our acquisition of Locals, we did not offer a consumer-facing subscription service.

Facilities

We are headquartered in Longboat Key, Florida, and maintain offices in both the United States and Canada. A number of our U.S. employees work remotely. All of our facilities are leased. We believe that our current facilities are adequate to meet our current needs. We intend to procure additional space in the future as we continue to add employees and expand geographically. We also believe that, if we require additional space, we will be able to lease additional facilities on commercially reasonable terms.

Terms of Service

Our content policies, which are available at rumble.com/s/terms, contain politically neutral terms that ensure a safe and respectful exchange of views on the Rumble platform. Among other things, they prohibit content that infringes on the rights of third parties, violates any law, is pornographic or obscene in nature, promotes or supports violence or unlawful acts (including content that promotes or supports Antifa, the KKK, white supremacist groups, and entities designated by the U.S. or Canadian government as terrorist organizations), or exploits minor children (including disclosing personally identifiable information about minor children).

In June 2022, we announced the first phase of an updated content moderation process and released a new set of proposed content policies and removal and appeals process, which are intended to formalize our current practices and procedures and ensure a consistent and transparent process. The proposed policies include (i) automated flagging for copyright infringement and pornographic material, (ii) a manual ad hoc review of other potentially contravening content and (iii) an appeals process by which a creator can appeal the removal of any of its content to a panel of Rumble Quality Control Community Members, consisting of Rumble creators with a proven track record of consistent and active content creation, who are in good standing within the Rumble community, and have a sufficient following on the platform, as determined by Rumble. We have published our proposed content policies and removal and appeals process on our website and are continuing to solicit feedback from our community of creators and other users. We have no obligation to implement any changes to these policies and processes. We initially planned to implement changes in 2022 and now expect to implement any changes by the end of 2023.

Our website address is included in this report for informational purposes only. Our website and the information contained therein or connected thereto are not deemed to be incorporated by reference in, and are not considered part of, this prospectus.

Our Company Culture

First and foremost, we hire those who are united in our mission to protect a free and open Internet. Like the creators we exist to serve, our Rumble team is full of people who like to think, to question, to build, to listen, and who want to do work that will change the world. As a team, we are:

•        Focused on our mission

•        Free in our expression

•        Fast in our execution

•        Fearless in our pursuit

The collective passion in our mission is uniquely powerful. We see this passion shared every day not only by our employees, but by our users, creators, and our customers. It is this passion and our approach to business which we believe will continue to differentiate Rumble from our competition.

Legal Proceedings

We are, and from time to time may become, involved in various legal proceedings arising in the normal course of our business activities, such as copyright infringement and tort claims arising from user-uploaded content, patent infringement claims, breach of contract claims, government demands, putative class actions based upon consumer protection or privacy laws and other matters. The amounts that may be recovered in such matters may be subject to insurance coverage.

On January 27, 2022, we received notification of a lawsuit filed by Kosmayer Investment Inc. (“KII”) against Rumble and Mr. Pavlovski in the Ontario Superior Court of Justice, alleging fraudulent misrepresentation in connection with KII’s decision to redeem its shares of Rumble in August 2020. On June 3, 2022, we served our statement of defence, and KII filed a reply pleading on June 15, 2022. The case remains in discovery. KII is seeking rescission of such redemption such that, following such rescission, KII would own 20% of the issued and outstanding shares of Rumble or, in the alternative, damages for the lost value of the redeemed shares, which KII has alleged to be worth $419.0 million (based on the value ascribed to the shares of Rumble in the Business Combination), together with other damages including punitive damages and costs. The case remains in discovery. Although we believe that the allegations are meritless and intend to vigorously defend against them, the result or impact of such claim is uncertain, and could result in, among other things, damages, and/or awards of attorneys’ fees or expenses.

In January 2021, we filed an antitrust lawsuit against Google in the United States District Court for the Northern District of California, alleging that Google unlawfully gives an advantage to its YouTube platform over Rumble in search engine results and in the mobile phone market. In June 2021, Google filed a partial motion to dismiss the lawsuit and a motion to strike; in July 2022, the court denied Google’s motion. The case is currently in discovery, with trial scheduled for November 4, 2024.

In August 2022, we received notification of a patent infringement lawsuit in the United States District Court for the Middle District of Florida by Interactive Content Engines LLC (“ICE”), a non-practicing entity. On October 5, 2022, we filed our answer to ICE’s complaint and counterclaims asserting non-infringement and invalidity of the asserted patents. The court has scheduled a claim construction hearing for May 31, 2023. Although we believe that the allegations of infringement are meritless and intend to vigorously defend against them, the result or impact of such lawsuit is uncertain, and could result in, among other things, damages and/or awards of attorneys’ fees or expenses.

In October 2022, we received notification of a putative class action lawsuit alleging violations of the Video Privacy Protection Act in the United States District Court for the Middle District of Florida. On March 13, 2023, the court denied our motion to dismiss the lawsuit. Although we believe that the allegations are meritless and intend to vigorously defend against them, the result or impact of the lawsuit is uncertain, and could result in, among other things, damages and/or awards of attorneys’ fees or expenses.

Along with co-plaintiff Eugene Volokh, on December 1, 2022, we filed a lawsuit in the U.S. District Court for the Southern District of New York to block the enforcement of New York State’s Social Media Law. On February 14, 2023, the court granted our motion for a preliminary injunction, halting enforcement of the law; on March 13, 2023, the New York Attorney General filed a notice of her intent to appeal that decision to the U.S. Court of Appeals for the Second Circuit.

On February 17, 2023, we filed a petition in the Court of Chancery under 8 Del. C. §205, or Section 205 of the Delaware General Corporation Law (the “Petition”) to resolve potential uncertainty with respect to our authorized share capital that was introduced by a recent holding in Garfield v. Boxed, Inc., 2022 WL 17959766 (Del. Ch. Dec. 27, 2022). The Court of Chancery granted our petition on March 6, 2023, and entered an order that same day under 8 Del. C. §205 (1) declaring our current certificate of incorporation (the “Current Certificate of Incorporation”), including the filing and effectiveness thereof, as validated and effective retroactive to the date of its filing with the Office of the Secretary of State of the State of Delaware on September 15, 2022, and all amendments effected thereby and (2) ordering that our securities (and the issuance of the securities) described in the Petition and any other securities issued in reliance on the validity of the Current Certificate of Incorporation are validated and declared effective, each as of the original issuance dates. We have received a litigation demand concerning the subject matter of the Petition, which we now believe to be moot by virtue of the granting of the Petition.

Impact of this Offering on Liquidity

This offering involves the potential sale of up to 341,068,989 shares of our Class A Common Stock, which represents approximately 90.9% of our total outstanding shares of Class A Common Stock on a fully diluted basis (inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Holders will be permitted (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Holders, as described under “Plan of Distribution”) to sell the shares registered hereby. The resale, or anticipated or potential resale, of a substantial number of shares of our Class A Common Stock may have a material negative impact on the market price of our Class A Common Stock and could make it more difficult for our shareholders to sell their shares of Class A Common Stock at such times and at such prices as they deem desirable.

We will not receive any proceeds from the sale of the securities offered pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants offered hereby (to the extent such Warrants are exercised for cash). We intend to use any such proceeds for general corporate purposes, although we believe we can fund our operations with cash on hand.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers named in the “— Summary Compensation Table” below.

Overview

Because we are an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” when detailing the executive compensation of our executives, as such term is defined under the Exchange Act. This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer and our two next most highly compensated executive officers for the fiscal years ended December 31, 2022 and December 31, 2021. These individuals are referred to as our “named executive officers” or “NEOs.”

The compensation reported in this summary compensation table below is not necessarily indicative of how we will compensate our named executive officers in the future. We expect that we will continue to review, evaluate and modify our compensation framework, and our compensation program could vary significantly from our historical practices. The amounts paid to Messrs. Pavlovski and Hughes reflected herein have been converted from Canadian dollar to U.S. dollar using the average annual conversion ratio as of December 31, 2022.

Summary Compensation Table

Name and Title	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Options Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Christopher Pavlovski	2022	428,923		1,250,000	(4)	13,534,408	(5)(6)	871,048		8,432	16,092,811
President and Chief Executive Officer	2021	197,799		175,085	(7)	—				—	372,884

Tyler Hughes	2022	451,263		200,000	(8)	72,599		217,762		—	941,624
Chief Operating Officer	2021	180,651		—		—		500,000	(9)	18,266	698,917

Michael Ellis	2022	287,500		200,000	(8)	72,599		217,762		—	777,861
General Counsel and Corporate Secretary	2021	36,392	(10)	70,000	(11)	—		1,000,000	(9)	—	1,106,392

____________

(1)      The amounts reported in this column do not reflect dollar amounts actually received by our NEOs. Instead, the amounts reported in this column represent the aggregate grant-date fair value of the restricted stock units (“RSUs”) granted during the fiscal year ended December 31, 2022, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Stock Based Compensation. See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts.

(2)      The amounts reported in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant-date fair value of the options to purchase shares of our common stock to each NEO, computed in accordance with FASB ASC 718. See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts. Our NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of the shares of our common stock underlying the option awards.

(3)      Represents the amounts paid in 2021 in respect of a relocation reimbursement to Mr. Hughes and the amounts paid in 2022 to Mr. Pavlovski for tax preparation and consulting services.

(4)      Represents payment of a one-time bonus of $750,000 to Mr. Pavlovski in connection with the closing of the Business Combination and a payment of $500,000 pursuant to our short-term incentive plan for 2022 (“STIP”).

(5)      Represents in part, the grant date value of the 27,397 RSUs with a grant date fair value of $290,408 granted under the Rumble Inc. 2022 Stock Incentive Plan (the “Stock Incentive Plan”).

(6)      Represents in part, the one-time grant of 1,100,000 RSUs granted in lieu of shares of restricted stock to which Mr. Pavlovski was entitled under his employment agreement, in connection with the Business Combination, as further discussed below, with a grant date fair market value of $13,244,000.

(7)      Represents payment of a discretionary bonus paid to Jokaroo Entertainment Inc., a company controlled by Mr. Pavlovski, on May 11, 2021, inclusive of Canadian sales tax, for services rendered by Mr. Pavlovski, which was based on our performance for the fiscal years 2017 and 2020.

(8)      Represents payment of $200,000 pursuant to the STIP.

(9)      This amount represents the grant-date fair value of the options that were granted under the Rumble Inc. Amended and Restated Stock Option Plan (the “Rumble Stock Plan”) and converted into options to purchase shares of our Class A Common Stock in connection with the Business Combination, and was calculated based on the maximum number of shares that could be received upon exercise of such options, assuming the tandem option earnout shares are released, as contemplated under the BCA.

(10)    Mr. Ellis commenced employment with Rumble in November 2021 and his base salary for 2021 is pro-rated as of that date.

(11)    Represents payment of a one-time signing bonus paid to Mr. Ellis.

Narrative Disclosure to Summary Compensation Table

Certain of the compensation paid to our named executive officers reflected in the Summary Compensation Table was provided pursuant to the agreements, plans and programs which are summarized below. For a discussion of the severance pay and other benefits to be provided to our NEOs in connection with a termination of employment and/or a change in control, please see “— Potential Payments Upon Termination or Change In Control” below.

Christopher Pavlovski.

Upon consummation of the Business Combination, we entered into an employment agreement with Mr. Pavlovski in his capacity as Chief Executive Officer. The employment agreement provides for an indefinite term of employment, during which time Mr. Pavlovski is entitled to an annual base salary of $1,000,000; an annual bonus with a target of 50% of his then annual salary, payable subject to Mr. Pavlovski’s continued employment through the payment date; a one-time cash bonus of $750,000 payable upon the closing of the Business Combination; a one-time grant of 1,100,000 restricted shares of Class A Common Stock (which were granted as RSUs in lieu of restricted shares), which will vest in substantially equal annual installments for three years following the closing of the Business Combination, subject to Mr. Pavlovski’s continued employment through each vesting date; and an annual equity grant with a value of up to $4,000,000 during his employment. The employment agreement also provides that Mr. Pavlovski will be eligible to participate in all employee benefit plans, programs and arrangements made available to our employees or, if no such plans exist, Mr. Pavlovski will receive reimbursement of medical and dental costs for himself, his spouse and dependents, until such time that we have medical and dental insurance plans in place. Additionally, during the term of employment, Mr. Pavlovski is entitled to long-term disability insurance coverage equal to at least 80% of his annual salary regardless of whether such benefit is offered to other similarly situated executives and at no expense to him. The employment agreement contains an indefinite non-disparage provision, customary confidentiality and invention assignment covenants, as well as non-competition and employee and customer non-solicitation covenants that apply during the term of employment and for a period of one year thereafter. If Mr. Pavlovski is terminated without “cause” or due to his resignation for “good reason” (each as defined in Mr. Pavlovski’s employment agreement), subject to his execution and non-revocation of a general release of claims in favor of us and our affiliates and his continued compliance with the restrictive covenants in the employment agreement, he will be entitled to severance consisting of (i) any unpaid annual bonus in respect of any completed performance period that has ended prior to the date of such termination or pro rata portion thereof, which amount will be paid at such time annual bonuses are paid to our other senior executives, and (ii) (x) payment of his regular wages in lieu of the minimum amount of working notice of termination prescribed by the Ontario Employment Standards Act 2000 (“ESA”), (y) statutory severance pay, if any, prescribed by the ESA, and (z) any other minimum statutory entitlement that may be payable to Mr. Pavlovski under the ESA, without duplication. Additionally, on September 16, 2022, Mr. Pavlovski entered into an amendment to the employment agreement pursuant to which Mr. Pavlovski’s salary will be paid in Canadian dollars, in lieu of U.S. dollars. The amendment to the employment agreement does not alter, amend or supersede any other terms of the employment agreement.

Tyler Hughes.    In November 2022 we entered into an employment agreement with Tyler Hughes. Pursuant to the agreement, Mr. Hughes is entitled to an initial annual base salary of $400,000 per year, payable in Canadian Dollars, and is eligible to earn an annual bonus based upon the achievement of performance targets established for the applicable calendar year, with a target annual bonus equal to 50% of base salary and a maximum annual bonus equal to 100% of base salary.

Pursuant to the agreement, if Mr. Hughes’ employment is terminated either (x) by the Company without “cause” or (y) by Mr. Hughes for “good reason”, subject to Mr. Hughes’ execution of a general release of claims in favor of the Company and its affiliates and compliance with any restrictive covenants to which Mr. Hughes is subject in favor of the Company and its affiliates, Mr. Hughes will be entitled to, in addition to any payments required by the ESA, (i) any unpaid annual bonus in respect of any completed fiscal year that has ended on or before the termination date; (ii) a prorated target annual bonus for the calendar year in which such termination occurs; (iii) continued participation in the Company’s health and dental plans for 12 months (or such longer time as required by the ESA); (iv) an amount equal to Mr. Hughes’ annual base salary less any amounts paid or payable to Mr. Hughes during any ESA required notice period (or pay in lieu of notice), payable in either a lump sum or installments in the Company’s sole discretion; (v) an amount equal to the Mr. Hughes’ target annual bonus for the year of termination, payable during the 12-month period following termination in accordance with the Company’s regular payroll practices; and (vi) continued vesting during the 12-month period following termination of any time-based equity awards that are outstanding and unvested as of such termination

Michael Ellis.    In November 2022 we entered into an employment agreement with Michael Ellis. Pursuant to the agreement, Mr. Ellis is entitled to an initial base salary of $400,000 per year and is eligible to earn an annual bonus based upon the achievement of performance targets established for the applicable calendar year, with a target annual bonus equal to 50% of his base salary and a maximum annual bonus equal to 100% of his base salary.

Pursuant to the agreement, if Mr. Ellis’ employment is terminated either (x) by the Company without “cause” or (y) by Mr. Ellis for “good reason,” subject to his execution of a general release of claims in favor of the Company and its affiliates and compliance with any restrictive covenants to which Mr. Ellis is subject in favor of the Company and its affiliates, Mr. Ellis will be entitled to: (i) any unpaid annual bonus in respect of any completed fiscal year that has ended on or before the termination date; (ii) a prorated target annual bonus for the calendar year in which such termination occurs; (iii) subsidized premiums for continued coverage under the Company’s group health plan for up to 12 months; (iv) an amount equal to the sum of (x) Mr. Ellis’ annual base salary, plus (y) the target annual bonus for the year of termination, payable during the 12-month period following termination in accordance with the Company’s regular payroll practices; and (v) continued vesting during the 12-month period following termination of any time-based equity awards that are outstanding and unvested as of such termination.

Bonus Compensation

Our management team is eligible for short-term incentive compensation through the STIP. Cash incentives hold our management team accountable, reward them based on actual business results and help create a “pay for performance” culture. Our STIP provides cash incentive award opportunities for the achievement of performance goals established by the Compensation Committee of the Board (“Compensation Committee”) at the beginning of the fiscal year. Payouts to participants vary based on performance as compared to the target performance goals established by the Compensation Committee. The Compensation Committee and the CEO also retain discretion to adjust payouts for any factors that are deemed appropriate. We granted bonuses in the amount of $200,000 pursuant to the STIP to each of our NEOs for their service in 2022.

Long Term Equity Compensation Plans

Rumble Inc. 2022 Stock Incentive Plan

At the special meeting of stockholders held on September 15, 2022, Rumble stockholders considered and approved the Stock Incentive Plan and reserved 26,219,972 shares of Common Stock for issuance to directors, officers and employees of the Company and its subsidiaries after consummation of the Business Combination, subject to an evergreen of 5% for ten years. In addition, upon achievement of either of the earn-out conditions, the number of shares included in the Stock Incentive Plan will be increased by ten percent (10%) of the shares that vest upon achievement of each such condition (including 10% of all Tandem Option Earnout Shares (assuming for this purpose, each Exchanged Company Option has been exercised in full prior to the achievement of such condition). The Stock Incentive Plan was approved by the board of directors of the Company, and became effective, on September 16, 2022.

Plan Administration.    The Stock Incentive Plan is administered by the Board or the compensation committee of the Board (which together with the Board is hereinafter referred to as the “Committee”). The Committee has the authority, among other things, to select participants, grant awards, determine types of awards and terms and conditions of awards for participants, prescribe rules and regulations for the administration of the plan, and make decisions and determinations as deemed necessary or advisable for the administration of the Stock Incentive Plan. The Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the Stock Incentive Plan and to the extent permitted by applicable law, to the Company’s officers or employees, although any award granted to any person who is not a Company employee or who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee. The Committee’s actions will be final, conclusive and binding.

Eligibility.    All officers, employees and directors of the Company and its direct or indirect subsidiaries and consultants and advisers of the Company and its direct or indirect subsidiaries (or a wholly-owned alter ego entity of such person providing the services of which such person is an employee, stockholder or partner) are eligible to participate in the Stock Incentive Plan.

Types of Awards.    The types of awards that are available under the Stock Incentive Plan are stock options (both non-qualified stock options and incentive stock options under Section 422 of the Code (“ISO”)), restricted stock, RSUs, stock appreciation rights and other stock-based awards as determined by the Committee. All of the awards under the Stock Incentive Plan are subject to the terms and conditions determined by the Committee in its sole discretion, subject to certain limitations provided in the Stock Incentive Plan. Each award granted under the Stock Incentive Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions. Generally, upon a participant’s termination for cause all awards under the Stock Incentive Plan are forfeited for no consideration, upon a participant’s termination other than for cause the vesting of any award under the Stock Incentive Plan ceases, unless otherwise determined by the Committee, and any unvested awards are forfeited for no consideration, the vested awards are treated as described in the Stock Incentive Plan and the individual’s award agreement.

Adjustments.    In connection with stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization affecting the shares of Class A Common Stock or the Company’s capital structure or in connection with any extraordinary dividend declared and paid in respect of Class A Common Stock or in the event of any other change in applicable law or circumstances, in each case, to the extent that the Committee in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Stock Incentive Plan, the Committee will equitably and proportionally adjust or substitute effected awards.

Corporate Events.    In the event of a merger, amalgamation or consolidation in which the Company is not the surviving corporation or in which the Company is the surviving corporation but the holders of shares of Class A Common Stock receive securities of another corporation or other property or cash, a “change in control” (as defined in the Stock Incentive Plan), or a reorganization, dissolution or liquidation of the Company, all awards granted under the Stock Incentive Plan will be treated in the manner described in the definitive transaction agreement. In the event that such corporate event does not entail a definitive agreement to which the Company is party, the awards will be treated in the manner determined by the Committee, in its discretion, which may include the assumption or substitution of outstanding awards, acceleration of the vesting of outstanding awards, a cash-out of outstanding awards or the replacement of outstanding awards with a cash incentive program that preserves the value of the awards so replaced.

Transferability.    Awards under the Stock Incentive Plan may not be sold, transferred, pledged or assigned other than by will or by the applicable laws of descent and distribution, unless (except with respect to ISOs) determined by the Committee in certain limited situations.

Amendment.    The Committee may amend the Stock Incentive Plan or outstanding awards at any time. The Company’s stockholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which shares of Class A Common Stock are traded. No amendment to the Stock Incentive Plan or outstanding awards which materially impair the right of a participant are permitted unless the participant consents in writing.

Termination.    The Stock Incentive Plan will terminate on the day before the tenth anniversary of the date the stockholders approve the Stock Incentive Plan, although ISOs may not be granted following the earlier of the tenth anniversary of (i) the date the Stock Incentive Plan is adopted by the Board and (ii) the date the stockholders approve the Stock Incentive Plan. In addition, the Committee may suspend or terminate the Stock Incentive Plan at any time. Following any such suspension or termination, the Stock Incentive Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.

Clawback; Sub-Plans.    All awards under the Stock Incentive Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted by the Committee and, in each case, as may be amended from time to time. In addition, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Stock Incentive Plan by individuals who are non-U.S. nationals or are primarily employed or providing services outside the United States, and may modify the terms of any awards granted to such participants in a manner deemed by the Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.

No-Repricing of Awards.    No awards under the Stock Incentive Plan may be repriced without stockholder approval.

Rumble Inc. Amended and Restated Stock Option Plan

Rumble maintains a long-term incentive plan, the Rumble Stock Plan. The Rumble Stock Plan continues to govern the terms and conditions of the outstanding awards previously granted under the Rumble Stock Plan, and all options to purchase Rumble Class A common shares or Rumble Class B common shares which were converted into options to purchase shares of Class A Common Stock in connection with the Business Combination.

As of December 31, 2022, stock options covering, in the aggregate, 86,752,760 shares of Class A Common Stock were outstanding under the Rumble Stock Plan, which were converted from options underlying Rumble Class A common shares and Class B common shares into options to purchase shares of Class A Common Stock in connection with the consummation of the Business Combination.

Plan Administration.    The Rumble Stock Plan is administered by Rumble’s board of directors.

Eligibility.    Employees, advisory board members, directors, officers and consultants of Rumble or its subsidiaries are eligible to receive awards under the Rumble Stock Plan.

Stock Options.    Only stock options have been granted under the Rumble Stock Plan. The administrator determines the term of the option, which may be up to 20 years from the grant date, the number and class of shares subject to an option, and the exercise price that an option may be exercised. The term of an option and the exercise price of an option are each stated in the applicable award agreement.

Upon a participant’s termination of service, other than for cause, a participant may exercise the vested portion of his or her option, including any portion that would vest in the 180 days following such a termination, for 180 days following such termination. If a participant’s service terminates for cause, all options held by such participant, whether vested or unvested, will terminate immediately. In no event will an option remain exercisable beyond its original term. If a participant does not exercise an option within the prescribed period following termination of employment, the option will terminate.

Non-Transferability of Awards.    Options granted under the Rumble Stock Plan are generally not transferable except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the participant only by the participant.

Certain Adjustments.    If any change that is made in, or other events that occur with respect to, common shares subject to the Rumble Stock Plan, including through a recapitalization, merger, consolidation, stock dividend, stock split, combination or exchange or any similar equity restructuring transaction, Rumble may appropriately adjust awards under the Rumble Stock Plan in order to prevent dilution or enlargement of the rights granted to participants under their award agreements.

Liquidity Events.    In the event of a “liquidity event” (as defined in the Rumble Stock Plan), the board of directors of Rumble will provide participants with notice of the liquidity event and the opportunity to exercise any unexpired and vested awards during the period of time specified by Rumble in such notice prior to the occurrence of the liquidity event. Any awards not vested or not exercised within this period shall be deemed to have terminated.

Amendment.    The administrator may alter, amend or vary the Rumble Stock Plan in any respect that it deems necessary or advisable; provided, that any such alteration, amendment or variation of the Rumble Stock Plan that materially affects the rights, benefits or obligations of a participant will not be effective unless the holder of such award consents in writing. The board of directors of Rumble may terminate the Rumble Stock Plan at any time.

2022 Equity Incentive Awards

On September 16, 2022, the Company granted Mr. Pavlovski RSUs covering 1.1 million shares of the Company’s Class A Common Stock pursuant to the Stock Incentive Plan. The RSUs were granted in lieu of the 1.1 million restricted shares of Class A Common Stock that Mr. Pavlovski was entitled to be granted pursuant to his employment agreement and, by signing the grant agreement, Mr. Pavlovski waived his right to receive the restricted stock grant contemplated by his employment agreement. Subject to Mr. Pavlovski’s continuous employment through the applicable vesting dates, one-third of the RSUs will vest on each of September 16, 2023, September 16, 2024 and September 16, 2025.

Following the Business Combination and pursuant to the Stock Incentive Plan, we granted (i) an option to purchase 92,272 shares of common stock with a grant date fair value of $871,048 to Mr. Pavlovski and an option to purchase 23,068 shares of common stock with a grant date fair value of $217,762 to each of Mr. Hughes and Mr. Ellis and (ii) 27,397 time-based RSUs with a grant date fair value of $290,408 to Mr. Pavlovski and 6,849 time-based RSUs with a grant date fair value of $72,599 to each of Mr. Hughes and Mr. Ellis. Awards granted to our NEOs under the Stock Incentive Plan generally vest in either three or four equal annual installments of the grant date.

Each of the equity awards held by our NEOs as of December 31, 2022 is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table below.

Health and Welfare Plans.    We provide benefits to our NEOs on the same basis as provided to all of our employees, including health, dental and vision insurance; and life and disability insurance. We do not maintain any executive-specific benefit or perquisite programs.

Nonqualified Deferred Compensation.    Our NEOs did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Rumble during the fiscal year ended December 31, 2022. Our Board of Directors may elect to provide our NEOs and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Pension Benefits.    Our NEOs did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Rumble during the fiscal year ended December 31, 2022.

No Tax Gross-Ups.    In the fiscal year ending December 31, 2022, we did not make gross-up payments to cover our NEO’s personal income taxes that pertained to any of the compensation, perquisites or personal benefits paid or provided by us.

Rule 10b5-1 Plans.    Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2022, which were granted under the Rumble Stock Plan.

	Option Awards							Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Chris Pavlovski	9/1/2020(2)	34,399,769	(5)(6)	—		0.03	9/1/2040	—	—
	9/19/2022(3)	—		—		—	—	1,100,000	6,545,000
	11/16/2022(4)							27,397	163,012
	11/16/2022(4)	—		92,272		10.60	11/16/2032

Tyler Hughes	8/16/2021(2)	466,853	(5)(6)	—		2.50	8/16/2041	—	—
	11/16/2022(4)							6,849	40,752
	11/16/2022(4)			23,068		10.60	11/16/2032

Michael Ellis	11/6/2021	66,211	(5)(6)	132,422	(5)(6)(7)	10.06	11/6/2031	—	—
	11/16/2022(4)	—		—		—	—	6,849	40,752
	11/16/2022(4)	—		23,068		10.60	11/16/2032	—	—

____________

(1)      The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on NASDAQ on December 30, 2022, the last trading day of the year, which was $5.95 per share.

(2)      The awards vested in full on September 1, 2020 with respect to Mr. Pavlovski’s award and September 16, 2022 with respect to Mr. Hughes’s award.

(3)      The award vests in three equal annual installments beginning on the first anniversary of September 16, 2022.

(4)      The awards vest in four equal annual installments beginning on the first anniversary of November 16, 2022.

(5)      Issued pursuant to the Rumble Stock Plan.

(6)      The number of options was determined after applying the exchange ratio pursuant to the BCA, such that for each option that was outstanding prior to the effective date of the BCA, such option was converted into a new option to purchase (i) a number of Class A Common Stock of the Company equal to the product (rounded down to the nearest whole number) of (x) the number of shares originally underlying such option, and (y) 16.474 (the “Option Exchange Ratio” and the Class A Common Stock of the Company described in this clause (i), being the “Base Option Shares”), and (ii) and for each Base Option Share, a fraction of a Class A Common Stock of the Company equal to 0.4915 of a share (the shares described in this clause (ii), the “Tandem Option Earnout Shares”). The aggregate exercise price per Base Option Share together with the related fraction of the Tandem Option Earnout Share is equal to (A) the exercise price originally applicable to the option, divided by (B) the Option Exchange Ratio (rounded up to the nearest whole cent).

(7)      The award vests in three equal annual installments on November 6, 2022, November 6, 2023 and November 6, 2024.

Potential Payments Upon Termination or Change in Control

Severance Benefits.    Other than as set forth in each NEOs employment agreement as described above, we did not offer or have in place for our NEOs any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control as of December 31, 2022.

Director Compensation

The following table sets forth information concerning compensation paid to each of our non-employee directors during the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)(3)	Total ($)
Nancy Armstrong	14,521	(4)	141,669	156,190
Paul Cappuccio	27,123	(4)	200,000	227,123
Robert Arsov	27,123		200,000	227,123
Ryan Milnes	27,123		200,000	227,123
Ethan Fallang	27,123		200,000	227,123

____________

(1)      The amounts reported in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, the amounts reported in this column represent the aggregate grant-date fair value of the RSUs granted to our non-employee directors during the fiscal year ended December 31, 2022, computed in accordance with FASB ASC Topic 718. See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)      Awards fully vest on June 16, 2023.

(3)      The following table sets forth the aggregate number of our shares of common stock subject to the RSU awards and the aggregate number of shares of our common stock underlying stock options held by each non-employee director as of December 31, 2022.

Name	RSUs	Number of Shares Underlying Stock Options
Nancy Armstrong	13,365	—
Paul Cappuccio	18,868	62,767
Robert Arsov	18,868	—
Ryan Milnes	18,868	—
Ethan Fallang	18,868	—

(4)      Fees were paid in the form of RSU awards on April 3, 2023, which fully vest on June 16, 2023.

Narrative to Director Compensation Table

In November 2022, our Compensation Committee approved the terms of non-employee director compensation, pursuant to which our non-employee directors are eligible to receive (i) an annual cash retainer of $50,000, with the option to elect cash or RSUs in satisfaction thereof and (ii) an annual equity retainer of RSUs with an aggregate grant date fair value of $200,000, fully vesting on the first anniversary of the grant date. We reimburse directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other related board services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” section and Rumble’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 (“consolidated financial statements”) and other information included elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “our,” “Rumble” and “the Company” refer to the business and operations of Rumble Canada and its consolidated subsidiaries prior to the Business Combination and to Rumble and its consolidated subsidiaries following the consummation of the Business Combination. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus and those discussed in our other filings with the SEC. Additionally, our historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Overview

We are a high growth, video sharing platform designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers. Our registered office is 444 Gulf of Mexico Drive, Longboat Key, Florida, 34228. Our shares of Class A common stock and warrants are traded on Nasdaq under the symbols “RUM” and “RUMBW”, respectively.

Significant Events and Transactions

As previously announced, on December 1, 2021, CF VI, and Rumble Canada, entered into the Business Combination. On September 16, 2022, CF VI and Rumble Canada consummated the business combination contemplated by BCA. In connection with the consummation of the Business Combination, CF VI changed its name from CF Acquisition Corp. VI to Rumble Inc. and Rumble Canada changed its name from Rumble Inc. to Rumble Canada Inc.

Refer to Note 2, Significant Events and Transactions, to the consolidated financial statements.

Revenues

We generate revenues primarily from advertising and licensing fees. The revenues are generated by delivering content either via our own or third-party platforms. As with the past two years, our focus remains on growing users and usage consumption — and not maximizing revenue — while continuing to experiment with various levers to grow revenue.

Advertising fees are generated by delivering both display advertisements and cost-per-message-read advertisements. Display advertisements are placed on Rumble and third-party publisher websites or mobile applications. Customers pay for advertisements either directly or through their relationships with advertising agencies or resellers, based on the number of impressions delivered or the number of actions such as clicks, or purchases taken, by our users. The Company recognizes revenue from display advertisements when a user engages with the advertisement, such as an impression, click, or purchase. For cost-per-message-read advertising, customers pay to have their products or services promoted by a content creator and advertising revenue is recognized when the performance obligation is fulfilled, usually when the message is read.

Licensing fees are charged on a per video or on a flat-fee per month basis. Licensing fee revenue is recognized as the related performance obligations are satisfied in line with the nature of the intellectual property being licensed.

Other revenues include fees earned from tipping features within the Company’s platform as well as certain cloud, subscription, platform hosting, and professional services. Fees from tipping features are recognized at a point in time when a user tips on the platform. Both cloud and subscription services are recognized over time for the duration of the contract. Revenues related to platform hosting are recognized over time as the Company provides access to the platform. Professional service revenues have stand-alone functionality to the customer and are recognized at a point in time as services are provided or earned.

Refer to Note 3, Summary of Significant Accounting Policies, to the consolidated financial statements.

Expenses

Expenses primarily include costs of services, general and administrative, research and development, sales and marketing, finance costs, share-based compensation, foreign exchange gain or loss, and amortization and depreciation. The most significant component of our expenses on an ongoing basis are programming and content, service provider costs, and staffing-related costs.

We expect to continue to invest substantial resources to support our growth and anticipate that each of the following categories of expenses will increase in absolute dollar amounts for the foreseeable future.

Cost of Services

Cost of services consists of costs related to obtaining, supporting and hosting the Company’s product offerings. These costs primarily include:

•        Programming and content costs related to payments to content providers from whom video and other content are licensed. These costs are typically paid to these providers based on revenues generated. In certain circumstances, we incur additional costs related to incentivizing top content creators to promote and join our platform.

•        Other costs of services include third-party service provider costs such as data center and networking, staffing costs directly related to professional services fees, and costs paid to publishers.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, employee benefits and bonuses related to our executives, finance team, and administrative employees. It also includes legal and professional fees, business insurance costs, operating lease costs and other costs. As a public company, we expect to continue to incur additional audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations and other costs.

Research and Development Expenses

Research and development expenses consist primarily of salaries, employee benefits, employee bonuses and consultant fees related to our development activities to originate, develop and enhance our platforms.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of costs related to salaries, employee benefits, employee bonuses, consultant fees, direct marketing costs related to the promotion of our platforms/solutions. Sales and marketing expenses are expected to increase over time as we promote our platform, increase marketing activities, grow domestic and international operations, and continues to build brand awareness.

Non-Operating Income and Other Items

Interest Income

Interest income consists of interest earned on our cash, cash equivalents, and marketable securities. We invest in highly liquid securities such as money market funds, treasury bills and term deposits.

Finance Costs

Finance costs consist of transaction expenses related to the Business Combination and other financing rounds.

Change in Fair Value of Warrant Liability

We account for our outstanding warrants in accordance with guidance in ASC 815-40, Derivatives and Hedging Contracts in Entity’s Own Equity (“ASC 815-40”), under which the warrants issued in connection with the public offerings, private placements, and forward purchase contract (“FPA”) entered into with CFAC Holdings VI, LLC (such contract, the “FPA”) do not meet the criteria for equity classification, and must be recorded as liabilities. As these warrants meet the definition of a liability under ASC 815, Derivatives and Hedging (“ASC 815”), they are measured at fair value at inception and each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement (“ASC 820”), with any subsequent changes in fair value recognized in the statement of operations in the period of change.

Change in Fair Value of Option Liability

Change in the fair value of option liability relates to the May 14, 2021, issuance of Class A preferred shares of Rumble Canada, which included the right to exercise options for an additional 172,070 Class A common shares of Rumble Canada subject to certain conditions. The grant date fair value was determined based on the maximum discount available to these Class A preferred shareholders and the probability of the conditions attached to this option being met. The change in fair value of this option liability is on account of the re-assessment of the probability of the conditions attached to this option at each reporting period. The option liability associated with these Class A preferred shares of Rumble Canada was exercised on November 24, 2021.

Key Business Metrics

To analyze our business performance, determine financial forecasts and help develop long-term strategic plans, we review the key business metrics described below. See “Information about Rumble — Our Constituents and Engagement” included elsewhere in this prospectus for certain historical information regarding these metrics.

Monthly Active Users (“MAUs”)

We use MAUs as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis. MAUs represent the total web and app users of Rumble for each month, which allows us to measure our total user base calculated from data provided by third-party analytics providers using company-set parameters. The analytics systems and the resulting data have not been independently verified. There is a potential for minor overlap in the resulting data due to users who access Rumble’s content from both the web and the app in a given measurement period; however, given that we believe this minor overlap to be immaterial, we do not separately track or report “unique users” as distinct from MAUs. MAUs do not include embedded video, certain connected TV users, or users of the Locals platform. Like many other major social media companies, we rely on paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activity that results from such advertising is genuine. Spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators, including reporting of MAUs by our third-party analytics provider. We continually seek to improve our ability to estimate the total number of spam-generated users, and we eliminate material activity that is substantially likely to be spam from the calculation of our MAUs. We will not, however, succeed in identifying and removing all spam.

MAUs were 80 million on average in the fourth quarter of 2022, an increase of 142% from the fourth quarter of 2021. This growth is attributable to: our growing pool of content, content creators and formats; our value proposition as competing platforms continue to censor and cancel the voices of creators; and increased activity due to U.S. mid-term elections.

Minutes Watched Per Month (“MWPM”)

We use MWPM as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis and the intensity of users’ engagement with the platform. MWPM represents the monthly average of minutes watched per user within a quarterly period, which helps us measure user engagement. MWPM is calculated by converting actual bandwidth consumption into minutes watched, using our management’s best estimate of video resolution quality mix and various encoding parameters. Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, etc.), as well as what our management believes is a nominal amount of non-video traffic. Starting in the second quarter of 2022 we began transitioning a portion of Locals’ bandwidth consumption to our infrastructure. While this currently represents an immaterial amount of consumption, we expect this to grow in the coming quarters.

MWPM was 11.1 billion on average in the fourth quarter of 2022, an increase of 31% from the fourth quarter of 2021. This growth is attributable to: our growing pool of content creators; our value proposition as competing platforms continue to censor and cancel the voices of creators; and a number of new platform features.

Hours of Uploaded Video Per Day

We use the amount of hours of uploaded video per day as a measure of content creation to help us understand the volume of content being created and uploaded to us on a daily basis.

Hours of uploaded video per day were 10,373 on average in the fourth quarter 2022, an increase of 216% from the fourth quarter of 2021. This growth is attributable to: our growing pool of content creators; our value proposition as competing platforms continue to censor and cancel the voices of creators; and a number of new platform features.

We regularly review, have adjusted in the past, and may in the future adjust our processes for calculating our key business metrics to improve their accuracy, including through the application of new data or technologies or product changes that may allow us to identify previously undetected spam activity. As a result of such adjustments, our key business metrics may not be comparable period-over-period.

Results of Operations

The following table sets forth our results of operations data for the periods presented:

Comparisons for the year ended December 31, 2022 and 2021:

The following table sets forth our consolidated statements of comprehensive loss for the year ended December 31, 2022 and 2021 and the dollar and percentage change between the two periods:

For the year ended December 31,	2022	2021	Variance ($)	Variance (%)
Revenues	$39,384,284	$9,466,363	$29,917,921	316%
Expenses:
Cost of services (content, hosting and other)	43,745,518	7,805,474	35,940,044	460%
General and administrative	14,503,576	3,131,479	11,372,097	363%
Research and development	6,287,372	1,622,264	4,665,108	288%
Sales and marketing	6,092,395	2,918,000	3,174,395	109%
Finance costs	1,116,056	2,925,499	(1,809,443)	(62)%
Share-based compensation	1,683,622	1,414,479	269,143	19%
Foreign exchange loss	49,067	7,166	41,901	585%
Amortization and depreciation	1,556,056	154,415	1,401,641	908%
Total expenses	75,033,662	19,978,776	55,054,886	276%
Loss from operations	(35,649,378)	(10,512,413)	(25,136,965)	239%
Interest income, net	3,019,456	16,443	3,003,013	18,263%
Other income, net	—	168,840	(168,840)	(100)%
Change in fair value of warrant liability	21,010,500	—	21,010,500	NM *
Change in fair value of option liability	—	(3,214,286)	3,214,286	(100)%
Loss before income taxes	(11,619,422)	(13,541,416)	1,921,994	(14)%
Income tax recovery	215,428	(575)	216,003	(37,566)%
Deferred tax recovery	—	128,459	(128,459)	(100)%
Net and comprehensive loss	$(11,403,994)	$(13,413,532)	$2,009,538	(15)%

____________

NM*  Percentage change not meaningful.

Revenues

Revenues increased by $29.9 million to $39.4 million in the year ended December 31, 2022, compared to the year ended December 31, 2021, of which $24.3 million is attributable to higher advertising and $5.6 million is attributable to higher licensing and other revenue. The increase in advertising revenue was driven by an increase in consumption as well the introduction of new advertising solutions for creators, publishers and advertisers, including host read advertising and our online advertising management exchange (“Rumble Advertising Center” or “RAC”), both of which we started to build and test in the second half of 2022. The increase in licensing and other revenue was driven by tipping features within our platform as well as certain cloud, subscription, platform hosting fees, provision of one-time content, and professional services.

Cost of Services

Cost of services increased by $35.9 million to $43.7 million in the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase was due to an increase in programming and content costs of $30.0 million, hosting expenses of $4.7 million, and other service costs of $1.2 million.

General and Administrative Expenses

General and administrative expense increased by $11.4 million to $14.5 million in the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase was due to a $4.4 million increase in staffing-related costs, as well as a $7.0 million increase in other administrative expenses, most of which are public company-related and include accounting, legal, investor relations, insurance and other administrative services.

Research and Development Expenses

Research and development expense increased by $4.7 million to $6.3 million in the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase was due to a $3.2 million increase in staffing-related costs, as well as a $1.5 million increase in costs related to computer software, hardware and other administrative expenses.

Sales and Marketing Expenses

Sales and marketing expense increased by $3.2 million to $6.1 million in the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase was due to a $1.6 million increase in staffing-related and consulting services cost, as well as a $1.6 million increase in other marketing and public relations activities.

Finance Costs

Finance costs decreased by $1.8 million to $1.1 million in the year ended December 31, 2022, compared to the year ended December 31, 2021. Finance costs for the year ended December 31, 2022 consisted of $1.1 million in transaction costs, which included legal and other professional fees related to the Business Combination. For the year ended December 31, 2021, finance costs consisted of $2.9 million related to transaction costs on the issuances of Rumble Canada Class A preferred shares and Class A common shares. Additionally, the transaction costs allocated to the debt component of Class A preferred shares of Rumble Canada and the Option Liability were recorded as finance costs. Refer to Note 13, Temporary Equity, to the consolidated financial statements for more details.

Share-based Compensation

Share-based compensation increased by $0.3 million to $1.7 million in the year ended December 31, 2022, compared to the year ended December 31, 2021, due to the vesting conditions of certain previously and newly granted restricted stock units and stock options.

Foreign Exchange Loss

Foreign exchange loss increased by $41.9 thousand to $49.1 thousand in the year ended December 31, 2022, compared to year ended December 31, 2021. The increase was primarily due to higher foreign currency rate fluctuation as we maintained the majority of our cash balance in its functional currency as of December 31, 2022.

Amortization and Depreciation

Amortization and depreciation increased by $1.4 million to $1.6 million in the year ended December 31, 2022, compared to the year ended December 31, 2021 as we commenced building out our infrastructure subsequent to Q2 2021.

Interest Income

Interest income increased by $3.0 million to $3.0 million in the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase was primarily due to carrying a higher balance in cash, cash equivalents, and marketable securities which was the result of the Business Combination in 2022.

Other Income (Expense)

Other income decreased by $0.2 million to $0 in the year ended December 31, 2022, compared to the year ended December 31, 2021. The decrease was related to the settlement of litigation during the year ended December 31, 2021. There was no comparable income in the year ended December 31, 2022.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability increased by $21.0 million to $21.0 million in the year ended December 31, 2022. The increase relates to the issuance of 8,050,000 warrants in connection with the public offerings, private placements, and FPA. As these warrants meet the classification of a financial liability in accordance with ASC 815-40, the related warrant liability is measured at its fair value, determined in accordance with ASC 820, at each reporting period. The fair value of this warrant liability was measured using the fair value of the Company’s warrants listed on the Nasdaq (Level 1 fair value hierarchy input). Refer to Note 2, Significant Events and Transactions, of the consolidated financial statements.

Change in Fair Value of Option Liability

Change in fair value of the option liability decreased by $3.2 million to $0 in the year ended December 31, 2022. The decrease is measured in reference to the issuance of Rumble Canada’s 606,360 Class A preferred shares, which allowed the holders of these preferred shares to purchase additional common shares of Rumble Canada at a discount of 30%, subject to certain conditions. The total fair value of this financing arrangement was determined to be $35.7 million due to the upper limit on the discount price provided to the investors. Gross proceeds of $25.0 million were allocated between the Class A preferred shares of Rumble Canada and the option liability by first determining the fair value of the option liability at $7.5 million using a probability weighted scenario over the likelihood of this option to be exercised, with the remaining $17.5 million allocated to equity (using a residual value method). Change in the fair value of the option liability in the amount of $1.1 million was calculated based on an update of management’s estimate related to the likelihood of the option to purchase additional common shares being exercised (Level 3 fair value hierarchy input). The option liability associated with these Class A preferred shares of Rumble Canada was exercised on November 24, 2021.

Income Tax Recovery

Income tax recovery increased by $216.0 thousand to $215.4 thousand in the year ended December 31, 2022, compared to the year ended December 31, 2021.

Deferred Tax Recovery

Deferred tax recovery decreased by $128.5 thousand to zero in the year ended December 31, 2022, compared to the year ended December 31, 2021.

Liquidity and Capital Resources

We have historically financed operations primarily through cash generated from operating activities and most recently through proceeds from financings. The primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures.

As of December 31, 2022, our cash, cash equivalents, and marketable securities balance was $338.3 million. Cash, cash equivalents, and marketable securities consist of cash on deposit with banks and amounts held in money market funds, treasury bills, and term deposits. The existing cash, cash equivalents, and marketable securities are sufficient to fund our liquidity needs for at least the next 12 months. At this time, we do not anticipate the need to raise additional capital as a result of the completion of the Business Combination on September 16, 2022. Our present focus is to grow users and usage consumption, experiment with monetization levers, and not to maximize revenue and profitability in the immediate term. This business strategy could have a negative impact on our liquidity.

The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	Year Ended December 31,
	2022	2021	Variance
Net cash provided by (used in):
Operating activities	$(32,331,422)	$(5,310,557)	$(27,020,865)
Investing activities	(10,139,167)	1,579,953	(11,719,120)
Financing activities	332,792,493	49,131,932	283,660,561

Operating Activities

Net cash used in operating activities for the year ended December 31, 2022 was $32.3 million compared to $5.3 million for the year ended December 31, 2021. The increase was from an overall increase in expenses and prepaid expenses as a result of business growth coupled with a partial offset from an increase in accounts payable and accrued liabilities.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 was $10.1 million compared to $1.6 million provided for the year ended December 31, 2021. Investing activities for the year ended December 31, 2022, consisted of $8.5 million used in the purchases of capital assets, $1.1 million used in purchase of marketable securities and $0.5 million used in the purchase of intellectual property. Investing activities for the year ended December 31, 2021, consisted of $1.3 million used in the purchases of capital assets and $0.5 million used in the purchase of intellectual property, offset by $3.4 million in cash acquired on the acquisition of Locals Technology Inc.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2022 was $332.8 million compared to $49.1 million provided for the year ended December 31, 2021. Financing activities in the year ended December 31, 2022, mostly consisted of the cash proceeds, net of transaction costs, from the Business Combination. Financing activities in the year ended December 31, 2021, mostly consisted of the cash proceeds, net of transaction costs, from the issuance of Rumble Canada Class A preferred shares and Class A common shares.

Summary of Quarterly Results

Information for the most recent quarters presented are as follows:

	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
Revenue	$19,957,025	$10,983,182	$4,399,312	$4,044,765
Net and comprehensive loss	$(944,668)	$(1,858,452)	$(4,688,680)	$(3,912,194)

	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Revenue	$2,939,548	$2,069,473	$2,124,879	$2,332,463
Net and comprehensive income (loss)	$(10,548,573)	$(2,624,957)	$(315,804)	$75,802

Critical Accounting Policies and Significant Management Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving our management’s judgments and estimates. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe that these are the most critical to aid in fully understanding and evaluating our financial condition and results of operations. For further information, see Note 3, Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus.

Revenues

On January 1, 2018, we adopted ASC Topic 606, Revenue from Contracts with Customers. To determine revenue recognition for contractual arrangements that we determine are within the scope of ASC 606, we perform the following five steps: (1) identify each contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when (or as) the relevant performance obligation is satisfied. We only apply the five-step model to contracts when it is probable that we will collect the consideration to which we are entitled to in exchange for the goods or services we provide to the customer.

We generate revenues primarily from advertising and licensing fees. The revenues are generated by delivering content either via our own or third-party platforms.

Advertising fees are generated by delivering both display advertisements and cost-per-message-read advertisements. Display advertisements are placed on Rumble and third-party publisher websites or mobile applications. Customers pay for advertisements either directly or through their relationships with advertising agencies or resellers, based on the number of impressions delivered or the number of actions such as clicks, or purchases taken, by our users. The Company recognizes revenue from display advertisements when a user engages with the advertisement, such as an impression, click, or purchase. For cost-per-message-read advertising, customers pay to have their products or services promoted by a content creator and advertising revenue is recognized when the performance obligation is fulfilled, usually when the message is read.

Licensing fees are charged on a per video or on a flat-fee per month basis. Licensing fee revenue is recognized as the related performance obligations are satisfied in line with the nature of the intellectual property being licensed.

Other revenues include fees earned from tipping features within the Company’s platform as well as certain cloud, subscription, platform hosting, and professional services. Fees from tipping features are recognized at a point in time when a user tips on the platform. Both cloud and subscription services are recognized over time for the duration of the contract. Revenues related to platform hosting are recognized over time as the Company provides access to the platform. Professional service revenues have stand-alone functionality to the customer and are recognized at a point in time as services are provided or earned.

Share-Based Compensation Expense

Stock Options

We estimate the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model (“BSM”). The grant date fair value of stock options is recognized as share-based compensation expense on a straight-line basis over the requisite service period. Forfeitures are accounted for when they occur.

BSM considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:

Fair value of common stock:    Because Rumble Class A common shares (also referred to as “Rumble’s common stock” below) were not publicly traded prior to the closing of the Business Combination, we estimated the fair value of our common stock in 2019, 2020 and 2021 using Level 3 inputs as defined in the ASC 820 fair value hierarchy. Our board of directors considers numerous objective and subjective factors to determine the fair value of our common stock as discussed in “Common Stock Valuations” below. Fair value of Rumble’s Class A common shares following the closing of the Business Combination is determined based on the Nasdaq closing price of the Company’s Class A common stock as at the date of measurement.

Expected Term:    The expected term represents the period that our stock-based awards are expected to be outstanding and was determined to be the contractual term of the options.

Expected Volatility:    Since we have only a limited trading history of our common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the stock option grants.

Risk-Free Interest Rate:    The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with the remaining term equivalent to the expected term.

Expected Dividend:    We have not paid any dividends in our history and do not expect to pay any dividends over the life of the options and, therefore, have estimated the dividend yield to be zero.

Common Stock Valuations

Prior to the closing of the Business Combination, given the absence of a public trading market for our common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation, our board of directors determined the best estimate of fair value of our common stock exercising reasonable judgment and considering numerous objective and subjective factors. These factors included:

•        the valuation at which we conducted our most recent rounds of equity financing;

•        contemporaneous third-party valuations of our common stock;

•        the transaction prices at which we or other holders sold our common stock to outside investors in arms-length transactions;

•        our financial condition, results of operations and capital resources;

•        the industry outlook;

•        consideration that the options awarded reflected rights in illiquid securities in a private company;

•        the valuation of comparable companies;

•        the lack of marketability of our common stock;

•        the likelihood of achieving a liquidity event, such as an initial public offering or a sale of us given prevailing market conditions;

•        the history and nature of our business, industry trends and the competitive environment; and

•        the general economic outlook, including with respect to economic growth, inflation, unemployment, the interest rate environment and global economic trends.

Our board of directors determined the fair value of our common stock by first determining the enterprise value of our business, and then using the enterprise value to derive the per share value of our common stock.

The enterprise value of our business was estimated by considering several factors, including estimates using the market approach. The market approach was estimated based on the projected value of comparable public companies in a similar line of business that are publicly traded. In addition to the market approach described above, our board of directors factored in recent arms-length transactions such as the closest round of equity financing preceding the date of valuation.

After determining our enterprise value, an allocation of the enterprise value is assigned to each of our various classes of shares with consideration of the different rights associated with each share class, including liquidation preferences, seniority of shares, and conversion rights. The value attributed to common shares through this allocation determines the per share value of our common stock. The BSM implementation of the option pricing method treats the rights of holders of various classes of securities (common shares, preferred shares, warrants, and options) as call options on any value of the Company above a series of break points. The values of the break points were calculated by reviewing the liquidation preferences of preferred shares (including seniority of any series of preferred shares), the participation rights of preferred shares (including any caps on such participation), and the strike prices of warrants and options.

Application of these approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

For valuations after the completion of the Business Combination, our board of directors determines the fair value of each share of underlying Class A common stock based on the closing price of Class A common Stock as reported on the date of grant.

Warrants

Measurement of the Company’s warrants issued to purchase shares of Class A common stock post-closing of the Business Combination is based on the Nasdaq closing price of the Company’s warrants as at the date of measurement. Warrants issued to purchase common stock of Rumble prior to the closing of the Business Combination were freestanding financial instruments classified as equity, and measured using the BSM option pricing model, which included assumptions related to the inputs of exercise price, fair value of the underlying common stock, risk-free interest rate, expected term, expected volatility, and expected dividend yield, which were all determined in the same manner as our stock options detailed in the above “Stock Based Compensation Expense” section. As the outstanding warrants (prior to the closing of the Business Combination) were also subject to a performance condition, management assessed the probability of the performance condition being met at each reporting date. These Rumble warrants were exchanged for 14,153,048 shares of Class A common stock of the Company as part of the Business Combination, for a par value of $731,281.

New Accounting Pronouncements

See Note 3, Summary of Significant Accounting Policies, to our consolidated financial statements for the year ended December 31, 2022 and 2021.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to elect to adopt new or revised accounting standards under private company adoption timelines. Accordingly, the timing of our adoption of new or revised accounting standards will not be the same as other public companies that are not emerging growth companies or that have opted out of using such extended transition period and our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks as part of our ongoing business operations.

Credit Risk

We are exposed to credit risk on our cash, cash equivalents, marketable securities, and accounts receivable. We place cash, cash equivalents, and marketable securities with financial institutions with high credit standing, and we place excess cash in marketable investment grade debt securities. We are exposed to credit risk on our accounts receivable in the event of default by a customer. We bill our customers under customary payment terms and review customers for their creditworthiness. The term between invoicing and payment due date is not significant. A meaningful portion of our revenue is attributable to service agreements with one customer. For the year ended December 31, 2022, one customer accounted for $17.7 million or 45% of our revenue (2021 — $6.5 million or 69%). As of December 31, 2022, one customer accounted for 66% of our accounts receivable (2021 — 35%), which has been collected in the month of January 2023.

Interest Rate Risk

We are exposed to interest rate risk on our cash, cash equivalents and marketable securities. As of December 31, 2022, we had cash, cash equivalents and marketable securities of $338.3 million, consisting of investments in money market funds, treasury bills, and term deposits for which the fair market value would be affected by changes in the general level of interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash, cash equivalents and marketable securities.

MANAGEMENT

Executive Officers and Board of Directors

The following persons serve as our executive officers and directors:

Name	Age	Position
Chris Pavlovski	39	Chief Executive Officer and Chairman
Wojciech Hlibowicki	41	Chief Technology Officer
Brandon Alexandroff	46	Chief Financial Officer
Tyler Hughes	39	Chief Operating Officer
Michael Ellis	38	General Counsel and Corporate Secretary
Claudio Ramolo	36	Chief Content Officer
Nancy Armstrong	56	Director
Paul Cappuccio	61	Director
Robert Arsov	48	Director
Ryan Milnes	40	Director
Ethan Fallang	39	Director

Executive Officers

Chris Pavlovski is the Founder and Chief Executive Officer of Rumble and has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Rumble Canada since 2013. As a three-time successful entrepreneur, Mr. Pavlovski has over 20 years’ experience in the online marketing and advertising space. After building websites daily in his teenage years, Mr. Pavlovski founded Jolted Media Group and served as its Chief Executive Officer. During the same time, Mr. Pavlovski served as the director of marketing for NASA’s Next Giant Leap from 2009 through 2012 leading corporate donations, sponsorships, and Internet marketing strategies. Mr. Pavlovski also founded Cosmic Development in 2011, a global IT business employing 150+ employees with offices in Europe and North America. The business was ranked as the 2nd best employer in Macedonia and has been the recipient of numerous awards. Mr. Pavlovski also sits on numerous boards, including Macedonia 2025, a not-for-profit organization focused on economic and educational development in Macedonia. As a result of his success, Mr. Pavlovski became a finalist for the Ernst & Young Entrepreneur of the Year in 2010. Prior to his entrepreneurial journey, Mr. Pavlovski served as a Network Administrator at Microsoft and studied at the University of Toronto.

Wojciech Hlibowicki is the Chief Technology Officer of Rumble, a position he has held since Rumble’s inception in 2013. As the architect behind the Rumble products and its infrastructure, Mr. Hlibowicki has consistently demonstrated his versatility, being able to contribute in areas from networking to development, while leading an international team of engineers. Prior to joining Rumble, Mr. Hlibowicki studied Mathematics at the University of Waterloo where he combined his skillset in computer science with his entrepreneurial passion and began hosting and developing websites.

Brandon Alexandroff is the Chief Financial Officer of Rumble, a position he has held since February of 2016. Mr. Alexandroff has been a financial executive in the media, telecommunications and technology space for more than 20 years. Prior to joining Rumble, Mr. Alexandroff was the co-founder and Vice President of Finance at Mobilicity, a Canadian consumer wireless company, from 2008 through 2015. From 2003 through 2008, Mr. Alexandroff was the co-founder and Director of Finance and Investor Relations at XM Satellite Radio Canada, where he helped the company go public on the Toronto Stock Exchange. Mr. Alexandroff started his career with Donaldson, Lufkin & Jenrette as an investment banking analyst in their space and satellites finance group. Mr. Alexandroff holds an Honours Business Administration degree from The Ivey School of Business at the University of Western Ontario.

Tyler Hughes is the Chief Operating Officer of Rumble, a position he has held since August of 2021. Prior to joining Rumble, Dr. Hughes spent almost a decade in the pharmaceutical industry with Bayer AG. Starting as a Medical Advisor in 2012, Dr. Hughes transitioned to a variety of commercial roles at Bayer Canada, including the Director of Strategy and Operations, where he led the digital transformation efforts for the business. In 2018,

Dr. Hughes served as Chief of Staff to the SVP of Commercial Operations in the Americas Region within Bayer’s Pharmaceutical business based in Pittsburgh, PA. Dr. Hughes last served Bayer as the Head of Marketing for Bayer’s newly formed AI-based enterprise software business in Pharmaceuticals, overseeing the organizational transition and commercial launch of that business. Dr. Hughes obtained his Doctorate in Physics with a specialization in Nuclear Medicine from the University of British Columbia. Dr. Hughes holds a Bachelor of Science, Honors Physics, University of British Columbia.

Michael Ellis is the General Counsel and Corporate Secretary of Rumble, a position he has held since November 2021. Mr. Ellis previously served in senior legal and policy positions in the Intelligence Community, the White House, and U.S. Congress, including as General Counsel of the U.S. National Security Agency from January of 2021 to April of 2021, Senior Director for Intelligence Programs at the National Security Council from March of 2020 to January of 2021, and General Counsel of the U.S. House Permanent Select Committee on Intelligence from 2016 to 2017. He is a graduate of Yale Law School and Dartmouth College. Following law school, Mr. Ellis served as a law clerk for Judge Jeffrey Sutton of the U.S. Court of Appeals for the 6th Circuit and for Judge Amul Thapar, then of the U.S. District Court for the Eastern District of Kentucky. He is also a Visiting Fellow for Law and Technology at the Meese Center for Legal and Judicial Studies at the Heritage Foundation in Washington, DC.

Claudio Ramolo is the Chief Content Officer of Rumble, a position he has held since April 2015. Mr. Ramolo has been part of the Rumble team since its inception in 2013, with a previous role as Vice President of Business Development. With an emphasis on growing the content ecosystem on Rumble, Mr. Ramolo’s responsibilities have included focus on content creator growth and management, audience development, and distribution strategy. Prior to joining Rumble, Mr. Ramolo worked in the digital media industry, with experience spanning over a 15-year period. Learning from the challenges faced in the tech world, Mr. Ramolo has applied his knowledge to help drive Rumble’s growth in a competitive landscape. Mr. Ramolo graduated with honors at McMaster University, with a degree in economics.

Directors

Paul Cappuccio has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Rumble Canada from January 2021 through September 2022. Mr. Cappuccio has also served as a director of Chipotle Mexican Grill, Inc. (NYSE: CMG) from 2016 to 2020 (where Mr. Cappuccio served as the chairman of the Nominating and Governance Committee and on the Audit Committee) and Central European Media Enterprises (Nasdaq: CETV) from 2009 to 2018. Since January 2020, Mr. Cappuccio has served as the Chief Legal Officer and General Counsel of NJOY, LLC, an electronic nicotine delivery systems company. From 2019 to 2020, Mr. Cappuccio served as Vice Chairman of dtx, a digital company that connects consumers with brands through QR codes. From January 2001 to June 2018, Mr. Cappuccio served as Executive Vice President and General Counsel of Time Warner, Inc (NYSE: TWX), a consolidated worldwide media and entertainment company. From August 1999 to January 2001, he served as Senior Vice President and General Counsel at America Online, Inc. (NYSE: AOL), an internet access company. Prior to this, Mr. Cappuccio was a partner at Kirkland & Ellis and served as an Associate Deputy Attorney General at the U.S. Department of Justice. Additionally, Mr. Cappuccio served as a law clerk to two Justices of the Supreme Court of the United States — Hon. Anthony M. Kennedy and Hon. Antonin Scalia. Mr. Cappuccio received his J.D. from Harvard Law School and a B.A. from Georgetown University.

Ryan Milnes has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Rumble Canada from 2013 through September 2022. Mr. Milnes is an accomplished entrepreneur and the co-founder and Chief Executive Officer of Cosmic Development, a global IT business employing more than 150 employees with offices in Europe and North America. Since founding Cosmic in 2013, Mr. Milnes has overseen Cosmic’s provision of content editing and moderation services to Rumble. He is the owner and director of multiple businesses which focus on tech and real estate. Mr. Milnes holds a film degree from the Toronto Film School.

Robert Arsov has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Rumble Canada from 2014 through September 2022. Mr. Arsov is a Founding Partner of Hoplon Capital, which was formed in May 2021. Mr. Arsov also currently serves as a Senior Advisor at Guggenheim Partners, a position he has held since May 2021. Prior to becoming Senior Advisor, he was a Senior Managing Director at Guggenheim Partners from May 2014 to May 2021, where he advised companies across the technology and IT/business services sectors, with special focus on the insurance, financial services, healthcare, cloud/network infrastructure and communications end-markets. He also maintained an active M&A advisory practice in the biotech and pharma sectors. Mr. Arsov was previously a member of the M&A group at Credit Suisse and its predecessor company Donaldson, Lufkin & Jenrette in New York. Mr. Arsov holds a B.S. degree from the Haas School of Business at the University of California at Berkeley.

Nancy Armstrong has served as a member of our Board of Directors since September 2022. Ms. Armstrong is an Emmy-nominated producer and the founder/executive producer of Happy Warrior Media. She recently launched her award-winning documentary on ADHD, “The Disruptors”. Previously, she co-founded and was an executive producer of MAKERS since 2010, a leading women’s video and media platform and library. Prior to MAKERS, Ms. Armstrong began her career in media at Ogilvy, Inc. in New York City. Ms. Armstrong is a graduate of the University of Wisconsin-Madison, and received a master’s degree in communications from Boston University.

Ethan Fallang has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors Rumble Canada from May of 2021 through September 2022. Mr. Fallang also serves as a director at Riverview Health Institute, LLC, an upscale medical center. Since May 2022, Mr. Fallang has served as a Partner at Narya Capital Management, LLC, where he is in charge of overseeing the fund’s accounting, tax, and audit functions. Prior to joining Narya in February 2020, Mr. Fallang served as the Chief Executive Officer of Riverview Health Institute, LLC, since October 2010. Mr. Fallang holds a B.S. in Business Administration from the Ohio State University and a Master of Business Administration from the Isenberg School of Management at the University of Massachusetts Amherst.

Controlled Company

For purposes of the Nasdaq Listing Rules, the Company is a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Chris Pavlovski owns 85% of the outstanding voting power for the election of directors. The Company may elect to avail itself of the exemptions available to it under Rule 5615I of Nasdaq.

Director Independence

As a “controlled company,” the Company will be exempt from the requirement that a majority of the Board be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the opinion of the Board, has no relationship with the company which would “interfere with the exercise of independent judgment” in carrying out director responsibilities. Each individual serving on the Board, other than Chris Pavlovski and Ryan Milnes, qualifies as an independent director under Nasdaq listing standards.

Classified Board of Directors

There is a single class of directors (other than those directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more such series, as the case may be (such directors the “Preferred Stock Directors”)). Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, the election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon; provided, however, that the election of one (1) director will be determined by a plurality of the votes cast in respect of the Class A Common Stock by the stockholders that hold shares of Class A Common Stock (in their capacity as such) that are present in person or represented by proxy at the meeting and entitled to vote thereon (such director so elected by the holders of Class A Common Stock, in their capacity as such, the “Class A Director”).

Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Committees of the Board of Directors

The Company has three standing committees: an audit committee, a compensation committee and a nominating committee. The composition of each committee is set forth below.

Audit Committee

The members of our Audit Committee consist of Ethan Fallang, Nancy Armstrong and Paul Cappuccio. Ethan Fallang serves as the chairman of the committee. Under the Nasdaq Listing Rules, we are required to have at least three (3) members on the audit committee. The Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and each committee member qualifies as an independent director under applicable rules. Ethan Fallang, Nancy Armstrong and Paul Cappuccio are each financially literate and Ethan Fallang qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The functions of this committee include, among other things:

•        sole responsibility for the appointment, evaluation, compensation, retention and, if appropriate, replacement of the independent auditor;

•        assessment of the independence of the independent auditor;

•        evaluation of the qualifications and performance of the independent auditor, including the

•        lead audit partner;

•        oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting;

•        review and approval of all related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act for potential conflict of interest situations

•        oversight of management’s design and maintenance of the company’s internal control over financial reporting and disclosure controls and procedures; and

•        risk management, oversight of legal and regulatory compliance, establishment and oversight of whistleblower procedures.

Compensation Committee

The members of our Compensation Committee consist of Paul Cappuccio and Robert Arsov. Paul Cappuccio serves as the chairman of the committee. Under the Nasdaq Listing Rules, we are required to have at least two members on the compensation committee. The Nasdaq Listing Rules require that the compensation committee of a listed company (other than that of a “controlled company,” which our company is) be composed solely of independent directors, and each of Paul Cappuccio and Robert Arsov qualify as independent directors under applicable rules.

The functions of the committee include, among other things:

•        establishment and review the objectives of the management compensation programs and basic compensation policies;

•        evaluation of the performance of the executive officers against corporate goals and objectives and determination and approval of the compensation (including any awards under any equity-based compensation or non-equity-based incentive compensation plan and any material perquisites) for the executive officers;

•        review of the compensation of other employees as the committee determines to be appropriate;

•        review of management compensation programs, including any management incentive compensation plans as well as plans and policies pertaining to perquisites, to determine whether they are appropriate;

•        review, approval and recommendation to the Board of Directors the adoption or modification of any equity-based compensation plan;

•        administration of equity-based compensation plans for our employees, consultants and contractors as provided by the terms of such plans, including authorizing all awards made pursuant to such plans;

•        review of the manner in which any risks arising out of the Company’s compensation policies and practices are monitored;

•        review the form and amount of non-employee director compensation; and

•        oversight and monitoring of other compensation-related policies and practices of the Company.

Nominating and Corporate Governance Committee

The members of our nominating committee consist of Robert Arsov, Nancy Armstrong and Ethan Fallang. Robert Arsov serves as the chairman of the committee. The Nasdaq Listing Rules require that the nominating committee of a listed company (other than that of a “controlled company,” which our company is) be composed solely of independent directors, and each of Robert Arsov, Nancy Armstrong and Ethan Fallang qualify as independent directors under applicable rules.

The functions of this committee include, among other things:

•        development and recommendation to the Board of Directors for approval of the criteria for board membership, including as to director independence and diversity;

•        identification, screening and review of individuals qualified to become members of the Board of Directors in a manner consistent with the criteria;

•        development and assessment of policies and procedures with respect to the consideration of director nominees submitted by stockholders;

•        review of the size, composition and organization of the Board of Directors and its committees;

•        review of the succession planning for our executive officers;

•        development, review and assessment the adequacy of our corporate governance principles and guidelines;

•        review of our overall corporate governance practices, including stock ownership guidelines, compulsory retirement age and term limits for directors.

Code of Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, applicable to all of our employees, executive officers and directors. Our Code of Business Conduct and Ethics is available at the investors section of our website at investors.rumble.com. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website to the extent required by applicable rules and exchange requirements.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our different classes of voting securities (i.e., Class A Common Stock, Class C Common Stock and Class D Common Stock), as of April 12, 2023, by:

•        each person known by us to be the beneficial owner of more than 5% of our common stock;

•        each of our directors;

•        each of our executive officers; and

•        all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. For example, in the event a holder of options that were exchanged for existing options in Rumble Canada (the “Exchanged Company Options”) has the right to exercise such options within 60 days, such underlying shares (including any shares issuable with respect to such option subject to escrow and forfeiture in accordance with the terms of the BCA (such shares, the “Tandem Option Earnout Shares”)) are reflected in such holder’s beneficial ownership in both the numerator and the denominator, but not in the denominator for other unaffiliated holders, in accordance with the rules of the SEC. In addition, such securities held by all of Rumble’s directors and executive officers are included in both the numerator and denominator for purposes of determining the percentage share ownership held by the directors and executive officers, calculated as a group. Notwithstanding the foregoing, however, (i) all shares of Class A Common Stock issuable upon exchange of exchangeable shares in an indirect, wholly owned Canadian subsidiary of the Company held by such holder (the “ExchangeCo Shares”) and (ii) all shares of Class A Common Stock, Class C Common Stock and ExchangeCo Shares subject to forfeiture pursuant to the terms of the BCA (the “Forfeiture Escrow Shares”) and the Sponsor shares subject to forfeiture and cancellation under that certain Sponsor Support Agreement, dated December 1, 2021, by and among Rumble Canada, CFVI and the Sponsor (for which the conditions to the achievement of the stock price-based release conditions can be achieved within 60 days) are deemed issued and outstanding and included in the denominator for all holders in order to avoid a distorted and potentially misleading presentation of percentage share ownership by holder.

The below presentation assumes as of April 12, 2023, (i) the Forfeiture Escrow Shares are deemed issued and outstanding for purposes of the denominator for all holders and have not been forfeited, (ii) the Tandem Option Earnout Shares are available for issuance to the relevant holder thereof upon the exercise of any Exchanged Company Options (and are included only within the denominator for that holder and for the directors and executive officers calculated as a group) and have not been forfeited, and (iii) the shares of Class A Common Stock issuable upon exchange of the ExchangeCo Shares are deemed issued and outstanding for purposes of the denominator for all holders, i.e., each holder has converted any ExchangeCo Shares held by such holder into shares of Class A Common Stock.

The below presentation is based on 280,229,977 shares of Class A Common Stock issued and outstanding (including all shares of Class A Common Stock issuable upon exchange of the ExchangeCo Shares) as of April 12, 2023.

	Class A Common Stock			Voting Percentage
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(6)		% of Class
Directors and Executive Officers(1)
Christopher Pavlovski	140,182,173	(2)	44.6%	85.0%
Wojciech Hlibowicki	15,356,476		5.3%	1.0%
Brandon Alexandroff	18,896,820		6.4%	1.2%
Tyler Hughes	466,854		*	*
Michael Ellis	66,211		*	*
Claudio Ramolo	13,574,287		4.7%	*
Ryan Milnes(3)	50,254,401		17.9%	3.2%
Paul Cappuccio	93,617		*	*
Robert Arsov(4)	27,392,307		9.4%	1.7%
Nancy Armstrong	—		*	*
Ethan Fallang	—		*	*
All executive officers and directors as a group (11 individuals)	266,283,146		72.9%	93.1%

5% or More Shareholders:
2286404 Ontario Inc.(3)	50,254,401		17.9%	3.2%
Robert Arsov(4)	27,392,307		9.4%	1.7%
Bongino Inc.(5)	16,027,853		5.7%	1.0%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Rumble Inc., 444 Gulf of Mexico Dr., Longboat Key, FL 34228.

(2)      Includes a grant to Mr. Pavlovski of RSUs covering 1.1 million shares of the Company’s Class A Common Stock pursuant to the Stock Incentive Plan. Subject to Mr. Pavlovski’s continuous employment through the applicable vesting dates, one-third of the RSUs will vest on each of September 16, 2023, September 16, 2024 and September 16, 2025.

(3)      2286404 Ontario Inc. (“Ontario”) is the record holder of the shares. Ontario is wholly owned by Ryan Milnes and therefore, Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of Ontario is 2286404 Ontario Inc., PO Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada.

(4)      The business address of Mr. Arsov is c/o Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019.

(5)      Bongino Inc. is the record holder of the shares. Bongino Inc. is wholly owned by Daniel Bongino. The business address of Bongino Inc. is 2239 SW Manele Place, Palm City, FL 34990. Information is based on a Schedule 13G/A filed with the SEC on February 15, 2023 by Daniel Bongino and Bongino Inc.

(6)      The Company has two other classes of equity securities outstanding, Class C Common Stock and Class D Common Stock, the beneficial ownership of which is set forth in the table below. Each holder of ExchangeCo Shares was issued one “tandem” share of Class C Common Stock, which serves to provide the holder thereof with the same voting rights at the Company as one share of Class A Common Stock. The Company issued shares of Class D Common Stock to Mr. Pavlovski such that, after taking into account the shares of Class A Common Stock (if any) and Class C Common Stock issued to Mr. Pavlovski, Mr. Pavlovski has approximately 85% of the voting power of the Company on a fully-diluted basis.

	Class C Common Stock		Class D Common Stock
	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers
Christopher Pavlovski	104,682,403	62.4%	105,782,403	100%
Wojciech Hlibowicki	4,618,833	2.8%	—	—
Brandon Alexandroff	3,048,355	1.8%	—	—
Tyler Hughes	—	—	—	—
Michael Ellis	—	—	—	—
Claudio Ramolo	2,173,220	1.3%	—	—
Ryan Milnes(1)	50,254,401	30.0%	—	—
Paul Cappuccio	—	—	—	—
Robert Arsov	—	—	—	—
Nancy Armstrong	—	—	—	—
Ethan Fallang	—	—	—	—
All executive officers and directors as a group (11 individuals)	164,777,212	98.3%	105,782,403	100%

5% or More Shareholders:
2286404 Ontario Inc.	50,254,401	30.0%	—	—
Robert Arsov	—	—	—	—
Bongino Inc.	—	—	—	—

____________

(1)      See note 3 above.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 700,000,000 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), 170,000,000 shares of Class C Common Stock, par value $0.0001 per share, of the Company (the “Class C Common Stock”), 110,000,000 shares of Class D Common Stock, par value $0.0001 per share, of the Company (the “Class D Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”). As of March 27, 2023, the Company had 111,467,743 shares of Class A Common Stock (inclusive of 20,800,870 shares of Class A Common Stock placed in escrow pursuant to the terms of the BCA), 167,662,211 shares of Class C Common Stock (inclusive of 55,611,713 shares of Class C Common Stock placed in escrow pursuant to the terms of the BCA) and 105,782,403 shares of Class D Common Stock and no shares of Preferred Stock issued and outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the Rumble Charter and Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law (“DGCL”).

The Rumble Charter provides that the number of authorized shares of any of the preferred Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or issuable upon the exchange of other classes of capital stock of Rumble or other securities of Rumble that are exchangeable for or convertible into shares of any such class or series of capital stock of Rumble) by the affirmative vote of the holders of a majority in voting power of the stock of Rumble entitled to vote thereon.

The following table sets forth a summary the materials terms of the Rumble Charter. This summary is qualified by reference to the complete text of the Rumble Charter, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the Rumble Charter in its entirety for a more complete description of its terms.

Subject Matter	Rumble Charter
Voting Rights

Holders of the Class A Common Stock and Class C Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders and the holders of the Class D Common Stock are entitled to a number of votes per share that represent 85% of the voting power of Rumble on a fully-diluted basis.

Distributions and Dividends

The Rumble Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of Rumble or property of Rumble, each share of Class A Common Stock shall be entitled to receive, ratably, such dividends and other distributions as may from time to time be declared by the Rumble Board. Unless like dividends are declared on each other class of common stock substantially concurrently with Class C Common Stock and Class D Common Stock, dividends shall not be declared or paid on Class C Common Stock or Class D Common Stock.

Classified Board

There is a single class of directors (other than those directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more such series, as the case may be (such directors the “Preferred Stock Directors”)). Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, the election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon; provided, however, that the election of one (1) director will be determined by a plurality of the votes cast in respect of the Class A Common Stock by the stockholders that hold shares of Class A Common Stock (in their capacity as such) that are present in person or represented by proxy at the meeting and entitled to vote thereon (such director so elected by the holders of Class A Common Stock, in their capacity as such, the “Class A Director”).

Subject Matter	Rumble Charter

Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Shareholder Action by Consent Without a Meeting

The Rumble Charter provides that, at any time when the Qualified Stockholders (as defined therein) and their Permitted Transferees (as defined therein) beneficially own, in the aggregate, more than 66.666% or more of the voting power of the stock of Rumble entitled to vote generally in the election of directors (other than the Class A Director (as defined above) or any other director who is elected by a particular class or series of stock of Rumble), any action required or permitted to be taken at any annual or special meeting of stockholders of Rumble may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Rumble in accordance with the Rumble Bylaws and applicable law.

The Rumble Charter also provides that, notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Anti-Takeover Provisions	The Rumble Charter also includes an opt out of Section 203 of the DGCL.
Mandatory Redemptions

The Rumble Charter provides for the mandatory redemption of a number of shares of Class C Common Stock held by a holder upon the issuance of a corresponding number of shares of Class A Common Stock to such holder in respect of ExchangeCo Shares held by such holder that are redeemed by ExchangeCo or 1000045707 Ontario Inc., as applicable, or to the extent such ExchangeCo Shares held by such holder have been forfeited pursuant to the terms of the BCA.

In addition, the Rumble Charter provides for the mandatory redemption of (i) a number of shares of Class D Common Stock held by a Qualified Stockholder (as defined in the Rumble Charter) upon the transfer (other than a “permitted transfer” or a transfer in connection with the repurchase under the Share Repurchase Agreement) by any Qualified Stockholder of a corresponding number of shares of Class A Common Stock or any ExchangeCo Shares held by such holder or in connection with the forfeiture of Forfeiture Escrow Shares held for such holder in accordance with the terms of the BCA; (ii) all shares of Class D Common Stock upon the death or incapacity of Mr. Pavlovski; and (iii) a number of shares of Class D Common Stock held by a Qualified Stockholder corresponding to the number of restricted shares of Class A Common Stock issued to Mr. Pavlovski under his employment agreement as part of his initial equity award that are forfeited and cancelled in accordance with the terms thereof.

Subject Matter	Rumble Charter
Transfer Restrictions

The Rumble Charter provides that no transfer of shares of Class C Common Stock may be made unless (i) such transfer is made to a Permitted Transferee and the transferor concurrently transfers to such Permitted Transferee an equal number of ExchangeCo Shares in accordance with the terms and conditions of ExchangeCo’s governing documents, (ii) such transfer is made to Rumble in connection with the redemption provisions described above, (iii) such transfer is in connection with any pledge or other encumbrance of ExchangeCo Shares and a corresponding number of shares of Class C Common Stock pursuant to a bona fide financing transaction and a Transfer of any such shares results from any foreclosure thereon, (iv) such transfer is made pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Rumble’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property, or (v) such Transfer is approved by Rumble Board or a duly constituted committee thereof and the transferor concurrently transfers an equal number of ExchangeCo Shares to the transferee in accordance with the terms and conditions of ExchangeCo’s governing documents.

The Rumble Charter provides that no shares of Class D Common Stock may be transferred unless each of the following conditions is satisfied: (a) the transfer is made to a Qualified Class D Transferee; (b) concurrent with such transfer, the transferor must transfer to the transferee an equal number of shares of Class A Common Stock and/or ExchangeCo Shares; provided that if the transferor transfers ExchangeCo Shares in connection with this clause (b), then it must also concurrently transfer an equal number of shares of Class C Common Stock to the transferee; and (c) the transferor and the transferee each provide an undertaking in favor of Rumble that they shall ensure that the transferee remains a Qualified Class D Transferee at all times that the transferee owns any shares of Class D Common Stock. In addition, the Class D Common Stock may be transferred (i) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Rumble’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property, or (ii) to Rumble in accordance with the redemption provisions described above.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc., a Delaware corporation, and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021.

Listing

Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively.

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to (i) 333,568,989 shares of Class A Common Stock (including 550,000 shares of Class A Common Stock issuable upon exercise of Warrants) and (ii) 550,000 Warrants. The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Holders’ interest in the shares of Class A Common Stock or Warrants other than through a public sale.

The following table sets forth the names of the Selling Holders, the aggregate number of shares of Class A Common Stock and Warrants beneficially owned prior to the sale of securities offered hereby, the aggregate number of shares of Class A Common Stock and Warrants that the Selling Holders may offer pursuant to this prospectus and the number of shares of Class A Common Stock and Warrants beneficially owned by the Selling Holders after the sale of the securities offered hereby.

We have based percentage ownership on 280,229,977 shares of Class A Common Stock issued and outstanding (inclusive of all shares of Class A Common Stock issuable upon exchange of the ExchangeCo Shares and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA) as of April 12, 2023. For purposes of the foregoing calculation, the issued and outstanding Class A Common Stock also includes 1,100,000 shares of Class A Common Stock issuable upon vesting of restricted stock units granted to Christopher Pavlovski, the Chief Executive Officer of Rumble.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such shares of Class A Common Stock or Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Class A Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Holder information for each additional Selling Holder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Holder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Holder and the number of securities registered on its behalf. A Selling Holder may sell or otherwise transfer all, some or none of such securities in this offering. See “Plan of Distribution.”

Registration Rights

With respect to the 333,568,989 shares of Class A Common Stock held by the Selling Holders, we are registering the resale of (i) 8,300,000 shares of Class A Common Stock that were issued on a private placement basis in the PIPE Investment in connection with our Business Combination pursuant to customary registration rights that we granted to our PIPE Investors, (ii) 227,891,189 shares of Class A Common Stock that were previously issued and registered on Form S-4 in connection with our Business Combination (as well as the resale of 86,752,800 shares underlying options to be registered on Form S-8) pursuant to the Registration Rights Agreement (as further described below), which provides for, among other things, customary resale underwritten demand and related “piggyback rights” for certain Selling Holders, (iii) 10,075,000 shares of Class A Common Stock held by the Sponsor and its related parties pursuant to the Registration Rights Agreement and/or certain registration rights granted in connection with CF VI’s initial public offering, and (iv) 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants.

On September 16, 2022, in connection with the closing of the Business Combination, the Company entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with certain of the Selling Holders. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file one or more registration statements to register the resales of Class A Common Stock held by certain Selling Holders.

The Registration Rights Agreement also provides, among other things, certain Selling Holders with customary resale underwritten demand and related “piggyback rights”, subject to certain requirements and customary conditions. Under the Registration Rights Agreement, the Company agreed to indemnify the Selling Holders party thereto and certain persons or entities related to such Selling Holders such as their officers, directors, and control persons against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which such Selling Holders sell their registrable securities, unless such liability arose from such Selling Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Selling Holders party thereto including registrable securities in any registration statement or prospectus agreed to indemnify the Company and certain persons or entities related to the Company such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents. The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached as Exhibit 10.9 to the registration statement of which this prospectus forms a part, and is incorporated herein by reference.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Warrants Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Holder	Shares(1)	Warrants(2)			Shares	%	Warrants	%
Christopher Pavlovski(3)	140,182,173	—	140,182,173	—	—	—	—	—
2286404 Ontario Inc.(4)	50,254,401	—	50,254,401	—	—	—	—	—
Robert Arsov(5)	27,392,307	—	27,392,307	—	—	—	—	—
Brandon Alexandroff(6)	18,896,820	—	18,896,820	—	—	—	—	—
Bongino Inc.(7)	15,885,353	—	15,885,353	—	—	—	—	—
Wojciech Hlibowicki(8)	15,356,476	—	15,356,476	—	—	—	—	—
Claudio Ramolo(9)	13,574,287	—	13,574,287	—	—	—	—	—
CFAC Holdings VI, LLC(10)	11,214,000	550,000	11,214,000	550,000	—	—	—	—
Narya Capital Fund I, L.P.(11)	7,228,153	—	7,228,153	—	—	—	—	—
RML Investments LLC(12)	5,601,658	—	5,601,658	—	—	—	—	—
Former stockholders of Locals representing less than 1% of the total(13)	3,481,055	—	3,481,055	—	—	—	—	—
Assaf Lev(14)	2,987,659	—	2,987,659	—	—	—	—	—
David Rubin(15)	2,987,659	—	2,987,659	—	—	—	—	—
Former stockholders of Rumble Canada representing less than 1% of the total(16)	2,461,287	—	2,461,287	—	—	—	—	—
Alexander Karapalevski(17)	2,246,123	—	2,246,123	—	—	—	—	—
Eminence Holdings LLC(18)	1,332,714	—	1,332,714	—	—	—	—	—
Andrew Conru(19)	1,299,978	—	1,299,978	—	—	—	—	—
Virtuous Industries LLC(20)	1,040,961	—	1,040,961	—	—	—	—	—
High Plains Investments LLC(21)	1,036,658	—	1,036,658	—	—	—	—	—
Craft Ventures II, L.P.(22)	803,738	—	803,738	—	—	—	—	—
Sonoma Ventures, LLC(23)	655,554	—	655,554	—	—	—	—	—
Timoleon LLC(24)	622,881	—	622,881	—	—	—	—	—
Arbor Commercial Mortgage LLC(25)	500,000	—	500,000	—	—	—	—	—
David McCormick(26)	500,000	—	500,000	—	—	—	—	—
Jeffrey and Helen Horowitz(27)	500,000	—	500,000	—	—	—	—	—
Rumble Investment LLC(28)	450,000	—	450,000	—	—	—	—	—
Lutnick 2020 Descendants Trust UA 12/31/20(29)	375,000	—	375,000	—	—	—	—	—
2083503 Ontario Inc.(30)	323,922	—	323,922	—	—	—	—	—
Paulson Partners L.P.(31)	300,000	—	300,000	—	—	—	—	—
Islet Master Fund L.P.(32)	257,670	—	257,670	—	—	—	—	—
Steven Roth(33)	250,000	—	250,000	—	—	—	—	—
David Batalion(34)	200,000	—	200,000	—	—	—	—	—
Shannon Family Trust UA 09/20/05(35)	200,000	—	200,000	—	—	—	—	—
Valvest Inc.(36)	200,000	—	200,000	—	—	—	—	—
EC Longhorn LLC(37)	167,286	—	167,286	—	—	—	—	—

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Warrants Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Holder	Shares(1)	Warrants(2)			Shares	%	Warrants	%
Obelysk Media Inc.(38)	161,949	—	161,949	—	—	—	—	—
Krume Karapalevski(39)	153,005	—	153,005	—	—	—	—	—
Frank Gallipoli(40)	100,000	—	100,000	—	—	—	—	—
James D. Kuhn(41)	100,000	—	100,000	—	—	—	—	—
LavMac Investments LLC(42)	100,000	—	100,000	—	—	—	—	—
Lloyd Goldman(43)	100,000	—	100,000	—	—	—	—	—
Eric J Johnson TR Johnson Family Trust UA 08/08/97(44)	100,000	—	100,000	—	—	—	—	—
Peter J. Worth(45)	100,000	—	100,000	—	—	—	—	—
Robert E Griffin Jr 2010 Trust UA 10/15/10(46)	100,000	—	100,000	—	—	—	—	—
Sage Kelly(47)	100,000	—	100,000	—	—	—	—	—
Stephen J. Nicholas(48)	100,000	—	100,000	—	—	—	—	—
Highmark Long/Short Equity 4 Ltd.(49)	92,330	—	92,330	—	—	—	—	—
Kevin Brennan(50)	75,000	—	75,000	—	—	—	—	—
Allison Lutnick(51)	50,000	—	50,000	—	—	—	—	—
Anthony Orso(52)	50,000	—	50,000	—	—	—	—	—
Dean Palin(53)	50,000	—	50,000	—	—	—	—	—
Innova Capital Solutions LLC(54)	50,000	—	50,000	—	—	—	—	—
James Buccola(55)	50,000	—	50,000	—	—	—	—	—
Juda Klein(56)	50,000	—	50,000	—	—	—	—	—
Moshe Klein(57)	50,000	—	50,000	—	—	—	—	—
Pascal D. Bandelier(58)	50,000	—	50,000	—	—	—	—	—
Edith Lutnick(59)	35,000	—	35,000	—	—	—	—	—
Brian S. Waterman(60)	25,000	—	25,000	—	—	—	—	—
Happy Wife LLC(61)	25,000	—	25,000	—	—	—	—	—
Lance Stuart Korman(62)	25,000	—	25,000	—	—	—	—	—
Michael Seth Kaminer(63)	25,000	—	25,000	—	—	—	—	—
Mindy Falk(64)	25,000	—	25,000	—	—	—	—	—
Steve Golubchik(65)	25,000	—	25,000	—	—	—	—	—
Seth Kates(66)	25,000	—	25,000	—	—	—	—	—
Mahoney Family Trust UA 09/15/96(67)	20,000	—	20,000	—	—	—	—	—
Noam Goodman Professional Corporation(68)	20,000	—	20,000	—	—	—	—	—
David Gould(69)	14,932	—	14,932	—	—	—	—	—
421 East Columbus LLC(70)	12,500	—	12,500	—	—	—	—	—
Jeffrey Day(71)	12,500	—	12,500	—	—	—	—	—
John J. Jones(72)	12,500	—	12,500	—	—	—	—	—
Jonathan Yalmokas(73)	12,500	—	12,500	—	—	—	—	—
Jordan Roeschlaub(74)	12,500	—	12,500	—	—	—	—	—
The Schreiber Family Trust UA 03/18/91(75)	12,500	—	12,500	—	—	—	—	—
Harry Elam(76)	10,000	—	10,000	—	—	—	—	—
Adam Jagelewski(77)	10,000	—	10,000	—	—	—	—	—
Douglas Barnard(78)	10,000	—	10,000	—	—	—	—	—
Dr. Scott Hughes Inc.(79)	10,000	—	10,000	—	—	—	—	—
Luke T Hazlewood Holdings Inc.(80)	10,000	—	10,000	—	—	—	—	—
Mandalay Holdings Inc.(81)	10,000	—	10,000	—	—	—	—	—
Mary Pavlovski(82)	10,000	—	10,000	—	—	—	—	—
Prestige Worldwide IND Corp. (83)	10,000	—	10,000	—	—	—	—	—
Melanie Alexander(84)	8,000	—	8,000	—	—	—	—	—
2217066 Ontario Ltd(85)	7,500	—	7,500	—	—	—	—	—
Bryon Alexandroff(86)	5,000	—	5,000	—	—	—	—	—

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Warrants Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Holder	Shares(1)	Warrants(2)			Shares	%	Warrants	%
McLaughlin Media Management, LLC (d/b/a M3 Media Management)(87)	5,000	—	5,000	—	—	—	—	—
Randy Klinofsky(88)	5,000	—	5,000	—	—	—	—	—
Saul Greenberg(89)	5,000	—	5,000	—	—	—	—	—
Francine Montaldi-Lubecki(90)	3,500	—	3,500	—	—	—	—	—
Luis Lubecki(91)	3,500	—	3,500	—	—	—	—	—
Zak Muscovitch(92)	3,500	—	3,500	—	—	—	—	—
Angelo G. Ramolo(93)	2,500	—	2,500	—	—	—	—	—
Sean Lamba(94)	2,500	—	2,500	—	—	—	—	—

____________

(1)      Represents shares of Class A Common Stock, including shares of Class A Common Stock (i) that are subject to vesting conditions and forfeiture pursuant to the terms of the BCA, (ii) issuable upon the exercise of options, including shares issuable with respect to such options that are subject to vesting conditions and forfeiture pursuant to the terms of the BCA, (iii) issuable upon the exchange of ExchangeCo Shares, including ExchangeCo Shares that have been placed in escrow pursuant to the terms of the BCA, and (iv) issuable upon the exercise of Warrants.

(2)      Represents Forward Purchase Warrants and does not include Public Warrants held by the Selling Holders, which are not being offered by the Selling Holders in this offering.

(3)      Includes (i) 104,682,403 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 34,858,165 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA; (ii) 34,399,769 shares of Class A Common Stock issuable upon the exercise of options, of which 11,335,655 shares of Class A Common Stock issuable upon the exercise of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA; and (iii) a grant to Mr. Pavlovski of restricted stock units (RSUs) covering 1,100,000 shares of Class A Common Stock pursuant to the Stock Incentive Plan, which RSUs, subject to Mr. Pavlovski’s continuous employment through the applicable vesting dates, will vest in one-third installments on each of September 16, 2023, September 16, 2024 and September 16, 2025. Excludes (i) 104,682,403 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic, and (ii) 105,782,403 shares of Class D Common Stock, with each share carrying 11.2663 votes per share, which together with any shares of Class A Common Stock and Class C Common Stock held by Mr. Pavlovski as of the consummation of the transactions contemplated by the BCA, give Mr. Pavlovski approximately 85% of the voting power of the Company on a fully-diluted basis. Mr. Pavlovski is the Chief Executive Officer and Chairman of the Company. The principal business address of Mr. Pavlovski is c/o Rumble Inc., 444 Gulf of Mexico Dr., Longboat Key, FL 34228.

(4)      Represents 50,254,401 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 16,560,185 shares of Class A Common Stock issuable upon the exchange of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. 2286404 Ontario Inc. is the record owner of the shares. 2286404 Ontario Inc. is wholly owned by Ryan Milnes, a member of the Rumble Board. Accordingly, Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The principal business address of 2286404 Ontario Inc. is P.O. Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada.

(5)      Includes (i) 11,966,204 shares of Class A Common Stock issuable upon the exercise of options, of which 3,943,188 shares of Class A Common Stock issuable upon the exercise of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 5,083,317 shares of Class A Common Stock that have been placed in escrow, and are subject to vesting conditions and forfeiture, pursuant to the terms of the BCA. Mr. Arsov is a member of the Rumble Board. The principal business address of Mr. Arsov is c/o Willkie Farr & Gallagher LLP, New York, NY 10019-6099.

(6)      Includes (i) 3,048,355 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 1,004,515 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 15,848,465 shares of Class A Common Stock issuable upon the exercise of options, of which 5,222,498 shares of Class A Common Stock issuable upon the exercise of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 3,048,355 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Mr. Alexandroff is the Chief Financial Officer of the Company. The principal business address of Mr. Alexandroff is c/o Rumble Inc., 444 Gulf of Mexico Dr., Longboat Key, FL 34228.

(7)      Represents shares of Class A Common Stock acquired at the closing of the Business Combination by a former stockholder of Rumble Canada. Includes 5,234,653 shares of Class A Common Stock that have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Daniel John Bongino is the sole stockholder of Bongino Inc. and may be deemed to beneficially own such shares of Class A Common Stock. The principal business address of Bongino Inc. is 2239 SW Manele Place, Palm City, FL 34990.

(8)      Includes (i) 4,618,833 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 1,522,030 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 10,737,641 shares of Class A Common Stock issuable upon the exercise of options, of which 3,538,343 shares of Class A Common Stock issuable upon the exercise of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 4,618,833 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Mr. Hlibowicki is the Chief Technology Officer of the Company. The principal business address of Mr. Hlibowicki is c/o Rumble Inc., 444 Gulf of Mexico Dr., Longboat Key, FL 34228.

(9)      Represents (i) 2,173,220 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 716,134 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 11,401,066 shares of Class A Common Stock issuable upon the exercise of options, of which 3,756,960 shares of Class A Common Stock issuable upon the exercise of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 2,173,220 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Mr. Ramolo is the Chief Content Officer of the Company. The principal business address of Mr. Ramolo is c/o Rumble Inc., 444 Gulf of Mexico Dr., Longboat Key, FL 34228.

(10)    Represents 11,214,000 shares of Class A Common Stock (of which 1,159,000 shares were acquired in the PIPE Investment) and warrants to purchase 550,000 shares of Class A Common Stock. CFAC Holdings VI, LLC was the largest and controlling stockholder of the Company prior to the completion of the Business Combination. CFAC Holdings VI, LLC is controlled by its sole member, Cantor Fitzgerald, L.P., which is controlled by its management general partner, CF Group Management, Inc. (“CFGM”). Howard Lutnick, the former Chairman and Chief Executive Officer of CF VI, is the Chairman and Chief Executive Officer of CFGM. Mr. Lutnick is also the trustee of CFGM’s sole stockholder and accordingly may be deemed to have beneficial ownership of the securities reported herein. Mr. Lutnick disclaims any beneficial ownership of the securities other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(11)    Represents shares of Class A Common Stock acquired at the closing of the Business Combination by a former stockholder of Rumble Canada. Includes 2,381,872 shares of Class A Common Stock that have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Colin Greenspon and James David Vance, as the managing members of Narya GP I, LLC, the general partner of Narya Capital Fund I, L.P., may be deemed to beneficially own such shares of Class A Common Stock. Ethan Fallang, a member of the Rumble Board, is a Partner at Narya Capital Management LLC, an affiliate of Narya Capital Fund I, L.P. Mr. Fallang disclaims beneficial ownership of such shares of Class A Common Stock.

(12)    Represents shares of Class A Common Stock acquired at the closing of the Business Combination by a former stockholder of Rumble Canada. Includes 1,845,898 shares of Class A Common Stock that have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA.

(13)    Represents 3,481,055 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the exercise of options, including shares issuable with respect to such options that are subject to vesting conditions and forfeiture pursuant to the BCA), of which (i) 1,079,315 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 57,828 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(14)    Represents 2,987,659 shares of Class A Common Stock, of which (i) 984,514 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 52,647 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(15)    Represents 2,987,659 shares of Class A Common Stock, of which (i) 984,514 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 52,647 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(16)    Represents 2,461,287 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the exercise of options, including shares issuable with respect to such options that are subject to vesting conditions and forfeiture pursuant to the BCA), of which 91,360 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA.

(17)    Represents 2,246,123 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 740,158 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 2,246,123 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Mr. Karapalevski is an employee of the Company.

(18)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Eminence Capital, LP serves as the investment adviser to, and may be deemed to have shared voting and dispositive power over the shares held by, Eminence Holdings LLC.

(19)    Represents 1,299,978 shares of Class A Common Stock, of which (i) 428,377 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 23,371 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(20)    Includes 343,025 shares of Class A Common Stock that have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Vivek Ramaswamy is the sole member of Virtuous Industries LLC and as such may be deemed to beneficially own such shares.

(21)    Represents 1,036,658 shares of Class A Common Stock, of which (i) 341,606 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 18,637 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(22)    Represents 803,738 shares of Class A Common Stock, of which (i) 264,853 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 14,449 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(23)    Represents 655,554 shares of Class A Common Stock, of which (i) 216,022 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 11,785 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(24)    Represents 622,881 shares of Class A Common Stock, of which 205,256 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA.

(25)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(26)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(27)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(28)    Represents shares of Class A Common Stock acquired in the PIPE Investment. The manager of Rumble Investment LLC is Albert Tylis and, accordingly, Mr. Tylis may be deemed to beneficially own such shares of Class A Common Stock.

(29)    Represents shares of Class A Common Stock acquired in the PIPE Investment. The trustee of Lutnick 2020 Descendants Trust UA 12/31/20 is Howard W. Lutnick, the former Chairman and Chief Executive Officer of CF VI.

(30)    Represents 323,922 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 106,741 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 323,922 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Krume Karapalevski is the sole member of 2083503 Ontario Inc. and as such may be deemed to beneficially own such shares. Krume Karapalevski is related to Alexander Karapalevski, an employee of the Company.

(31)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(32)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(33)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(34)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Batalion is a Managing Director at Cantor Fitzgerald.

(35)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Kevin A Shannon is the trustee of the Shannon Family Trust UA 09/20/05 and as such may be deemed to beneficially own such shares of Class A Common Stock.

(36)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Denise Rich is the sole director of Valvest Inc. and may be deemed to beneficially own such shares of Class A Common Stock.

(37)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Eminence Capital, LP serves as the investment adviser to, and may be deemed to have shared voting and dispositive power over the shares held by, EC Longhorn LLC.

(38)    Represents 161,949 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 53,366 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 161,949 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic.

(39)    Represents 153,005 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 50,419 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 153,005 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Krume Karapalevski is related to Alexander Karapalevski, an employee of the Company.

(40)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(41)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(42)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Ryan Andrew Maconachy is the manager of LavMac Investments LLC and as such may be deemed to beneficially own such shares of Class A Common Stock.

(43)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(44)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Eric Steward Johnson is the trustee of the Eric J Johnson TR Johnson Family Trust UA 08/08/97 and as such may be deemed to beneficially own such shares of Class A Common Stock.

(45)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(46)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Robert E. Griffin, Jr. is the trustee of the Robert E Griffin Jr 2010 Trust UA 10/15/10 and as such may be deemed to beneficially own such shares of Class A Common Stock.

(47)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(48)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(49)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Joseph Samuels, as portfolio manager for Islet Management, LP, the investment adviser to Highmark Long/Short Equity 4 Ltd., may be deemed to beneficially own such shares of Class A Common Stock.

(50)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Brennan is a director at Cantor Fitzgerald.

(51)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Ms. Lutnick is the spouse of Howard W. Lutnick, the former Chairman and Chief Executive Officer of CF VI.

(52)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(53)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(54)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mukesh Prasad, as Managing Partner of Innova Capital Solutions LLC, may be deemed to beneficially own such shares of Class A Common Stock.

(55)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(56)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(57)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(58)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(59)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(60)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(61)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(62)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(63)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(64)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(65)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(66)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(67)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Philip Mahoney, as trustee of the Mahoney Family Trust UA 09/15/96, may be deemed to beneficially own such shares of Class A Common Stock.

(68)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Noam Goodman, as President of Noam Goodman Professional Corporation, may be deemed to beneficially own such shares of Class A Common Stock.

(69)    Represents (i) 5,000 shares of Class A Common Stock acquired in the PIPE Investment and (ii) 9,932 shares of Class A Common Stock issuable upon the exercise of options, which are subject to vesting conditions and forfeiture pursuant to the terms of the BCA.

(70)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Dustin D. Stolly, as the sole member of 421 East Columbus LLC, may be deemed to beneficially own such shares of Class A Common Stock.

(71)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(72)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Jones is an employee of Cantor Fitzgerald and the former corporate secretary of CF VI.

(73)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(74)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(75)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Each of Charles Schreiber and Jill Schreiber, as trustee of The Schreiber Family Trust UA 03/18/91, may be deemed to beneficially own such shares of Class A Common Stock.

(76)    Mr. Elam is a former member of the Rumble Board.

(77)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(78)    Mr. Barnard is a former member of the Rumble Board.

(79)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Dr. Scott Hughes, as the sole member of Dr. Scott Hughes Inc., may be deemed to beneficially own such shares of Class A Common Stock. Dr. Hughes is related to Tyler Hughes, the Chief Operating Officer of the Company.

(80)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Luke Hazlewood is the sole shareholder of Luke T Hazlewood Holdings Inc. and as such may be deemed to beneficially own such shares of Class A Common Stock.

(81)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Charles Weinraub is the sole shareholder of Mandalay Holdings Inc. and as such may be deemed to beneficially own such shares of Class A Common Stock.

(82)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Ms. Pavlovski is related to Chris Pavlovski, the Chief Executive Officer of the Company.

(83)    Represents shares of Class A Common Stock acquired in the PIPE investment. Enzo Pagani is the CEO, President and sole shareholder of Prestige Worldwide IND Corp. and as such may be deemed to beneficially own such shares of Class A Common Stock.

(84)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Ms. Alexander is related to the Chief Executive Officer of the Company.

(85)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Chris Avramidis is the sole director of 2217066 Ontario Ltd and as such may be deemed to beneficially own such shares of Class A Common Stock.

(86)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Alexandroff is related to the Chief Financial Officer of the Company.

(87)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Lynda McLaughlin is the CEO of McLaughlin Media Management, LLC (d/b/a M3 Media Management) and as such may be deemed to beneficially own such shares of Class A Common Stock.

(88)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(89)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(90)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Ms. Montaldi-Lubecki is related to Christopher Pavlovski, the Chief Executive Officer of the Company.

(91)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Lubecki is related to the Chief Executive Officer of the Company.

(92)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(93)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Ramolo is related to Claudio Ramolo, the Chief Content Officer of the Company.

(94)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Founder Shares

In April 2020, the Sponsor purchased 20,125,000 Founder Shares for an aggregate price of $25,000 or approximately $0.001 per Founder Share. In October 2020, the Sponsor returned to CF VI, at no cost, an aggregate of 5,750,000 Founder Shares and in January 2021, the Sponsor returned to CF VI, at no cost, an aggregate of 5,750,000 Founder Shares, which were cancelled, resulting in an aggregate of 8,625,000 Founder Shares outstanding and held by the Sponsor. In February 2021, the Sponsor transferred 10,000 Founder Shares to each of Douglas R. Barnard and Harry J. Elam, Jr., each an independent director of CF VI. In addition, in February 2021, 1,125,000 Founder Shares were forfeited by the Sponsor and cancelled in connection with the underwriters’ decision not to exercise the over-allotment option. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. The Founder Shares were automatically converted into shares of Class A Common Stock in connection with the consummation of the Business Combination. The Founder Shares are subject to certain transfer restrictions described herein. The Sponsor is a Delaware limited liability company. It is not controlled by, and does not have substantial ties to, any non-U.S. person.

Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 700,000 CF VI Placement Units at a price of $10.00 per CF VI Placement Unit ($7,000,000 in the aggregate). Each CF VI Placement Unit consists of one share of CF VI Class A Common Stock and one-fourth of one CF VI Placement Warrant. Each whole CF VI Placement Warrant sold as part of the CF VI Placement Units is exercisable for one share of CF VI Class A Common Stock at a price of $11.50 per share. The proceeds from the CF VI Placement Units were added to the proceeds from the IPO held in the Trust Account. The CF VI Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its Permitted Transferees. The CF VI Placement Warrants will expire five years from September 16, 2022 or earlier upon redemption or liquidation.

Underwriting Agreement

Pursuant to an underwriting agreement dated February 18, 2021, between CF VI, on the one hand, and CF&Co. and Odeon Capital Group LLC (“Odeon”), on the other hand, CF VI paid a total of $6,000,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to Odeon for serving as the qualified independent underwriter.

PIPE Subscription Agreements

Contemporaneously with the execution of the BCA, CF VI entered into the PIPE Subscription Agreements with the PIPE Investors, including the Sponsor and a number of officers and employees of Cantor and its affiliates (and family members of such persons), to issue and sell shares of Class A Common Stock at Closing, for $10.00 per share. Pursuant to such PIPE Subscription Agreement, the Sponsor agreed to purchase 1,159,000 shares of Class A Common Stock for a total purchase price of $11.59 million, and the officers and employees of Cantor and its affiliates (and family members of such persons) participating in the PIPE Investment agreed to purchase 1,567,500 shares of Class A Common Stock in the aggregate for a total purchase price of $15,675,000.

Forward Purchase Contract

In connection with the closing of the IPO, on February 18, 2021, the Sponsor and CF VI entered into the Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and CF VI agreed to issue and sell to the Sponsor, concurrently with the consummation of CF VI’s initial business combination, 1,875,000 shares of Class A Common Stock and 375,000 Warrants, for an aggregate purchase price of $15.0 million.

Sponsor Support Agreement

Contemporaneously with the execution of the BCA, CF VI entered into a Sponsor Support Agreement with the Sponsor and Rumble, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of CF VI Capital Stock in favor of the BCA and the transactions contemplated thereby, and to not transfer such shares, (ii) not to redeem any of its shares of CF VI Capital Stock in connection with the transactions contemplated by the BCA,

(iii) to waive its anti-dilution rights with respect to its shares of CF VI Class B Common Stock under the CF VI Charter, (iv) to release CF VI and its subsidiaries from pre-Closing claims, subject to customary exceptions, and (v) to subject (a) certain of its shares of CF VI Common Stock and CF VI Private Warrants to transfer restrictions after Closing, (b) certain of its shares of CF VI Common Stock to certain restrictions and potential forfeiture pending the satisfaction of certain earnout targets, and (c) certain of its shares of CF VI Common Stock to certain restrictions and potential forfeiture based on the CF VI Available Cash at Closing and then the satisfaction of certain earnout targets and other conditions set forth in the Sponsor Support Agreement.

Cosmic Agreements

Prior to December 31, 2021, Rumble was a party to several agreements with Kosmik Development Skopje doo (“Cosmic”), pursuant to which Cosmic provided content editing and moderation services to Rumble. Cosmic is controlled by Mr. Pavlovski, and Ryan Milnes, who through his holding entity, owns a significant number of our common stock. As part of the Business Combination, effective as of December 31, 2021, agreements with Cosmic then in place were amended and restated (other than one agreement, which was terminated) to, among other things, provide a “cost” plus 10% fee structure, clarify payment terms and include performance standards in favor of Rumble. Under the amended agreements with Cosmic, Cosmic continues to provide content editing and moderation services, along with other business process outsourcing services, as requested by Rumble. Any intellectual property created by Cosmic pursuant to the terms of the amended agreements has been assigned to Rumble. The amended agreements provide for an initial term of 24 months, subject to automatic renewals for subsequent 12-month terms unless either party provides written notice of non-renewal at least 6 months prior to the expiration of the current term. In fiscal years 2022 and 2021, Cosmic received approximately $1,692,960 and $1,079,227, respectively, in service fees from Rumble under original and amended agreements with Cosmic.

Domain License

On May 11, 2021, Rumble purchased from Jokaroo Entertainment Inc. (“Jokaroo”) the domain license for the name “rumble.com” for a purchase price of CAD$603,895 (approximately $477,077), as permitted by the terms of, and in accordance with, the License Agreement dated October 1, 2013 between Rumble and Jokaroo. Mr. Pavlovski is the controlling owner of Jokaroo. In connection with the purchase, the license for the domain name under the License Agreement automatically terminated in accordance with its terms.

PLAN OF DISTRIBUTION

The Selling Holders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A Common Stock and/or Warrants on Nasdaq or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Holders may use any one or more of the following methods when disposing of their shares of our Class A Common Stock or our Warrants:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        in underwritten transactions;

•        short sales;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the Selling Holders to sell a specified number of such shares at a stipulated price;

•        distribution to members, limited partners or shareholders of Selling Holders;

•        “at the market” or through market makers or into an existing market for the shares;

•        a combination of any such methods of sale; and

•        any other method permitted pursuant to applicable law.

The Selling Holders may, from time to time, pledge or grant a security interest in some or all of the shares of our Class A Common Stock or our Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares or Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Holders to include the pledgee, transferee or other successors in interest as Selling Holders under this prospectus. The Selling Holders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A Common Stock or Warrants or interests therein, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Holders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Holders from the sale of our Class A Common Stock or Warrants offered by them will be the purchase price of our Class A Common Stock or Warrants less discounts or commissions, if any. The Selling Holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Class A Common Stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Holders.

The Selling Holders also may in the future resell a portion of our Class A Common Stock or Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Holders and any underwriters, broker-dealers or agents that participate in the sale of our Class A Common Stock or Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of our Class A Common Stock or Warrants may be underwriting discounts and commissions under the Securities Act. If any selling security holder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling security holder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Holders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A Common Stock or Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Holders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock or Warrants.

The Selling Holders may use this prospectus in connection with resales of our Class A Common Stock and Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Holders, the terms of our Class A Common Stock or Warrants and any material relationships between us and the Selling Holders. The Selling Holders may be deemed to be underwriters under the Securities Act in connection with our Class A Common Stock or Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Holders will receive all the net proceeds from the resale of our Class A Common Stock or Warrants.

A Selling Holder that is an entity may elect to make an in-kind distribution of Class A Common Stock or Warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable Class A Common Stock or Warrants pursuant to the distribution through a registration statement.

Lock-Up Agreements

Concurrently with the execution of the BCA, CF VI and Rumble Canada entered into separate lock-up agreements with a substantial number of Rumble Canada shareholders (nearly all of whom are Selling Holders hereunder) pursuant to which the Rumble securities received by such holders in the Business Combination (relating to more than 95% of the outstanding shares of Rumble Canada prior to the closing of the Business Combination) are locked-up and subject to transfer restrictions for a period of time following the closing of the Business Combination, as described below, subject to certain customary exceptions, such as transfers to affiliates, gifts or charitable donations, transfers for estate planning purposes, transfers in connection with the exercise of options or restricted stock, or for other structuring purposes. The Rumble securities held by such former Rumble Canada shareholders will be locked-up until the earlier of: (i) the one (1) year anniversary of the closing date of the Business Combination, which is September 16, 2023, (ii) the date on which the last reported sale price of Rumble’s Class A Common Stock exceeds $15.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after the closing of the Business Combination, and (iii) the date on which Rumble consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the closing of the Business Combination which results in all of Rumble’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the foregoing restrictions, collectively, the “12-Month Lock-Up”). An aggregate of 306,516,552 shares of Class A Common Stock held by the former Rumble Canada shareholders who are Selling Holders hereunder (on an as-converted basis, i.e., inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA) are subject to the 12-Month Lock-Up.

The shares of Class A Common Stock held by the Sponsor (other than the 1,500,000 shares of Class A Common Stock constituting the Forward Purchase Shares and the 1,159,000 shares of Class A Common Stock that were acquired by the Sponsor in the PIPE Investment) are also subject to the 12-Month Lock-Up. Specifically, an aggregate of 9,105,000 shares of Class A Common Stock held by the Sponsor, which is a Selling Holder hereunder (which assumes that all of the Warrants owned by the Sponsor are exercised for shares of Class A Common Stock), are subject to the 12-Month Lock-Up.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered pursuant to this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The financial statements of Rumble as of December 31, 2022 and 2021, and for the fiscal years ended December 31, 2022 and 2021 appearing in this prospectus have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the prospectus. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGE IN AUDITOR

On September 16, 2022, the Audit Committee of the Company’s Board of Directors approved the appointment of MNP LLP (“MNP”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2022. MNP served as the independent registered public accounting firm of Rumble Canada prior to the closing of the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of CF VI, was informed on September 16, 2022 that it would be replaced by MNP as the Company’s independent registered public accounting firm following the closing of the Business Combination.

The reports of Withum on CF VI’s balance sheet as of December 31, 2021 and December 31, 2020 and the statements of operations, changes in shareholders’ equity (deficit) and cash flows for the fiscal year ended December 31, 2021 and the period from April 17, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained explanatory paragraphs in which Withum expressed substantial doubt as to CF VI’s ability to continue as a going concern if it did not complete a business combination by February 23, 2023 and emphasized the restatement of CF VI’s financial statement as of February 23, 2021 due to its change in accounting for warrants and Class A common stock subject to possible redemption.

During the period from April 17, 2020 (inception) through December 31, 2021 and the subsequent interim period through the date of Withum’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such periods.

During the period from April 17, 2020 (inception) through December 31, 2021 and the subsequent interim period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from April 17, 2020 (inception) through December 31, 2021 and the subsequent interim period through the date of Withum’s dismissal, CF VI and the Company did not consult with MNP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of CF VI or the Company, and no written report or oral advice was provided that MNP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements made by the Company set forth above. A copy of Withum’s letter, dated September 22, 2022, is filed as an exhibit to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this prospectus, you should contact us by telephone or in writing:

Rumble Inc.
444 Gulf of Mexico Dr
Longboat Key, FL 34228
Phone: (941) 210-0196

INDEX TO FINANCIAL STATEMENTS

Rumble Inc.
Consolidated Financial Statements
(Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Rumble Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rumble Inc. and its subsidiaries (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, shareholders’ equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2022, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

<MNP LLP>

Chartered Professional Accountants
Licensed Public Accountants

We have served as the Company’s auditor since 2019.

Toronto, Canada

March 30, 2023

Rumble Inc. Consolidated Statements of Comprehensive Loss (Expressed in U.S. Dollars)
For the year ended December 31,	2022	2021
Revenues	$39,384,284	$9,466,363

Expenses
Cost of services (content, hosting and other)	$43,745,518	$7,805,474
General and administrative	14,503,576	3,131,479
Research and development	6,287,372	1,622,264
Sales and marketing	6,092,395	2,918,000
Finance costs	1,116,056	2,925,499
Share-based compensation	1,683,622	1,414,479
Foreign exchange loss	49,067	7,166
Amortization and depreciation	1,556,056	154,415
Total expenses	75,033,662	19,978,776

Loss from operations	(35,649,378)	(10,512,413)
Interest income, net	3,019,456	16,443
Other income, net	—	168,840
Changes in fair value of warrant liability	21,010,500	—
Changes in fair value of option liability	—	(3,214,286)

Loss before income taxes	(11,619,422)	(13,541,416)
Income tax recovery (expense)	215,428	(575)
Deferred tax recovery	—	128,459
Net loss and comprehensive loss	$(11,403,994)	$(13,413,532)

Loss per share:
Basic	$(0.05)	$(0.06)
Diluted	$(0.05)	$(0.06)

Weighted-average shares used to compute loss per share:
Basic	242,443,272	211,438,363
Diluted	242,443,272	211,438,363

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Consolidated Balance Sheets (Expressed in U.S. Dollars)
December 31,	2022	2021
Assets

Current assets
Cash and cash equivalents	$337,169,279	$46,847,375
Marketable securities	1,100,000	—
Accounts receivable, net	4,748,189	1,344,654
Prepaid expenses and other	9,342,691	775,583
	352,360,159	48,967,612
Prepaid expenses and other, long term	547,589	82,402
Capital assets	8,844,232	1,286,849
Right-of-use assets	1,356,454	1,515,841
Intangible assets	3,211,305	3,285,578
Goodwill	662,899	662,899
	$366,982,638	$55,801,181

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$14,324,696	$6,853,403
Deferred revenue	1,040,619	30,014
Lease liabilities	583,186	315,159
Income taxes payable	934	934
	15,949,435	7,199,510
Warrant liability	10,062,500	—
Lease liabilities, long-term	835,924	1,195,139
Other liability	500,000	250,000
	27,347,859	8,644,649
Temporary equity
Preference shares	—	16,789,203

Commitments and contingencies

Shareholders’ equity
Common shares	768,357	43,353,370
Deficit	(28,782,701)	(17,378,707)
Additional paid-in capital	367,649,123	4,392,666
	339,634,779	30,367,329
	$366,982,638	$55,801,181

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Consolidated Statements of Shareholders’ Equity (Deficit) (Expressed in U.S. Dollars)
	Number of Common Stock
	Legacy Rumble Class A	Legacy Rumble Class B	Class A	Class B	Class C	Class D	Legacy Rumble Class A	Legacy Rumble Class B	Class A	Class B	Class C	Class D	Additional Paid-in Capital	Deficit	Total
Balance December 31, 2020	7,491,000	50,000	—	—	—	—	$582,338	$19,355	$—	$—	$—	$—	$3,022,547	$(3,965,175)	$(340,935)
Issuance of Legacy Rumble Class A Common Stock	172,020	—	—	—	—	—	35,714,286	—	—	—	—	—	—	—	35,714,286
Issuance of Legacy Rumble Class B Common Stock in exchange for Legacy Rumble Class A Common Stock	(63,676)	63,676	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Legacy Rumble Common Shares and options in connection with Locals acquisition	520,346	11,760	—	—	—	—	6,972,629	66,062	—	—	—	—	419	—	7,039,110
Issuance costs in connection with Locals acquisition	—	—	—	—	—	—	(45,644)	(432)	—	—	—	—	(3)	—	(46,079)
Issuance of Legacy Rumble restricted stock units	—	9,784	—	—	—	—	—	44,776	—	—	—	—	—	—	44,776
Share based payments	—	—	—	—	—	—	—	—	—	—	—	—	1,369,703	—	1,369,703
Loss for the year	—	—	—	—	—	—	—	—	—	—	—	—	—	(13,413,532)	(13,413,532)
Balance December 31, 2021	8,119,690	135,220	—	—	—	—	$43,223,609	$129,761	$—	$—	$—	$—	$4,392,666	$(17,378,707)	$30,367,329

Balance December 31, 2021	8,119,690	135,220	—	—	—	—	$43,223,609	$129,761	$—	$—	$—	$—	$4,392,666	$(17,378,707)	$30,367,329
Issuance of Legacy Rumble Class A Common Stock in exchange for Legacy Rumble preference shares	606,360	—	—	—	—	—	17,314,203	—	—	—	—	—	—	—	17,314,203
Issuance of Class A and C Common Stock in exchange for Legacy Rumble Class A and B common shares	(8,726,050)	(135,220)	48,970,404	—	168,762,214	—	(60,537,812)	(129,761)	4,897	—	16,876	—	60,645,800	—	—
Issuance of Class A Common Stock in exchange for Legacy Rumble warrants	—	—	14,153,048	—	—	—	—	—	731,281	—	—	—	(731,281)	—	—
Repurchase of Class C Common Stock in the Key Individual Subscription Agreement	—	—	—	—	(1,100,000)	—	—	—	—	—	(110)	—	(10,999,890)	—	(11,000,000)
Issuance of Class D Common Stock in the Key Individual Subscription Agreement	—	—	—	—	—	105,782,403	—	—	—	—	—	10,578	989,422	—	1,000,000
Issuance of Class A and B Common Stock in connection with the Qualifying Transaction	—	—	10,875,000	7,500,000	—	—	—	—	1,088	750	—	—	105,089,512	—	105,091,350
Issuance of Class A Common Stock in exchange for CFVI Class B common shares	—	—	7,500,000	(7,500,000)	—	—	—	—	750	(750)	—	—	—	—	—
Issuance of Class A Common Stock in connection with public shares	—	—	29,969,311	—	—	—	—	—	2,997	—	—	—	299,690,113	—	299,693,110
Issuance costs in connection with the Qualifying Transaction	—	—	—	—	—	—	—	—	—	—	—	—	(54,091,750)	—	(54,091,750)
Excess fair value over net assets acquired – listing fee	—	—	—	—	—	—	—	—	—	—	—	—	(2,265,284)	—	(2,265,284)
Eliminate CFVI’s historical accumulated deficit	—	—	—	—	—	—	—	—	—	—	—	—	(37,003,588)	—	(37,003,588)
Share based payments	—	—	—	—	—	—	—	—	—	—	—	—	1,933,403	—	1,933,403
Loss for the year	—	—	—	—	—	—	—	—	—	—	—	—	—	(11,403,994)	(11,403,994)
Balance December 31, 2022	—	—	111,467,763	—	167,662,214	105,782,403	$—	$—	$741,013	$—	$16,766	$10,578	$367,649,123	$(28,782,701)	$339,634,779

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Consolidated Statements of Cash Flows (Expressed in U.S. Dollars)
For the year ended December 31,	2022	2021
Cash flows provided by (used in)

Operating activities
Net loss and comprehensive loss for the period	$(11,403,994)	$(13,413,532)
Adjustments to reconcile net loss to cash flows used in operating activities:
Amortization and depreciation	1,556,056	154,415
Share-based compensation	1,933,403	1,414,479
Interest expense	36,621	7,285
Deferred tax expense (recovery)	—	(128,459)
Depreciation on right-of-use assets	528,220	95,322
Change in lease liabilities due to cash payments	(496,835)	(118,886)
Gain on change in fair value of warrants	(21,010,500)	—
Loss on change in fair value of option liability	—	3,214,286
Realized foreign exchange loss	(45,465)	—
	(28,902,494)	(8,775,090)
Changes in non-cash working capital:
Accounts receivable	(2,935,399)	139,267
Prepaid expenses	(9,500,432)	(364,833)
Accounts payable and accrued liabilities	7,996,298	3,622,560
Deferred revenue	1,010,605	66,944
Income taxes payable	—	595
	(32,331,422)	(5,310,557)

Investing activities
Purchase of capital assets	(8,544,398)	(1,339,660)
Purchase of intellectual property	(494,769)	(500,447)
Purchase of marketable securities	(1,100,000)	—
Cash acquired on acquisition of Locals Technology Inc.	—	3,420,060
	(10,139,167)	1,579,953

Financing activities
Repayments of bank indebtedness	—	(337,636)
Repayments of from long-term debt	—	(23,556)
Proceeds from other liabilities	250,000	250,000
Proceeds from issuance of Legacy Rumble preferred shares and Class A common shares	—	50,000,000
Proceeds from Qualifying Transaction	399,807,596	—
Repurchase of Class C Common Stock	(11,000,000)	—
Repayment of Sponsor loan in connection with Qualifying Transaction	(2,173,353)	—
Share issuance costs	(54,091,750)	(756,876)
	332,792,493	49,131,932

Increase in cash and cash equivalents during the period	290,321,904	45,401,328

Cash and cash equivalents, beginning of period	46,847,375	1,446,047
Cash and cash equivalents, end of period	$337,169,279	$46,847,375

Supplemental cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	54	6,325
Cash paid for lease liabilities	491,210	90,881

Non-cash transactions related to the Qualifying Transaction (Note 2)

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

1.      Overview and Basis of Presentation

Nature of Operations

Rumble Inc. (“Rumble” or “the Company”) is a full-service video technology provider offering customizable video players, original content videos, and a library of advertisements for use with its video players. The Company’s registered office is 444 Gulf of Mexico Drive, Longboat Key, Florida, 34228. The Company’s shares of Class A common stock and warrants are traded on The Nasdaq Global Market (“Nasdaq”) under the symbol “RUM” and “RUMBW”, respectively.

Basis of Presentation

The accompanying consolidated financial statements (the “financial statements”) are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and include the results of the Company and its wholly-owned subsidiaries (“the Group”). Any reference in these notes to applicable guidance is meant to refer to the authoritative guidance found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”). All intercompany balances and transactions have been eliminated upon consolidation. These financial statements are presented in U.S. dollars, which is the functional currency of the Company, except where otherwise indicated.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates the estimates used, which include but are not limited to the: evaluation of revenue recognition criteria; collectability of accounts receivable; valuation of stock-based compensation awards; valuation of financial instruments measured at fair value through profit and loss; assessment and recoverability of long-lived assets; useful lives of long-lived assets, including goodwill; and the realization of tax assets, estimates of tax liabilities, and valuation of deferred taxes. These estimates, judgments, and assumptions are reviewed periodically and the impact of any revisions are reflected in the financial statements in the period in which such revisions are made. Actual results could differ materially from those estimates, judgments, or assumptions, and such differences could be material to the Company’s consolidated financial position and results of operations.

2.      Significant Events and Transactions

On December 1, 2021, Rumble Inc (“Legacy Rumble”), a corporation incorporated under the laws of the Province of Ontario, entered into a business combination agreement (the “Business Combination Agreement”) with CF Acquisition Corp. VI, a Delaware corporation (“CFVI”), which among other things, provided for the exchange of all of the issued and outstanding shares of Legacy Rumble (“Rumble Acquisition”) for the shares of Class A Common Stock and Class C Common Stock and exchangeable shares in a wholly-owned subsidiary of CFVI, subject to adjustments and payable in accordance with the terms of the Business Combination Agreement.

CFVI is a special purpose acquisition company, formed for the purpose of effecting an acquisition of one or more business or assets, by way of Qualifying Transaction, amalgamation, share exchange, asset acquisition, share repurchase, reorganization, or other similar business combination involving CFVI, referred to as its qualifying acquisition (“Qualifying Transaction”). CFVI’s sponsor is CFAC Holdings VI, LLC (the “Sponsor”). On February 23, 2021, CFVI consummated the initial public offering (the “Offering”) of 30,000,000 units (“CFVI Units”) for gross proceeds of $300,000,000. Each CFVI

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

2.      Significant Events and Transactions (cont.)

Unit consists of one share of Class A Common Stock (“CFVI Class A Common Stock”) and one-fourth of one redeemable warrant (“CFVI Warrant(s)”). Each whole CFVI Warrant entitles the holder to purchase one share of CFVI Class A Common Stock at a price of $11.50, and is exercisable on the later of 30 days after the completion of Qualifying Transaction or 12 months from the closing of the Offering, and expires 5 years after the completion of the Qualifying Transaction, or earlier upon redemption of liquidation. Upon closing of the Offering, the CFVI Units were listed on the Nasdaq. The total proceeds from the Offering were placed in an escrow account to be released upon consummation of the Qualifying Transaction in accordance with the terms and conditions of the related escrow agreement. Prior to the closing of the Qualifying Transaction discussed below, CFVI shareholders were permitted to elect to redeem their shares of CFVI Class A Common Stock for cash even if they approved the Qualifying Transaction. As a result, actual redemptions by CFVI shareholders were 30,689 CFVI Class A Common Stock and the remaining 29,969,311 shares of CFVI Class A Common Stock of the Company remained outstanding. Simultaneous with the closing of the Offering, CFVI consummated the sale of 700,000 units (“CFVI Placement Units”) to the Sponsor for gross proceeds of $7,000,000. Additionally, in connection with the Offering, the Sponsor committed, pursuant to a forward purchase contract (“FPA”) with CFVI, to purchase, in a private placement for gross proceeds of $15,000,000 to occur concurrently with the consummation of the Qualifying Transaction, 1,500,000 CFVI Units on substantially the same terms as the sale of CFVI Units in the Offering at $10.00 per CFVI Unit, and 375,000 CFVI Class A Common Stock (for no additional consideration). The funds from the FPA were to be used as part of the consideration to the sellers in the Qualifying Transaction.

On September 16, 2022 (the “Closing Date”), pursuant to the terms of the Business Combination Agreement, Legacy Rumble and CFVI announced the completion of the Qualifying Transaction, which constitutes CFVI’s Qualifying Transaction. In connection with the closing of the Qualifying Transaction, CFVI was renamed Rumble Inc and Legacy Rumble was renamed Rumble Canada Inc. References herein to “CFVI” and “Legacy Rumble” are to CF Acquisition Corp. VI and Rumble Inc, respectively, prior to the consummation of the Qualifying Transaction, and references to the “Company” or “Rumble” are to Rumble Inc following consummation of the Qualifying Transaction.

Consideration for the Qualifying Transaction pursuant to the terms of the Business Combination Agreement, and in exchange for their respective shares of capital stock of Legacy Rumble, was as follows:

•        For each share of Legacy Rumble capital stock held by eligible electing Canadian shareholders of Legacy Rumble (the “Electing Shareholders”), the Electing Shareholders received a number of exchangeable shares in 1000045728 Ontario Inc., an indirect, wholly owned Canadian subsidiary of CFVI (“ExchangeCo”, and such shares, the “ExchangeCo Shares”) equal to the quotient obtained by dividing the Price Per Company Share (as defined below) by $10.00 (the “Company Exchange Ratio”), and such Electing Shareholders concurrently subscribed for nominal value for a corresponding number of shares of Class C common stock, par value $0.0001 per share, of the Company (“Class C Common Stock”), a new class of voting, non-economic shares of common stock of the Company created and issued in connection with the Qualifying Transaction. This resulted in the issuance of 168,762,214 shares of Class C Common Stock of the Company for a par value of $16,876; and

•        For each share of Legacy Rumble capital stock held by all other shareholders of Rumble (the “Non-Electing Shareholders”, and collectively with the Electing Shareholders, the “Rumble Shareholders”), such Non-Electing Shareholder received a number of shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) equal to the Company Exchange Ratio. This resulted in the issuance of 48,970,404 shares of Class A Common Stock of the Company for a par value of $4,897.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

2.      Significant Events and Transactions (cont.)

The “Arrangement Consideration” means $3,186,384,663, representing the sum of $3,150,000,000, plus the cash and cash equivalents balance held by Legacy Rumble as of the date of the Qualifying Transaction (net of outstanding indebtedness), plus the aggregate exercise price of all outstanding options to purchase Legacy Rumble stock. The “Price Per Company Share” is obtained by dividing (i) the Arrangement Consideration by (ii) the number of outstanding shares of capital stock of Legacy Rumble (calculated on a fully diluted basis in accordance with the Business Combination Agreement). The Company Exchange Ratio was determined to be 24.5713:1.0000.

In addition, under the Business Combination Agreement:

•        All outstanding options to purchase shares of Legacy Rumble capital stock were exchanged for options (“Exchanged Company Options”) to purchase (a) a number of shares of Class A Common Stock (“Base Option Shares”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy Rumble capital stock subject to such options and (ii) the Option Exchange Ratio (as defined below), and (b) a fraction of a share of Class A Common Stock with respect to each Base Option Share equal to the Option Earnout Fraction (as defined below) (such fractional shares, “Tandem Option Earnout Shares”). The aggregate purchase price per Base Option Share together with the related fraction of the Tandem Option Earnout Share equals (i) the exercise price of such Legacy Rumble stock options divided by (ii) the Option Exchange Ratio (rounded up to the nearest whole cent); and

•        The outstanding warrant to purchase shares of Legacy Rumble capital stock was exchanged for a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of the number of shares of Rumble capital stock subject to the warrant and the Company Exchange Ratio. This resulted in the issuance of 14,153,048 shares of Class A Common Stock of the Company for a par value of $731,281.

“Option Earnout Fraction” means the difference between (i) the Company Exchange Ratio divided by the Option Exchange Ratio minus (ii) 1.00. “Option Exchange Ratio” means the quotient obtained by dividing (x) by (y), where: (x) is the quotient, expressed as a dollar number, obtained by dividing (i) the sum of (a) $2,136,384,663, representing the sum of $2,100,000,000 plus the cash and cash equivalents balance held by Legacy Rumble as of the date of the Qualifying Transaction (net of debt), plus the aggregate exercise price of all outstanding options to purchase shares of Legacy Rumble capital stock, by (ii) the number of outstanding shares of Legacy Rumble capital stock (calculated on a fully diluted basis in accordance with the Business Combination Agreement); and (y) $10.00.

In addition, for an aggregate purchase price of $1,000,000, upon the closing of the Qualifying Transaction and pursuant to a subscription agreement entered into between Christopher Pavlovski, Legacy Rumble’s CEO and founder (“Mr. Pavlovski”) and CFVI, the Company issued and sold to Mr. Pavlovski a number of shares of Class D common stock, par value $0.0001 per share, of the Company (“Class D Common Stock”), a new class of non-economic shares of common stock of the Company carrying the right to 11.2663 votes per share created and issued in connecting with the Qualifying Transaction, such that, taking into account the shares of Class A Common Stock and Class C Common Stock issued to Mr. Pavlovski at the closing of the Qualifying Transaction, Mr. Pavlovski has approximately 85% of the voting power of the Company on a fully diluted basis.

The Company also issued, as of the date of the closing of the Qualifying Transaction, 1,875,000 shares of Class A Common Stock (par value $188) in connection with the FPA.

Further, upon the closing of the Qualifying Transaction, the Company consummated a private investment in public equity (“PIPE”) via the issuance of 8,300,000 shares of Class A Common Stock (par value $0.0001 per share) for aggregate proceeds of $83,000,000.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

2.      Significant Events and Transactions (cont.)

While CFVI was the legal acquirer of Legacy Rumble, Legacy Rumble was identified as the acquirer for accounting purposes. The Rumble Acquisition is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CFVI is treated as the acquired company for financial reporting purposes and Legacy Rumble is treated as the acquiror. This determination is primarily based on the facts that subsequent to the Qualifying Transaction, the Legacy Rumble shareholders hold a majority of the voting rights in the combined company (Rumble or the Company), Legacy Rumble will collectively hold voting power giving them the right to appoint the majority of the directors in Rumble, Legacy Rumble comprises all of the ongoing operations of the combined company, Legacy Rumble comprises all of the senior management of the combined company, and Legacy Rumble is significantly larger than CFVI in terms of revenue, total assets (excluding cash) and employees. Accordingly, for accounting purposes, the Qualifying Transaction was treated as the equivalent of Legacy Rumble issuing shares for the net assets of CFVI, accompanied by a recapitalization.

The net assets of CFVI were stated at historical costs. No goodwill or other intangible assets were recorded. Operations prior to the Qualifying Transaction are those of Legacy Rumble.

In connection with the Qualifying Transaction, the Company received $399,807,596 in gross proceeds from the Qualifying Transaction.

The number of shares of the Company’s common stock outstanding immediately following the consummation of the Qualifying Transaction was:

	Class A	Class C	Class D	Total
CFVI Public Shareholders	29,969,311	—	—	29,969,311
Sponsor Related Parties and Other Holders of Founder’s Shares	10,075,000	—	—	10,075,000
Rumble Shareholders	63,123,452	167,662,214	105,782,403	336,568,069
PIPE Investors	8,300,000	—	—	8,300,000
Closing shares	111,467,763	167,662,214	105,782,403	384,912,380

Details of the Qualifying Transaction are summarized as follows:

Fair value of shares issued by Rumble	$353,039,304

Net assets acquired:
Cash	$300,797,018
Prepaid expenses	221,016
Accounts payable, accruals, and other liabilities	(256,095)
Warrant liability	(29,625,500)
FPA liability	(8,362,419)
262,774,020

PIPE escrow proceeds	83,000,000
Sponsor FPA proceeds	15,000,000
Class D Common Stock proceeds	1,000,000
Shares repurchase of Class C Common Stock	(11,000,000)
$350,774,020

Excess fair value over net assets acquired – listing fee	$2,265,284

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

2.      Significant Events and Transactions (cont.)

The excess fair value over net assets acquired was recorded as a reduction to additional paid-in capital. Additionally, the Company incurred transaction costs of $54,091,750, consisting of banking, legal, and other professional fees. The transaction costs were recorded as a reduction to additional paid-in capital in accordance with Staff Accounting Bulletin Topic 5.A.

During the year, there was a change in ownership structure of the subsidiaries within the Group. Rumble Inc purchased the shares of Locals Technology Inc. and Rumble USA Inc. from Rumble Canada Inc on October 19, 2022 and December 31, 2022, respectively. There is no change in the group structure of the Company due to this change in ownership.

3.      Summary of Significant Accounting Policies

Foreign Currency

The functional currency of the Group is the U.S. dollar. Transactions denominated in currencies other than the U.S. dollar are remeasured using end-of-period exchange rates or exchange rates prevailing at the date of the transaction, and the resulting gains or losses are recognized as a component of operating expenses.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, lease liabilities, warrant liability and other liabilities approximated their fair values at December 31, 2022 and 2021.

The Company evaluates the estimated fair value of financial instruments using available market information and management’s estimates. The use of different market assumptions and/or estimation methodologies could have a significant impact on the estimated fair value amounts. See Note 16 for further details.

Concentration Risk

A meaningful portion of the Company’s revenue (and a substantial portion of the Company’s net cash from operations that it can freely access) is attributable to Service Agreements with a few customers. See Note 17 for further details.

Revenue Recognition

The Company derives revenues primarily from:

•        Advertising fees

•        Licensing fees and other

Revenues are recognized when the control of promised services is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Sales tax and other similar taxes are excluded from revenues.

In order to recognize revenue, the Company applies the following five (5) steps:

1.      Identify the contract with a customer

2.      Identify the performance obligation(s)

3.      Determine the transaction price

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

3.      Summary of Significant Accounting Policies (cont.)

4.      Allocate the transaction price to the performance obligation(s)

5.      Recognize revenue when/as performance obligation(s) are satisfied

Advertising fees

The Company generates advertising fees by delivering both display advertisements and cost-per-message-read advertisements. Display advertisements are placed on Rumble and third-party publisher websites or mobile applications. Customers pay for advertisements either directly or through their relationships with advertising agencies or resellers, based on the number of impressions delivered or the number of actions such as clicks, or purchases taken, by our users.

The Company recognizes revenue from display advertisements when a user engages with the advertisement, such as an impression, click, or purchase. For cost-per-message-read advertising, customers pay to have their products or services promoted by a content creator and advertising revenue is recognized when the performance obligation is fulfilled, usually when the message is read. In general, advertising fees are reported on a gross basis, since the Company controls the advertising inventory before it is transferred to the customer. Control is evidenced by the Company’s sole ability to monetize the advertising inventory before it is transferred to the customer.

The Company also generates advertising revenue by displaying advertising on third-party publishers’ websites, applications, or other offerings. To fulfill these transactions, the Company purchases advertising inventory from third-party publishers’ websites and applications. At such point, the Company has the sole ability to monetize the third-party publishers advertising inventory. Therefore, the Company reports advertising revenues generated from these transactions on a gross basis and records the related traffic acquisition costs as cost of services.

Licensing Fees and Other

Under bulk license agreements, the Company’s obligations include hosting the content libraries for access and searching by the customer, updating the libraries with new content provided by the content owner, and making videos selected by the customer available for download, throughout the term of the contract.

These services are billed based on the access to the content regardless of the number of videos downloaded. All of these services are highly interdependent as the customer’s ability to derive its intended benefit from the contract depends on the entity transferring both the access to the content library over time and making the videos available as and when required by the customer for download. These services therefore constitute a single performance obligation comprised of a series of distinct services transferred to the customer in a similar manner throughout the contract term. The predominant item in the single performance obligation is a license providing a right to access the content library throughout the license period. For these arrangements, the Company recognizes the total fixed fees under the contract as revenue rateably over the term of the contract as the performance obligation is satisfied, as this best depicts the pattern of control transfer.

For license agreements related to the Rumble player, the Company’s obligations include providing access to the current version the Rumble player throughout the term of the contract. As part of this arrangement, the customer is required to use the most current version of the player and therefore, the utility of the player to the customer is significantly affected by Rumble’s ongoing activities to maintain and support the player. Revenue is therefore recognized rateably over the term of the contract. In addition, certain arrangements related to the license of the Rumble player include the monetization of content. In these arrangements, Rumble will manage the provision of services to advertising providers and share the revenues with the customers. This revenue is recognized over time as user views occur.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

3.      Summary of Significant Accounting Policies (cont.)

Other revenues include fees earned from tipping features within the Company’s platform as well as certain cloud, subscription, platform hosting, and professional services. Fees from tipping features are recognized at a point in time when a user tips on the platform. Both cloud and subscription services are recognized over time for the duration of the contract. Revenues related to platform hosting are recognized over time as the Company provides access to the platform. Professional service revenues have stand-alone functionality to the customer and are recognized at a point in time as services are provided or earned.

Variable Consideration

The Company may enter into certain licensing and other arrangements where consideration may be paid in exchange for rights to monetize content, and therefore, total consideration to be received by the Company may be variable in nature. The Company recognizes this non-cash consideration as a contingent payment, and therefore, does not recognize fair value of the user views promised in these arrangements until control over the content is transferred over to the Company. Further, the usage-based royalty exemption has been taken by the Company for these arrangements.

Costs to Obtain a Contract

The Company expenses sales commissions when incurred when the amortization period would have been one year or less. These costs are recorded within sales and marketing expenses.

Principal vs Agent

The Company controls the advertising inventory before it is transferred to the customer and therefore is the principal in the transaction. Control is evidenced by the Company’s sole ability to monetize the advertising inventory before it is transferred to the customer.

The Company is also acting as the principal in licensing, cloud, subscription and professional service transactions, as it has control over both the content that is monetized as well as the platform over which the content is displayed. Further, the Company manages the monetization of content and is the only party to the contract with its customers.

As it relates to platform hosting, the Company reports revenues on a net basis because the Company’s performance obligation is to provide a platform for content creators to post content and interact with end users, in exchange for a fee.

Practical Expedients and Exemptions

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less and for contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.

Costs of Services

Costs of services primarily consist of costs related to obtaining, supporting and hosting the Company’s product offerings. These costs primarily include:

•        Programming and content costs related to payments to content providers from whom videos and other content are licensed. These costs are typically paid to these providers based on revenues generated. In certain circumstances we incur additional costs related to incentivizing top content creators to promote and join our platform.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

3.      Summary of Significant Accounting Policies (cont.)

•        Other costs of services include third-party service provider costs such as data center and networking, staffing costs directly related to professional services fees, and costs paid to publishers.

Deferred Revenue

The Company records amounts that have been invoiced to its clients in either deferred revenue or revenue depending on whether the revenue recognition criteria described above have been met. Deferred revenue includes payments received in advance of performance under the contract.

Contract Assets

The adoption of Topic 606 for revenue recognition included adoption of Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers, which requires deferral of the incremental costs of obtaining a contract with a customer. The Company does not have significant contract assets.

Marketing Costs

All marketing costs are expensed as incurred and are included in sales and marketing expense on the consolidated statement of comprehensive loss.

Warranties

The Company’s cloud services and software are generally warranted to perform materially in accordance with user expectation under normal use and circumstances. Warranties may not be purchased separately from services, and only provide assurance that the services comply with agreed-upon specifications. The Company has entered into service-level agreements with substantially all of its cloud services customers warranting defined levels of uptime reliability and performance, and permitting those customers to receive credits if the Company fails to meet those levels.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined on the basis of the difference between the tax bases of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is established for deferred tax assets for which realization is uncertain.

Uncertain tax positions are accounted for in accordance with ASC 740, “Income Taxes,” which prescribes a comprehensive model for the manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain tax positions that the company has taken or expects to take on a tax return. ASC 740 applies to income taxes and is not intended to be applied by analogy to other taxes, such as sales taxes, value-add taxes, or property taxes. The Company reviews its nexus in various tax jurisdictions and the Company’s tax positions related to all open tax years for events that could change the status of its ASC 740 liability, if any, or require an additional liability to be recorded. Such events may be the resolution of issues raised by a taxing authority, expiration of the statute of limitations for a prior open tax year or new transactions for which a tax position may be deemed to be uncertain. Those positions, for which management’s assessment is that there is more than a 50 percent probability of sustaining the position upon challenge by a taxing authority based upon its technical merits, are subjected to the measurement criteria of ASC 740.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

3.      Summary of Significant Accounting Policies (cont.)

The Company records the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. Any ASC 740 liabilities for which the Company expects to make cash payments within the next twelve months are classified as “short term.

Share-Based Compensation

The Company offers a stock option plan for certain of its employees, advisory board members, directors, officers and consultants under which certain stock options have been issued. The Company applies the provisions of ASC 718, Stock-based Compensation, which requires companies to measure all employee stock-based compensation awards using the fair value method. Under this method, the fair value of each option grant is estimated on the date of grant and the Company records compensation expense based on the estimated fair value over the requisite service period for each award, which generally equals the vesting period. For service-based options, the Company uses the straight-line amortization method for recognizing share-based compensation expense over the requisite service period.

Vesting period for the stock options granted is determined by the Board of Directors and the typical vesting for equity awards with service conditions is vesting over three to four years (2021 — one to four years). Requisite service period for Rumble’s stock options subject to service conditions is coterminous with the vesting period specific to those stock options.

The Company has also issued equity awards such as warrants, restricted stock units and/or stock options that are subject to certain performance or service conditions. Typical performance condition refers to a change in control and/or the Company becoming publicly traded. Vesting condition for such equity awards is met when either the performance condition is satisfied or deemed likely to be satisfied. Typical service conditions is vesting over seven months to four years (2021 — one to four years).

The Company has also granted a warrant to a non-employee subject only to a performance condition. Under ASC 718, the Company assesses the probability of the performance condition being achieved at each reporting date and records the compensation cost based on the probability of the performance condition being met. Performance condition was met as of December 31, 2021.

The Company values stock options and warrants using the Black-Scholes option pricing model. The use of this valuation model involves assumptions that are judgmental and highly sensitive in the determination of compensation expense and include the share price, the expected life of the option and the share price volatility.

When options or warrants are exercised, the corresponding additional paid-in capital and the proceeds received by the Company are credited to share capital. If stock options are repurchased, the excess of the consideration paid over the carrying amount of the stock or stock options repurchased is charged to additional paid-in capital and/or deficit.

Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for reporting and displaying comprehensive loss and its components in the financial statements. Comprehensive loss consists of net loss and other comprehensive loss.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

3.      Summary of Significant Accounting Policies (cont.)

Loss per Share

The Company calculates basic and diluted net loss per common share by dividing the net loss by the number of common shares outstanding during the period. The Company has excluded other potentially dilutive shares, which include warrants to purchase common shares and outstanding stock options, from the number of common shares outstanding as their inclusion in the computation for all periods would be anti-dilutive due to net losses incurred.

Cash, Cash Equivalents, and Marketable Securities

Cash and cash equivalents primarily consist of cash on deposit with banks and amounts held in treasury bills and money market funds. Cash equivalents are carried at amortized cost, which approximates their fair market value.

The Company considers all marketable securities with an effective maturities of three months or less from the date of purchase to be cash equivalents and those with effective maturities of greater than three months as marketable securities on our consolidated balance sheets. Management determines the appropriate classification of investments at the time of purchase and re-evaluates such determination at each balance sheet date.

Additionally, the Company had a line of credit available which was discharged in June 2021.

Accounts Receivable and Allowance for Cumulative Expected Credit Losses

Accounts receivable includes current outstanding invoices billed to customers due under customary trade terms. The term between invoicing and when payment is due is not significant.

The Company maintains an allowance for credit losses for accounts receivable, which is recorded as an offset to accounts receivable and changes in such are classified as general and administrative expense in the consolidated statements of comprehensive loss. Collectability is assessed by reviewing accounts receivable on a collective basis where similar characteristics exist and on an individual basis when specific customers are identified with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, customer-specific information, market conditions, and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data.

Volatility in market conditions and evolving credit trends are difficult to predict and may cause variability and volatility that may have a material impact on the allowance for credit losses in future periods. The allowance for credit losses at December 31, 2022 was $nil (2021 — $nil).

Prepaid Expenses and Other

Prepaid expenses and other consists of advance payments related to good and services to be received as well as other assets including merchandise inventory and a loan receivable to related parties for the Company’s subsidiary’s domain name.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

3.      Summary of Significant Accounting Policies (cont.)

Capital Assets

Capital assets are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which is generally as follows:

Useful Lives
Computer hardware	3 – 5 years
Furniture and fixtures	3 – 5 years
Leasehold improvements	Lesser of useful life or term of lease

Expenditures for maintenance and repairs are expensed as incurred.

Right-of-Use Assets and Lease Liabilities

The Company accounts for its right-of-use assets and lease liabilities in accordance with ASC 842, Leases. Right-of-use assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease.

Most of our leases contain lease and non-lease components. Non-lease components include fixed payments for maintenance, utilities, and real estate taxes. The Company combine fixed lease and non-lease components and account for them as a single lease component. Our lease agreements may contain variable costs such as contingent rent escalations, common area maintenance, insurance, real estate taxes, or other costs. Such variable lease costs are expensed as incurred on the consolidated statement of comprehensive loss.

Right-of-use assets and lease liabilities are recognized on the consolidated balance sheets at the commencement date based on the present value of lease payments over the lease term.

As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Our incremental borrowing rate is a hypothetical rate based on our understanding of what our credit rating would be in a similar economic environment.

Operating lease costs are recognized on a straight-line basis over the lease terms.

Intangible Assets

Intangible assets with finite lives consist of intellectual property, internal-use software, technology, brand, and domain names acquired through business combination or asset acquisition. Intangible assets acquired through business combination are recorded at their respective estimated fair values upon acquisition close. Other intangible assets acquired through asset acquisition are carried at cost, net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from three months to fifteen years.

Long-Lived Assets and Other Acquired Intangible Assets

The Company reviews long-lived assets and identifiable intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During this review, the Company re-evaluates the significant assumptions used in determining the original cost and

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

3.      Summary of Significant Accounting Policies (cont.)

estimated lives of long-lived assets. Although the assumptions may vary from asset to asset, they generally include operating results, cash flows, and other indicators of value. Management then determines whether the remaining useful life continues to be appropriate, or whether there has been an impairment of long-lived assets based primarily upon whether expected future undiscounted cash flows are sufficient to support the assets’ recovery. If impairment exists, the Company adjusts the carrying value of the asset to fair value, generally determined using a discounted cash flow analysis.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. The carrying amount of goodwill is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For its annual goodwill impairment test in all periods to date, the Company has operated under one reporting unit and the fair value of its reporting unit has been determined by the Group’s enterprise value. The Group performs its annual goodwill impairment test during the fourth fiscal quarter.

For its annual impairment test performed in the fourth quarter of fiscal 2022, the Group completed a quantitative assessment and determined that there was no impairment of goodwill.

Warrant Liability

The Company accounts for warrants in connection with the Offering, CFVI Placement Units, and FPA using applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own shares of common stock and whether the warrant holders count potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the warrants and execution of the Offering, CFVI Placement Units, and FPA and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial fair value on the date of issuance, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized on the consolidated statements of comprehensive loss in the period of change.

The Company accounts for the warrants in connection with the Offering, CFVI Placement Units, and FPA in accordance with guidance in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”), pursuant to which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. See Note 11 for further discussion of the pertinent terms of the warrants and for further discussion of the methodology used to determine the fair value of the warrants.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

3.      Summary of Significant Accounting Policies (cont.)

Business Combinations

The Company’s business combinations are accounted for under the acquisition method. Management allocates the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair value. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuation require management to make significant judgment and estimates including the selection of valuation methodologies, future expected cash flows, discount rates, and useful lives. The Company’s estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and, as a result, actual results may differ from estimates.

Interest in a Joint Venture

One of the Group’s subsidiaries has a 30% membership interest in a joint venture based in Florida, USA named Liberatio Special Ventures LLC (“Liberatio”). Liberatio is involved in the development and operation of an ecosystem, intended to provide customers with the ability to process payments and engage in other related value-driven activities. The Group’s interest in Liberatio is accounted for using the equity method in the financial statements.

Reclassifications of Previously Issued Financial Statements

Certain amounts for prior periods have been reclassified in the consolidated financial statements to conform to the current year presentation. There has been no impact on previously reported net loss or shareholders’ equity from such reclassifications.

The following table summarizes the impact of the reclassification adjustments on the Company’s Amended Securities Registration Statement on Form S-1/A for the year ended December 31, 2021 filed on November 4, 2022, as well as unaudited Form 10-Q/A for the three and nine months ended September 30, 2022 and 2021 filed on November 15, 2022.

	As previously reported	Adjustments	As reclassified
Consolidated statement of comprehensive loss for the year ended: December 31, 2021
Cost of revenues, exclusive of depreciation and amortization	$7,198,859	$(7,198,859)	$—
Cost of services (content, hosting, and other)	—	7,805,474	7,805,474
General and administrative	3,036,157	95,322	3,131,479
Sales and marketing	3,524,615	(606,615)	2,918,000
Amortization and depreciation	249,737	(95,322)	154,415

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

3.      Summary of Significant Accounting Policies (cont.)

Reclassifications of Previously Issued Financial Statements

	As previously reported	Adjustments	As reclassified
Condensed consolidated statements of comprehensive loss for the three months ended: September 30, 2022
Cost of revenues	$7,489,884	$(7,489,884)	$—
Cost of services (content, hosting, and other)	—	12,287,183	12,287,183
General and administrative	2,545,408	141,220	2,686,628
Sales and marketing	6,547,045	(5,093,921)	1,453,124
Amortization and depreciation	257,394	152,994	410,388
Interest income (expense), net	210,548	1,180	211,728
Income tax (expense) recovery	3,588	(3,588)	—

September 30, 2021
Cost of revenues	1,809,612	(1,809,612)	—
Cost of services (content, hosting, and other)	—	1,973,342	1,973,342
General and administrative	646,537	12,847	659,384
Sales and marketing	713,155	(184,726)	528,429
Amortization and depreciation	17,541	8,149	25,690

Condensed consolidated statements of comprehensive loss for the nine months ended: September 30, 2022
Cost of revenues	14,671,468	(14,671,468)	—
Cost of services (content, hosting, and other)	—	20,213,175	20,213,175
General and administrative	5,577,028	405,265	5,982,293
Sales and marketing	9,626,375	(6,225,231)	3,401,144
Amortization and depreciation	625,369	299,605	924,974
Interest income (expense), net	231,999	2,535	234,534
Income tax (expense) recovery	(18,811)	18,811	—

September 30, 2021
Cost of revenues	4,735,912	(4,735,912)	—
Cost of services (content, hosting, and other)	—	4,899,642	4,899,642
General and administrative	1,237,264	37,871	1,275,135
Sales and marketing	1,408,477	(184,726)	1,223,751
Amortization and depreciation	45,279	(16,875)	28,404

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

3.      Summary of Significant Accounting Policies (cont.)

COVID-19

Our business operations and financial results have been, and may continue to be, affected by the macroeconomic impacts resulting from the COVID-19 pandemic. Management is actively monitoring the global situation and the resulting impact it could have on the Company’s financial condition, liquidity, operations, industry, and workforce.

New standards or amendments

For the period ended December 31, 2022, no new accounting standard was issued. The following amendments to existing standards are effective January 1, 2022 and have no material impact on the Company’s financial statements:

•        Accounting Standards Update 2021-04 — Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force)

•        Accounting Standards Update 2020-06 — Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (applicable to convertible instruments

The amended standards relevant to the Company that are issued, but not yet effective, up to the date of issuance of Company’s financial statements are listed below. The Company intends to adopt these amendments, if applicable, when they become effective and is currently analyzing them to determine their impact on the financial statements:

•        Accounting Standards Update 2022-03 — Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions

•        Accounting Standards Update 2021-08 — Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers

•        Accounting Standards Update 2021-07 — Compensation — Stock Compensation (Topic 718): Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards (a consensus of the Private Company Council)

•        Accounting Standards Update 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance was subsequently amended by ASU 2018-19, Codification Improvements, ASU 2019-04, Codification Improvements, ASU 2019-05, Targeted Transition Relief, ASU 2019-10, Effective Dates, and ASU 2019-11, Codification Improvements. These ASUs are effective for Smaller Reporting Companies for fiscal years beginning after December 15, 2022, including interim periods therein. The adoption of this ASU is currently not expected to have a material impact on the consolidated financial statements.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

4.      Business Combinations

Acquisition of Locals Technology Inc.

On October 25, 2021, Legacy Rumble acquired 100% of the interest in Locals Technology Inc. (“Locals”), a video streaming and content distribution platform, for a total consideration of $7,039,110. The acquisition was accounted for as a business combination using the acquisition method. The breakdown of the fair value of the assets acquired and liabilities assumed is presented as follows:

Cash	$3,420,060
Accounts receivable	900,207
Prepaid expenses	19,726
Capital assets	4,591
Intangible assets	2,759,000
Accounts payable, accruals, and other liabilities	(379,914)
Deferred revenue	(219,000)
Deferred tax liability	(128,459)
Fair value of net identifiable assets acquired	6,376,211

Add: Goodwill	662,899
Total net assets acquired	$7,039,110

Purchase consideration:
Common shares	$7,038,691
Additional paid-in capital	419
Total consideration	$7,039,110

The acquired business contributed revenues of $161,165 and loss of $2,555,073 for the Group as of the date of acquisition to December 31, 2021. If the acquisition had occurred on January 1, 2021, consolidated pro-forma revenue and loss for the year ended December 31, 2021 would have been $10,053,274 and $14,457,099, respectively.

Acquisition-related costs of $215,494 that were not directly attributable to the issue of shares are included in general and administration expenses in the profit or loss and in operating cash flows in the statement of cash flows.

The net cash inflow as a result of this acquisition, included in investing activities in the statement of cash flows is $3,420,060.

5.      Revenue from Contracts with Customers

The following table presents revenues disaggregated by type:

	For the year ended December 31,
	2022	2021
Advertising	$31,139,398	$6,859,059
Licensing and other	8,244,886	2,607,304
Total revenues	$39,384,284	$9,466,363

Deferred Revenue

Deferred revenue recorded at December 31, 2022 is expected to be fully recognized by December 31, 2023. The deferred revenue balance as of December 31, 2022 was $1,040,619 (2021 — $182,684).

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

6.      Cash, Cash Equivalents, and Marketable Securities

Cash and cash equivalents as of December 31, 2022 and 2021 consist of the following:

	2022
	Contracted Maturity	Amortized Cost	Fair Market Value	Balance per Balance Sheet
Cash	Demand	$3,519,674	$3,519,674	$3,519,674
Treasury bills and money market funds	Demand	333,649,605	333,649,605	333,649,605
		$337,169,279	$337,169,279	$337,169,279
	2021
	Contracted Maturity	Amortized Cost	Fair Market Value	Balance per Balance Sheet
Cash	Demand	$2,847,375	$2,847,375	$2,847,375
Treasury bills and money market funds	Demand	44,000,000	44,000,000	44,000,000
		$46,847,375	$46,847,375	$46,847,375

Marketable securities consist of term deposits of $1,100,000 as at December 31, 2022 (2021 — $nil). The Group did not have any long-term investments as at December 31, 2022 or 2021 except for the investment in a joint venture.

As of December 31, 2022, the Group entered into a guarantee/ standby letter of credit for $1,257,500 which will be used towards the issuance of credit for running the day-to-day business operations (2021 — $nil).

7.      Capital Assets

	2022	2021
Computer hardware	$8,866,157	$1,289,702
Furniture and fixtures	100,921	33,484
Leasehold improvements	921,570	21,065
	9,888,648	1,344,251
Accumulated depreciation	(1,044,416)	(57,402)
Net carrying value	$8,844,232	$1,286,849

Depreciation expense on capital assets for year ended December 31, 2022 was $987,014 (2021 — $57,402).

8.      Right-of-Use Assets and Lease Liabilities

The Group leases several facilities under non-cancelable operating leases with no right of renewal. Our leases have original lease periods expiring between 2023 and 2027. The lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.

	2022		2021
	Cost	Accumulated Depreciation	Cost	Accumulated Depreciation
Right-of-use assets	$1,926,936	$570,482	$1,698,049	$182,208
Net book value		$1,356,454		$1,515,841

Operating lease costs for the year ended December 31, 2022 was $564,842 (2021 — $102,607) and are included in general and administration expenses in the consolidated statement of comprehensive loss.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

8.      Right-of-Use Assets and Lease Liabilities (cont.)

As of December 31, 2022, the weighted-average remaining lease term and weighted-average incremental borrowing rate for the operating leases were 3.26 years and 2.35%, respectively (2021 — 4.43 years and 2.10%).

The following shows the undiscounted cash flows for the remaining years under the lease arrangement as at December 31, 2022.

2023	$599,154
2024	296,339
2025	261,461
2026	264,883
2027	26,468
1,448,305
Less: imputed interest*	29,195
1,419,110
Current portion	$583,186
Long-term portion	$835,924

____________

*        Imputed interest represents the difference between undiscounted cash flows and cash flows

9.      Intangible Assets

	2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$123,143	$71,019	$52,124
Domain name	500,448	52,656	447,792
Brand (Note 4)	1,284,000	151,969	1,132,031
Technology (Note 4)	1,475,000	349,151	1,125,849
Internal-use software	494,769	41,260	453,509
	$3,877,360	$666,055	$3,211,305
	2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$123,143	$—	$123,143
Domain name	500,448	19,293	481,155
Brand (Note 4)	1,284,000	23,569	1,260,431
Technology (Note 4)	1,475,000	54,151	1,420,849
	$3,382,591	$97,013	$3,285,578

Amortization expense related to intangible assets for the year ended December 31, 2022 was $569,042 (2021 — $97,013).

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

9.      Intangible Assets (cont.)

For intangible assets held as of December 31, 2022, amortization expense for the five succeeding fiscal years is as follows:

2023	$585,722
2024	578,221
2025	555,717
2026	501,566
2027	219,457
$2,440,683

10.    Income Taxes

The Group is subject to income tax in several jurisdictions of which only Rumble Canada Inc. is subject to Canadian taxes. Rumble Inc.’s combined statutory tax rate is 21.0% (2021 — 12.2%).

The difference between the tax calculated on income before income tax according to the statutory tax rate and the amount of the income tax included in the income tax expense is reconciled as follows:

	2022	2021
Loss before income taxes	$(11,619,422)	$(13,541,416)
Statutory income tax rate	21.0%	12.2%
Income tax recovery at statutory income tax rate	(2,440,079)	(1,652,053)
Non-deductible expenses	245,566	659
Share-based compensation	—	172,566
Change in the fair value of warrant liability	(4,412,205)	—
Change in the fair value of option liability	—	392,143
Difference in jurisdictional tax rates	(1,549,371)	—
Tax restructuring	693,725	—
Other	(165,724)	(963,566)
Change in valuation allowance	7,412,660	1,922,367
	$(215,428)	$(127,884)

Current tax (recovery) expense	$(215,428)	$575
Deferred tax (recovery) expense	$—	$(128,459)
	2022	2021
Deferred Tax Assets (Liabilities)
Loss carryforwards	$17,125,566	$1,986,440
Tangible assets	271,227	—
Intangible assets	(1,306,605)	—
Share-based compensation	398,881	—
Other	161,452	(8,969)
Deferred tax assets	16,650,521	1,977,471
Valuation allowance	(16,650,521)	(1,977,471)
Net deferred tax assets/(liability)	$—	$—

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

10.    Income Taxes (cont.)

The Company has assessed the realizability of the net deferred tax assets by considering the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, the Company considered future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent results of operations. A significant piece of objective negative evidence evaluated was the cumulative tax loss incurred by the Company over the three year period ended December 31, 2022. Such objective evidence limits the ability to consider other subjective evidence, such as projections for future growth. After consideration of all these factors, the Company has recorded a full valuation allowance against the net deferred tax assets.

As at December 31, 2022, a valuation allowance has been taken against the net deferred tax assets of $16,650,521 (2021 — $1,977,471). The initial recognition of a component of this deferred tax asset was recorded against additional paid-in capital on the consolidated balance sheets as the deferred tax asset is related to certain costs associated with the reverse recapitalization which were recorded in additional paid-in capital but deductible in the year for tax purposes. The following table summarizes changes to the Company’s valuation allowance for the year ended December 31, 2022.

2022
Balance, beginning of year	$(1,977,471)
Transaction costs, reverse recapitalization	(7,260,390)
Change in valuation allowance	(7,412,660)
Balance, end of year	$(16,650,521)

Deferred taxes have not been recorded on the basis differences for investments in consolidated subsidiaries as these basis differences are indefinitely reinvested or will reverse in a non-taxable manner. Quantification of the deferred income tax liability, if any, associated with indefinitely reinvested basis differences is not practicable.

As at December 31, 2022, the Company has US federal and state losses carried forward of $47,341,455 (December 31, 2021 — $4,668,142) and Canadian federal and provincial non-capital loss carryforwards of $25,468,713 (December 31, 2021 — $3,206,361). The US federal losses can be carried forward indefinitely, generally, the state losses can be carried forward 20 years. The Canadian non-capital losses carried forward expire between 2039 and 2042.

2039	$83,738
2041	4,487,358
2042	20,897,617
Indefinite	47,341,455

Utilization of net operating loss carryforwards may be subject to limitations in the event of a change in ownership as defined under U.S. IRC Section 382, and similar state provisions. An “ownership change” is generally defined as a cumulative change in the ownership interest of significant stockholders of more than 50 percentage points over a three-year period. The Company experienced ownership change during 2021. Such ownership change could result in a limitation of the Company’s ability to reduce future income by net operating loss carryforwards. A formal Section 382 study has not been prepared, so the exact effects of the ownership change are not known at this time.

The Company operates in a number of tax jurisdictions and is subject to examination of its income tax returns by tax authorities in those jurisdictions who may challenge any item on these returns. Because the tax matters challenged by tax authorities are typically complex, the ultimate outcome of these challenges is uncertain.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

10.    Income Taxes (cont.)

The Company recognizes the effects of uncertain tax positions in the consolidated financial statements after determining that it is more-likely-than-not the uncertain tax positions will be sustained. As of December 31, 2022, the Company has not recorded any uncertain tax positions, as well as any accrued interest and penalties on the consolidated balance sheets. During the year ended December 31, 2022, the Company did not record any interest and penalties in the consolidated statements of comprehensive loss.

11.    Warrant Liability

Warrant liability comprises of 8,050,000 warrants issued by the Company in public offerings, private placements, and forward purchase contracts as follows:

•        Public warrants: As described in Note 2, as a result of the Business Combination Agreement, the Company acquired 7,500,000 warrants previously issued by CFVI with regards to the Offering of 30,000,000 CFVI Units completed on February 23, 2021 (“Public Warrant(s)”).

•        Private placement warrants: As described in Note 2, as a result of the Business Combination Agreement, the Company also acquired 175,000 warrants previously issued by CFVI with regards to the sale of 700,000 units (including 175,000 warrants) (“Private Placement Warrants”).

•        Forward purchase warrants: As described in Note 2, the Company issued 1,500,000 shares in the Class A Common Stock of the Company and 375,000 warrants (“Forward Purchase Warrants”) to the Sponsor in relation to the FPA, for gross proceeds of $15,000,000.

Each whole Public Warrant, Private Placement Warrant and Forward Purchase Warrant (“Warrants”) entitles the holder to purchase one share of common stock of the Company, par value $0.0001 per share, for $11.50 per share. The Warrants will become exercisable on the later of 30 days after the completion of the Qualifying Transaction or 12 months from the closing of the IPO and will expire 5 years after the completion of the Qualifying Transaction, or earlier upon redemption or liquidation. The exercise price and entitlement of the Warrants is subject to certain adjustments including:

i.       If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then the number of shares of common stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of common stock.

ii.      If the Company pays a dividend or makes a distribution in cash, securities or other assets to the holders of the common stock, the Warrant price shall be decreased by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such extraordinary dividend.

iii.     If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or other similar event, then the number of shares of common stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of common stock.

iv.      Whenever the number of shares of common stock purchasable upon the exercise of the Warrants is adjusted, the warrant price shall be adjusted by multiplying such warrant price immediately prior to such adjustment by a fraction the numerator of which shall be the number of shares of common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and the denominator of which shall be the number of shares of common stock so purchasable immediately thereafter.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

11.    Warrant Liability (cont.)

The exercise of the Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of the Company’s Class A shareholders. Not all of the shareholders need to participate in such tender offer or exchange to trigger the potential cash settlement and the Company does not control the occurrence of such an event.

The Warrants may be redeemed, at the option of the Company, at a price of $0.01 per Warrant, provided that the last sales price of the common stock has been at least $18.00 per share during the 20 trading day period starting on the trading day prior to the day of the close of the Qualifying Transaction.

These Warrants are traded publicly with fair value being determined as their market price. The warrant liability was valued at $3.86 per warrant on September 16, 2022, the date of Qualifying Transaction. As these are financial liabilities measured at fair value through profit or loss, these Warrants were revalued at December 31, 2022 using the observable market price of $1.25 per warrant resulting in a gain of $21,010,500. As the transfer of Private Placement Warrants and Forward Purchase Warrants to anyone who is not a permitted transferee would result in Private Placement Warrants and Forward Purchase Warrants having substantially the same terms as those issued in public offerings, the Company determined that the fair value of Private Placement Warrants and Forward Purchase Warrants are equivalent to that of the Public Warrants. The Warrants are measured at level 1 and level 2 respectively, of the fair value measurement hierarchy.

Further, as these warrants may be exercised by holders on a cashless basis, and the exercise of these warrants may be settled in cash that does not require the participation of all shareholders to trigger the potential cash settlement, the Company has concluded that all of its warrants do not meet the ASC 815-40 conditions of equity classification.

12.    Other Liability

The Company has received certain amounts from a third party to assist with certain operating expenditures of the Company. These amounts are to be repaid upon settlement of those expenditures, are non-interest bearing, and have been treated as a long-term liability. As of December 31, 2022, an amount of $500,000 related to these expenses was recorded in other liability (2021 — $250,000).

13.    Temporary Equity

Preference Shares

Authorized

Legacy Rumble’s Articles of Incorporation authorized an unlimited number of preference shares for issuance.

Legacy Rumble filed Articles of Amendment dated May 14, 2021 to create and authorize 607,360 Class A preferred shares for issuance and to remove the class of preference shares previously authorized. These Class A preferred shares rank senior to the common shares and have conversion rights that allow each Class A preferred share to be converted at the option of the holder at any time and without payment of additional consideration into such number of fully paid and non-assessable Voting Common Shares as is determined by dividing the original issue price of such Class A preferred share by the conversion price at the time of conversion, which is initially equal to the original issue price subject to various adjustments.

Issued and outstanding

On May 14, 2021, Legacy Rumble issued 606.36 Class A preferred shares, which were subsequently converted into 606,360 Class A preferred shares on a stock split in the ratio of 1,000 -to- 1. No other preference shares have been issued. These Class A preferred shares are redeemable for Class A common shares of Legacy

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

13.    Temporary Equity (cont.)

Rumble upon a change of control event. As part of the transaction, the holders of these Class A preferred shares were also granted an option to purchase additional Class A common shares in Legacy Rumble (the “Option Liability”) at a discount of 30%, subject to certain conditions. The total fair value of this financing arrangement was determined to be $35,714,286 due to the upper limit on the discount price provided to the investors. Gross proceeds of $25,000,000 were allocated between the Class A preferred shares and the Option Liability by first determining the fair value of the Option Liability at $7,500,000 using a probability weighted scenario over the likelihood of this option to be exercised, with the remaining $17,500,000 allocated to equity (using a residual value method). Because these Class A preferred shares are redeemable upon an event that is outside the control of Legacy Rumble, these have been classified and presented as temporary equity on the consolidated balance sheet.

Transaction costs of $1,015,424 were allocated pro rata between the two components: expenses of $304,627 related to the Option Liability are recorded as finance costs in the consolidated statements of comprehensive loss for the year ended December 31, 2021 with the remaining balance recorded against the value of the Class A preferred shares.

On September 16, 2022, in connection with the Qualifying Transaction, all previously issued and outstanding Class A preferred shares were converted into an equivalent number of shares of Legacy Rumble Class A common shares on a 1-to-1 basis, then multiplied by the exchange ratio of 24.5713 shares pursuant to the Business Combination Agreement, and exchanged for shares of Class A Common Stock of the Company. See Note 2 for further details regarding the Qualifying Transaction.

Option Liability

As described above, on May 14, 2021, the Class A preferred shareholders were granted the right to exercise options for an additional 172.07 Class A common shares (172,020 post stock split) in Legacy Rumble subject to certain conditions. The grant date fair value was determined based on the maximum discount available to these Class A preferred shareholders and the probability of the conditions attached to this option being met. The change in fair value of this Option Liability is on account of Legacy Rumble’s re-assessment of the probability of the conditions attached to this option at each reporting period. As the Option Liability was exercised on November 24, 2021, a change in fair value of the Option Liability of $3,214,286 was recorded in the consolidated statements of comprehensive loss (representing the maximum benefit of $10,714,286) in the 2021 Annual Financial Statements, and the balance of the liability was extinguished via an increase to the value of the Class A common shares issued. See Note 14 for further details.

14.    Shareholders’ Equity

Common Shares

Authorized

Legacy Rumble’s Articles of Incorporation authorized an unlimited number of common shares for issuance.

Articles of Amendment, effective on September 4, 2020, by Legacy Rumble created two classes of common shares initially named Voting Common Shares, subsequently renamed Class A common shares, and Non-Voting Common Shares, subsequently renamed Class B common shares. Legacy Rumble is authorized to issue an unlimited number of each of these classes of common shares.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

14.    Shareholders’ Equity (cont.)

The Company’s Certificate of Incorporation was amended and restated in its entirety and will be effective on the Closing Date. The Company is authorized to issue 1,000,000,000 shares, consisting of:

(i)     700,000,000 shares of Class A Common Stock with a par value of $0.0001 per share

(ii)    170,000,000 shares of Class C Common Stock with a par value of $0.0001 per share

(iii)   110,000,000 shares of Class D Common Stock with a par value of $0.0001 per share

(iv)   20,000,000 shares of preferred stock with a par value of $0.0001 per share

Legacy Rumble Class A Common Shares

The holders of Legacy Rumble Class A common shares are entitled to receive dividends at the discretion of the board of directors and are entitled to one vote for each Legacy Rumble Class A common share held at any meeting of shareholders of Legacy Rumble. The holders of Legacy Rumble Class A common shares are entitled to receive the remaining property of Legacy Rumble upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of Legacy Rumble among its shareholders for the purpose of winding-up of its affairs subject to the rights of the preference shares described in Note 13.

On September 16, 2022, in connection with the Qualifying Transaction, all previously issued and outstanding Legacy Rumble Class A common shares held by Electing Shareholders, were exchanged for 168,762,214 shares of Class C Common Stock, using the Company Exchange Ratio of 24.5713:1.0000 pursuant to the Business Combination Agreement. Additionally, all previously issued and outstanding Legacy Rumble Class A common shares held by Non-Electing Shareholders, were exchanged for 45,647,873 shares of Class A Common Stock pursuant to the Business Combination Agreement. See Note 2 for further details.

Legacy Rumble Class B Common Shares

The holders of Legacy Rumble Class B common shares are entitled to receive dividends at the discretion of the board of directors. The holders of Legacy Rumble Class B common shares are also entitled to receive the remaining property of Legacy Rumble upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of Legacy Rumble among its shareholders for the purpose of winding-up of its affairs subject to the rights of the preference shares described in Note 13. The holders of Legacy Rumble Class B common shares are not entitled to vote and will not receive notice of any meeting of shareholders of Legacy Rumble.

On September 16, 2022, in connection with the Qualifying Transaction, all previously issued and outstanding Legacy Rumble Class B common shares held by Non-Electing Shareholders were exchanged for 3,322,531 shares of Class A Common Stock pursuant to the Business Combination Agreement. See Note 2 for further details.

Class A Common Stock

The holders of shares of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at any meeting of shareholders of the Company. The holders of Class A Common Stock are entitled to receive dividends and other distributions declared or paid by the Company. The holders of Class A Common Stock are entitled to receive the remaining property of the Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the preferred shares.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

14.    Shareholders’ Equity (cont.)

On September 16, 2022, in connection with the Qualifying Transaction, the following transactions occurred with regards to Class A Common Stock:

•        All Legacy Rumble shares and warrants held by Non-Electing Shareholders were exchanged for 48,970,404 and 14,153,048 shares of Class A Common Stock, respectively.

•        CFVI Units in connection with the CFVI Placement Units and FPA were exchanged for 700,000 and 1,875,000 shares of Class A Common Stock, respectively.

•        The Company issued 8,300,000 Class A Common Stock through the PIPE.

•        CFVI Units in connection with the Offering were exchanged for 29,969,311 shares of Class A Common Stock.

•        CFVI Class B Common Stock were exchanged for 7,500,000 shares of Class A Common Stock.

Class C Common Stock

The holders of shares of Class C Common Stock are entitled to one vote for each share of Class C Common Stock held at any meeting of shareholders of the Company. The holders of Class C Common Stock are not entitled to receive dividends and other distributions declared or paid by the Company. The holders of shares of Class C Common Stock are not entitled to receive the remaining property of Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the preferred shares and Class A Common Stock.

On September 16, 2022, in connection with the Qualifying Transaction, the following transactions occurred with regards to Class C Common Stock:

•        All issued and outstanding Legacy Rumble shares (including Legacy Rumble warrants) held by Electing Shareholders were exchanged for 168,762,214 shares of Class C Common Stock using the Company Exchange Ratio of 24.5713:1.0000 pursuant to the Business Combination Agreement.

•        Concurrently with the Qualifying Transaction on September 16, 2022, the Company entered into a share repurchase agreement with Mr. Pavlovski. Upon closing of the Qualifying Transaction, the Company repurchased shares of 1,100,000 Class C Common Stock for a total purchase price of $11,000,000. Of the $11,000,000 of proceeds, Mr. Pavlovski reinvested $1,000,000 to pay the purchase price for the Company’s Class D Common Stock.

Class D Common Stock

The holders of shares of Class D Common Stock are entitled to 11.2663 votes for each share of Class D Common Stock held at any meeting of shareholders of the Company. The holders of shares of Class D Common Stock are not entitled to receive dividends and other distributions declared or paid by the Company. The holders of shares of Class D Common Stock are not entitled to receive the remaining property of Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the preferred shares and Class A Common Stock.

For an aggregate price of $1,000,000, upon closing of the Qualifying Transaction, the Company issued and sold to Mr. Pavlovski 105,782,403 shares of the Company’s Class D Common Stock.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

14.    Shareholders’ Equity (cont.)

Issued and outstanding

The following shares of common stock are issued and outstanding at:

	2022		2021
	Number	Amount	Number	Amount
Legacy Rumble Class A common shares	—	$—	8,119,690	$43,223,609
Legacy Rumble Class B common shares	—	—	135,220	129,761
Class A Common Stock	111,467,763	741,013	—	—
Class C Common Stock	167,662,214	16,766	—	—
Class D Common Stock	105,782,403	10,578	—	—
Balance	384,912,380	$768,357	8,254,910	$43,353,370

On October 25, 2021, Legacy Rumble effected a stock split of the then outstanding Legacy Rumble common and preference shares at a ratio of 1,000-to-1. Stockholders received a whole share for fractional shares (if applicable) and the par value per common stock remains unchanged. A proportionate adjustment was made to the maximum number of shares issuable under the stock option plan, as amended.

On November 24, 2021, Legacy Rumble issued 172,070 Legacy Rumble Class A common shares upon the exercise of the Option Liability at a price of $145.29 per share for gross cash proceeds of $25,000,000.

Former holders of the Legacy Rumble’s common shares are eligible to receive up to an aggregate of 76,412,604 additional shares of the Company’s Class A Common Stock if the closing price of the Company’s Class A Common Stock is greater than or equal to $15.00 and $17.50, respectively (with 50% released at each target, or if the latter target is reached first, 100%) for a period of 20 trading days during any 30 trading-day period. The term is five years from the closing of the Qualifying Transaction. If there is a change in control within the five-year period following the closing of the Qualifying Transaction that results in a per share price equal to or in excess of the $15.00 and $17.50 share price milestones not previously met, then the Company shall issue the earnout shares to the holders of Legacy Rumble common shares. The shares are currently being held in escrow until the contingency is met.

The Sponsor’s common shares are eligible to receive up to an aggregate of 1,963,750 additional shares of the Company’s Class A Common Stock if the closing price of the Company’s Class A Common Stock is greater than or equal to $15.00 and $17.50, respectively (with 50% released at each target, or if the latter target is reached first, 100%) for a period of 20 trading days during any 30 trading-day period. The term is five years from the closing of the Qualifying Transaction. If there is a change in control within the five-year period following the closing of the Qualifying Transaction that results in a per share price equal to or in excess of the $15.00 and $17.50 share price milestones not previously met, then the Company shall issue the earnout shares to the Sponsor. The shares are currently being held in escrow until the contingency is met.

Warrants

On September 14, 2020, Legacy Rumble issued a warrant to an arm’s length party in exchange for services. This warrant is convertible to Legacy Rumble Class B common shares equal to 5% undiluted interest in the Legacy Rumble’s total equity at an exercise price of $0.01 CAD per Legacy Rumble Class B common share and expiration term of 20 years. The warrant is subject to a performance condition that was met as of December 31, 2021 and the fair value of the warrant on the grant date, estimated to be $731,281 was recorded in additional paid-in capital as of December 31, 2021.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

14.    Shareholders’ Equity (cont.)

On September 16, 2022, in connection with the Qualifying Transaction, the warrant to purchase Legacy Rumble Class B common shares were exchanged for 14,153,048 shares of Class A Common Stock, using the Company Exchange Ratio of 24.5713:1.0000 pursuant to the Business Combination Agreement. See Note 2 for further details.

Restricted Stock Units

During the year ended December 31, 2021, Legacy Rumble issued 10,625 Restricted Class B common shares as part of certain employment agreements as well as consideration for the Locals’ acquisition (Note 4). Certain of these Restricted Class B common shares had a performance based vesting condition that was met as of December 31, 2021 and the fair value of the restricted stock units on the grant date, estimated to be $110,838 was recorded in Legacy Rumble Class B common shares as of December 31, 2021.

On September 16, 2022, in connection with the Qualifying Transaction, the Legacy Rumble Restricted Class B common shares were converted into an equivalent number of shares of Class A Common Stock on a 1-to-1 basis, then multiplied by the Company Exchange Ratio of 24.5713:1.0000 pursuant to the Qualifying Transaction agreement. See Note 2 for further details.

In connection with the Qualifying Transaction, the Company issued 1,100,000 restricted stock units (“RSUs”) as part of an employment agreement. On November 16, 2022, the Company granted 448,098 RSUs to board members, officers, and consultants. The fair value of the RSUs is $17,993,838 based on the fair value of the restricted stock units on the grant dates. The RSUs have a vesting period over seven months to four years.

The total unrecognized compensation cost for the RSUs issued is $16,280,561 which is expected to be recognized over a weighted-average period of 2.69 years.

Share-based compensation expense on RSUs recognized in cost of revenue and operating expenses for the year ended December 31, 2022 was $218,071 and $1,495,206, respectively (2021 — $nil and $44,776).

Stock Options

On September 1, 2020, the Board of Directors of Legacy Rumble authorized and approved a stock option plan which was amended and restated on April 1, 2021, October 21, 2021 and September 15, 2022. The amendment dated September 16, 2022 (the “Plan”) replaces and supersedes the previous stock option plans of Legacy Rumble. The Plan was assumed in its entirety by Rumble on the Closing Date.

Immediately prior to the Closing Date, all outstanding options to purchase Legacy Rumble’s Class A common shares were exchanged into an option to purchase a number of shares of the Company’s Class A Common Stock equal to the number of shares of Legacy Rumble’s Class A common share multiplied by 16.4744, rounded down to the nearest whole share, at an exercise price per share equal to the current exercise price per share for such option divided by 16.4744, rounded up to the nearest whole cent.

Additionally, the option holders are eligible to receive up to an aggregate of 28,587,396 shares of Class A Common Stock in respect of the options they hold if the closing price of the Company’s Class A Common Stock is greater than or equal to $15.00 and $17.50, respectively (with 50% released at each target, or if the latter target is reached first, 100%) for a period of 20 trading days during any 30 trading-day period. The term is five years from the closing of the Qualifying Transaction. If there is a change in control within the five-year period following the closing of the Qualifying Transaction that results in a per share price equal to or in excess of the $15.00 and $17.50 share price milestones not previously met, then the Company shall issue the earnout shares to the option holders.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

14.    Shareholders’ Equity (cont.)

All options to purchase common shares of Rumble which were granted pursuant to earlier plans shall remain outstanding in accordance with their terms, provided that from the effective date of the Plan such existing options shall be governed by this Plan.

Conditions related to the performance based options had been met as of December 31, 2021, and as such, the fair value of the stock options was recognized in additional paid-in capital as of December 31, 2021.

The grant date fair values of the Legacy Rumble and Rumble options issued under the Plan were determined using the Black-Scholes option pricing model based upon the following assumptions:

	Legacy Rumble	Rumble
Fair value of options	$0.27 – $30.57	$9.44 – $11.13
Share price	$1.93 – $41.23	$10.60 – $12.49
Exercise price	$0.48 – $165.80	$10.60 – $12.49
Risk free interest rate	0.52% – 1.33%	3.72%
Volatility	60% – 85%	95%
Expected life	3 – 20 years	10 years
Dividend rate	0.00%	0.00%

The Company estimated the volatility by reference to comparable companies that are publicly traded.

Stock option transactions are summarized as follows:

	2022		2021
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding, beginning of year	3,531,064	$2.25	3,433,000	$0.48
Granted	442,052	10.94	98,064	64.28
Forfeited	(404)	165.80	—	—
Increase on conversion	54,634,745	0.14	—	—
Outstanding, end of period	58,607,457	$0.22	3,531,064	$2.25
Vested and exercisable	57,790,418	$0.09	3,493,297	$1.17

The total unrecognized compensation cost for stock options issued as at December 31, 2022 is $4,231,026 (2021 — $141,672) which is expected to be recognized over a weighted-average period of 2.19 years (2021 — 2.32 years).

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

14.    Shareholders’ Equity (cont.)

The weighted average fair value of the outstanding options as of December 31, 2022 was $0.80 (2021 — $0.73). Share options outstanding at December 31, 2022 and 2021 have the following expiry dates and exercise prices:

	2022		2021
Expiry	Exercise Price	Share Options	Exercise Price	Share Options
2024	$2.50	157,000	$41.23	9,530
2026	2.50	376,768	41.23	22,870
2031	0.27	137,904	4.52	8,370
2031	2.50	40,032	41.23	2,430
2031	10.06	332,931	165.80	20,614
2032	10.60	363,441	—	—
2032	12.49	78,634	—	—
2040	0.03	56,556,501	0.48	3,433,000
2041	2.50	564,246	41.23	34,250
Total		58,607,457		3,531,064
Weighted average remaining contractual life of options outstanding		17 years		19 years

Share-based compensation expense on stock options recognized in cost of revenue and operating expenses for the year ended December 31, 2022 was $31,710 and $188,416, respectively (2021 — $nil and $1,358,868).

Loss per Share

Basic loss per share is computed by dividing net loss attributable to the Company by the weighted-average number of Class A and Class C Common Stock outstanding, excluding those held in escrow as these are deemed to be contingently returnable shares that must be returned if the earnout contingency is not met, in line with guidance within ASC 260-10-45, Earnings per Share — Presentation, Other Presentation Matters, during the year ended December 31, 2022, and 2021. Shares of Class D Common Stock do not share in earnings and not participating securities (ie non-economic shares) and therefore, have been excluded from the calculation of weighted-average number of shares outstanding.

Diluted loss per share is computed giving effect to all potentially dilutive shares. Diluted loss per share for all periods presented is the same as basic loss per share as the inclusion of potentially issuable shares would be antidilutive.

15.    Commitments and Contingencies

Commitments

The Company has non-cancelable contractual commitments of approximately $89 million as of December 31, 2022, which are primarily related to programming and content, leases, and other service arrangements. The majority of commitments will be paid over five years commencing in 2023.

Legal Proceedings

In the normal course of business, to facilitate transactions in services and products, the Company indemnifies certain parties. The Company has agreed to hold certain parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

15.    Commitments and Contingencies (cont.)

certain parties. Several of these agreements limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and its bylaws contain similar indemnification obligations to its agents.

Furthermore, many of the Company’s agreements with its customers and partners require the Company to indemnify them for certain intellectual property infringement claims against them, which would increase costs as a result of defending such claims, and may require that we pay significant damages if there were an adverse ruling in any such claims. Customers and partners may discontinue the use of the Company’s services and technologies as a result of injunctions or otherwise, which could result in loss of revenues and adversely impact the business.

It is not possible to make a reasonable estimate of the maximum potential amount under these indemnification agreements due to the unique facts and circumstances involved in each particular agreement. As of December 31, 2022 and 2021, there were no material indemnification claims that were probable or reasonably possible.

As of December 31, 2022, Rumble had received notification of several claims 1) a lawsuit against the Company and one of its shareholders seeking a variety of relief including rescission of a share redemption sale agreement with the Company or damages alleged to be worth $419.0 million 2) a patent infringement lawsuit against the Company and 3) a putative class action lawsuit alleging violations of the Video Privacy Protection Act in the United States District Court for the Middle District of Florida.

The Company is defending the claims and considers that the likelihood that it will be required to make a payment to plaintiffs to be remote.

16.    Fair Value Measurements

The Company follows ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the most advantageous market for the asset or liability in an orderly transaction. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 —	Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;
Level 2 —

Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 —

Inputs to the valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates and assumptions relating to the pricing of the asset or liability, including assumptions regarding risk. This includes certain cash flow pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

16.    Fair Value Measurements (cont.)

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The Company may measure eligible assets and liabilities at fair value, with changes in value recognized in profit and loss. Fair value treatment may be elected either upon initial recognition of an eligible asset or liability or, for an existing asset or liability, if an event triggers a new basis of accounting.

The following table presents for each of the fair value hierarchies, the assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021:

	2022
	Fair Value	Level 1	Level 2	Level 3
Warrant liability	$10,062,500	$10,062,500	$—	$—
	2021
	Fair Value	Level 1	Level 2	Level 3
Option liability	$16,789,203	$—	$—	$16,789,203

17.    Financial Instrument Risks

The Company is exposed to the following risks that arise from its use of financial instruments:

Market Risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates and commodity and equity prices.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company has no variable interest-bearing debt and therefore, exposure to interest rate risk is minimal at this time.

Foreign Currency Risk

For the Company’s foreign currency transactions, the fluctuations in the respective exchange rates relative to the Canadian dollar will create volatility in the Company’s cash flows on a period-to-period basis. Additional earnings variability arises from the translation of monetary assets and liabilities denominated in foreign currencies at the rates of exchange at each consolidated balance sheet date, the impact of which is reported as a foreign exchange gain or loss in the determination of comprehensive loss for the period.

Liquidity Risk

Liquidity risk is the risk that the Company encounters difficulty in meeting its obligations associated with financial liabilities. Liquidity risk includes the risk that, as a result of operational liquidity requirements, the Company will not have sufficient funds to settle a transaction on the due date; will be forced to sell financial assets at a value which is less than what they are worth; or may be unable to settle or recover a financial asset. Liquidity risk arises primarily from the Company’s accounts payable and accrued liabilities.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

17.    Financial Instrument Risks (cont.)

The Company focuses on maintaining adequate liquidity to meet its operating working capital requirements and capital expenditures. The majority of the Company’s financial liabilities are due within one year.

Credit and Concentration Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company is exposed to credit risk resulting from the possibility that a customer or counterparty to a financial instrument defaults on their financial obligations or if there is a concentration of transactions carried out with the same counterparty. Financial instruments that potentially subject the Company to concentrations of credit risk include cash, cash equivalents, marketable securities and accounts receivable.

The Company’s cash, cash equivalents, and marketable securities are held in reputable banks in its country of domicile and management believes the risk of loss to be remote.

The Company is exposed to credit risk in the event of default by its customers. Accounts receivable are recorded at the invoiced amount, do not bear interest, and do not require collateral. For the year ended December 31, 2022, one customer accounted for $17,686,000 or 45% of revenue (2021 — $6,545,000 or 69%). As of December 31, 2022, one customer accounted for 66% of accounts receivable (2021 — 35%), which has been collected in the month of January 2023.

18.    Related Party Transactions

The Company’s related parties include directors, shareholders and key management.

Compensation to related parties totaled $7,060,916 for the year ended December 31, 2022 (2021 — $1,827,794), of which the Company paid share-based compensation to key management amounting to $1,569,754 (2021 — $250,717).

On May 25, 2021, the Company purchased the rights to the domain license for $500,448 from a related party. The purchase price of the domain license was determined based on a contractually agreed price.

The Company incurred related party expenses for personnel services of $1,692,960 during the year ended December 31, 2022 (2021 — $1,079,227). As of December 31, 2022, accounts payable for personnel service was $174,351 (2021 — $115,485).

Additionally, the Company owns $390,000 (2021 — $390,000) from related parties carrying an interest rate of 0.19% per annum, for a Company’s subsidiary’s domain name.

There were no other related party transactions during these periods.

19.    Segment Information

Disclosure requirements about segments of an enterprise establish standards for reporting information regarding operating segments in annual financial statements. These requirements include presenting selected information for each segment. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding how to allocate resources and assess performance. The Company’s chief decision-maker is its chief executive officer. The Company and its chief decision-maker view the Company’s operations and manage its business as one operating segment.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2022 and 2021

19.    Segment Information (cont.)

The following presents the revenue by geographic region:

	2022	2021
United States	$37,412,270	$9,188,396
Canada	502,221	130,009
Other	1,469,793	147,958
	$39,384,284	$9,466,363

The Company tracks assets by physical location. Long-lived assets consists of capital assets, net, and are shown below:

	2022	2021
United States	$8,401,351	$927,322
Canada	442,881	359,527
	$8,844,232	$1,286,849

20.    Subsequent Events

On February 17, 2023, the Company filed a petition in the Delaware Court of Chancery (the “Court of Chancery”) under 8 Del. C. §205, or Section 205 of the Delaware General Corporation Law (the “Petition”) to resolve potential uncertainty with respect to the Company’s authorized share capital that was introduced by a recent holding in Garfield v. Boxed, Inc., 2022 WL 17959766 (Del. Ch. Dec. 27, 2022). The Court of Chancery granted the Company’s petition on March 6, 2023, and entered an order that same day under 8 Del. C. §205 (1) declaring the Company’s current certificate of incorporation (the “Current Certificate of Incorporation”), including the filing and effectiveness thereof, as validated and effective retroactive to the date of its filing with the Office of the Secretary of State of the State of Delaware on September 15, 2022, and all amendments effected thereby and (2) ordering that the Company’s securities (and the issuance of the securities) described in the Petition and any other securities issued in reliance on the validity of the Current Certificate of Incorporation are validated and declared effective, each as of the original issuance dates. The Company has received a litigation demand concerning the subject matter of the Petition, which the Company now believes to be moot by virtue of the granting of the Petition.

In accordance with ASC 855, the Company’s management reviewed all material events through March 27, 2023, and there were no material subsequent events other than those disclosed above.